UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934, as amended

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

CHAMPPS ENTERTAINMENT, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CHAMPPS ENTERTAINMENT, INC.

10375 Park Meadows Drive

Suite 560

Littleton, Colorado 80124

(303) 804-1333

August 28, 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Champps Entertainment, Inc., a Delaware corporation (the “Company”), to be held at the Company’s executive offices, 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, on September 28, 2007, beginning at 10:00 a.m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (“merger agreement”), dated as of July 3, 2007, among the Company, F&H Acquisition Corp. (“F&H”) and Last Call Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of F&H.

The merger agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of F&H. If the merger is completed, you will be entitled to receive $5.60 in cash, without interest and less any applicable withholding taxes, for each share of our common stock, $0.01 par value per share (“Common Stock”), you own, unless you have properly exercised your appraisal rights.

Our board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the merger. A failure to vote will have the same effect as a vote against the adoption of the merger agreement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,
Michael O’Donnell
Chairman of the Board of Directors and Chief Executive Officer

The accompanying proxy statement is dated August 28, 2007 and is first being mailed to stockholders on or about August 30, 2007.

CHAMPPS ENTERTAINMENT, INC.

10375 Park Meadows Drive

Suite 560

Littleton, Colorado 80124

(303) 804-1333

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD

ON SEPTEMBER 28, 2007

TO THE STOCKHOLDERS:

A special meeting of the stockholders of Champps Entertainment, Inc., a Delaware corporation (“Champps” or the “Company”), will be held at the Company’s executive offices, 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, on September 28, 2007, beginning at 10:00 a.m., local time, in order to:

1.	Consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 3, 2007, among the Company, F&H Acquisition Corp. and Last Call Acquisition Corp. (the “merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement; and

2.	Approve the adjournment or postponement of the special meeting, if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Pursuant to our by-laws, no other business may be transacted at the special meeting. Only holders of record of shares of our Common Stock at the close of business on August 27, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders of the Company as of the record date will be available for inspection by stockholders of record during business hours at the Company’s executive offices, 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, for ten days prior to the date of the special meeting and will also be available at the special meeting. All stockholders are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of stock that you own. The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock that are entitled to vote at the special meeting.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the accompanying proxy statement. Your failure to vote will have the same effect as a vote against the approval of the proposal to adopt the merger agreement.

Stockholders of the Company who do not vote in favor of the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page 62 of the accompanying proxy statement and Annex C to the accompanying proxy statement.

By Order of Our Board of Directors,
Michael O’Donnell
Chairman of the Board of Directors and Chief Executive Officer

August 28, 2007

i

ANNEX A	Agreement and Plan of Merger among F&H Acquisition Corp., Last Call Acquisition Corp. and Champps Entertainment, Inc., dated as of July 3, 2007
ANNEX B	Opinion of the Company’s Financial Advisor
ANNEX C	Section 262 of Delaware General Corporation Law
ANNEX D	Reconciliation of Non-GAAP Financial Measures

ii

SUMMARY

The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to read carefully this entire proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context otherwise requires, all references in this document to “Champps,” the “Company,” “we,” “our,” and “us” refer to Champps Entertainment, Inc. and its subsidiaries; all references to “F&H” and “Parent” refer to F&H Acquisition Corp.; all references to “Merger Sub” refer to Last Call Acquisition Corp., a wholly owned subsidiary of F&H; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 3, 2007, among the Company, F&H and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; and all references to the “merger” refer to the merger contemplated by the merger agreement. All other capitalized terms used but not defined in this summary have the meanings ascribed to such terms in the merger agreement.

The Parties to the Merger Agreement (page 14)

Champps Entertainment, Inc. Champps Entertainment Inc., together with its wholly owned subsidiaries, offers an energetic, upscale casual dining experience with an extensive menu of freshly prepared items, set in a comfortable atmosphere that promotes social interaction among its guests. Champps is an upscale alternative to the typical sports-themed restaurant and bar. Champps owns and operates 49 restaurants and has 12 additional restaurants operating under franchise or license agreements in 21 states under the names Champps Americana, Champps Restaurant and Champps Restaurant and Bar.

F&H Acquisition Corp. F&H Acquisition Corp. is the parent company of Fox & Hound Restaurant Group, a pub-themed concept with 88 units in operation. F&H is owned by Newcastle Partners, L.P., Steel Partners II, L.P. and the senior management of F&H.

Last Call Acquisition Corp. Last Call Acquisition Corp., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of F&H, organized solely for the purpose of entering into the merger agreement with the Company and completing the merger. Merger Sub has not conducted any business operations except for activities incidental to its formation.

Certain Effects of the Merger (page 38)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. We will become a wholly owned subsidiary of F&H. You will have no equity interest in the Company or F&H after the effective time of the merger. At the effective time of the merger, each share of our common stock, par value $0.01 per share (the “Common Stock”), including certain restricted shares, but excluding treasury shares and any shares as to which the holder has properly demanded appraisal of his or her shares under Delaware law, will be cancelled and converted into the right to receive $5.60 in cash, without interest and less any applicable withholding taxes.

The Special Meeting (pages 15-17)

The special meeting will be held at the Company’s executive offices, 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124 on September 28, 2007, beginning at 10:00 a.m., local time.

Record Date and Quorum (page 15)

Stockholders of record at the close of business on August 27, 2007 are entitled to notice of, and to vote at, the special meeting. Holders of the Common Stock have one vote per share on all matters on which they are entitled to vote. On August 27, 2007, our outstanding voting securities consisted of 13,795,028 shares of Common Stock. The presence at the special meeting, in person or by proxy, of the holders of a majority of our outstanding shares of Common Stock will constitute a quorum for the purpose of considering the proposal to adopt the merger agreement.

Required Vote (page 15)

In order for us to complete the merger, the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting must vote “FOR” the adoption of the merger agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of the shares of Common Stock, present, in person or by proxy, at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, broker non-votes and abstentions. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Broker non-votes and abstentions will be counted, however, as present for the purpose of determining whether a quorum is present. Broker non-votes and abstentions will also have the same effect as a vote “AGAINST” the proposal to adjourn or postpone the special meeting, if necessary for the purpose of soliciting additional proxies.

Certain affiliates of Atticus Capital LP (collectively, “Atticus”) have entered into a voting agreement with F&H pursuant to which they have agreed to vote all shares of Common Stock owned by them in favor of the merger. As of August 27, 2007, the record date for the special meeting, Atticus beneficially owned 4,102,052 shares of Common Stock, representing approximately 30.7% of the Company’s outstanding Common Stock.

Stock Ownership of Directors and Executive Officers (page 16)

As of August 27, 2007, the record date for the special meeting, our directors and executive officers held, in the aggregate, 707,549 shares of our Common Stock (excluding shares issuable upon exercise of options), representing approximately 5.1% of our outstanding Common Stock, which they are entitled to vote at the special meeting. To our knowledge, each of our directors and executive officers intends to vote all of his or her Common Stock “FOR” the approval of the proposal to adopt the merger agreement.

Recommendation of the Company’s Board of Directors (page 30)

After careful consideration, our board of directors unanimously (i) approved the merger agreement, (ii) determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that our stockholders vote “FOR” adoption of the merger agreement and (iv) recommended that our stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary to solicit additional proxies in the event that there are not sufficient votes in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Opinion of the Company’s Financial Advisor (pages 30-37 and Annex B)

North Point Advisors LLC (“North Point”), the Company’s financial advisor, has delivered its opinion to our board that, as of July 3, 2007, and based upon and subject to the qualifications and assumptions set forth therein, the cash consideration of $5.60 per share to be received by the holders of Common Stock pursuant to the merger agreement is fair from a financial point of view to such holders. The full text of the North Point opinion is attached to this proxy statement as Annex B. We encourage stockholders to read North Point’s opinion carefully and in its entirety. North Point’s opinion was provided to our board of directors in connection with its consideration of the fairness of the merger price and does not address any other aspect of the proposed merger and does not constitute a recommendation as to how you should vote on the merger agreement.

Reasons for the Merger (pages 25-29)

The merger will enable our stockholders to:

•

immediately realize the value of their investment in the Company through their receipt of the per share merger consideration of $5.60 in cash, representing a premium of approximately 20.95% to the $4.63 closing price of our Common Stock on the NASDAQ Global Market (“NASDAQ”) on July 3, 2007, the last trading day before the announcement of the merger; and

•	eliminate the risks and uncertainties associated with our future performance.

For these reasons, and the other reasons discussed under “The Merger—Reasons for the Merger” beginning on page 25, the board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders and recommends that stockholders vote “FOR” adoption of the merger agreement.

Treatment of Common Stock and Stock Awards (page 46)

Pursuant to the merger agreement and in accordance with resolutions adopted by the board of directors, at the effective time of the merger, each then issued and outstanding option to purchase our Common Stock, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the product of the excess, if any, of $5.60 per share over the exercise price of such option, and the number of shares subject to such option, without interest and less any applicable withholding taxes. No payments will be made in respect of options having an exercise price per share that is greater than or equal to $5.60.

Pursuant to the merger agreement and the terms of our equity incentive plans, our board of directors has taken all necessary action so that, immediately prior to the effective time of the merger, each share of Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger (other than restricted stock awards which in accordance with their terms were to vest only upon achievement of specified performance-based goals that have not been achieved prior to the effective time of the merger, which will be cancelled) will become fully vested and in the merger will be treated as any other outstanding share of Common Stock and will be cancelled and converted into the right to receive $5.60 in cash, without interest and less any applicable withholding taxes. No payments will be made in respect of restricted stock awards subject to vesting only upon achievement of specified performance-based goals that have not been achieved prior to the effective time of the merger.

Convertible Notes, Warrants (pages 47-48)

Our outstanding 5.50% convertible notes due 2007 will be redeemed in accordance with their terms at the effective time of the merger. Each warrant to purchase shares of Common Stock currently outstanding will remain outstanding until its current expiration date of December 15, 2007, except that holders will receive a new warrant certificate evidencing that the warrant has become exercisable for the $5.60 per share merger consideration instead of shares of Common Stock. If any warrant is exercised after the effective time of the merger, in accordance with the terms of the warrant, the holder will be entitled to receive $5.60 per share in cash upon payment of the $11.10 per share exercise price.

Restrictions on Solicitations (pages 52-53)

In the merger agreement, we have agreed that we will not:

•	solicit any proposal that could reasonably be expected to lead to a competing proposal;

•	enter into any negotiations or furnish any non-public information to another person who has expressed an interest in making a competing proposal; or

•	waive any standstill agreement applicable to any person who has expressed an interest in making a competing proposal.

Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited proposal or a proposal that was solicited prior to the date of the merger agreement (and not resolicited), which our board of directors determines in good faith after consultation with its outside legal counsel and financial advisors, is or could reasonably be expected to result in a superior proposal, and the failure to act would be reasonably likely to be inconsistent with the board’s fiduciary duties, we may waive any standstill agreement applicable to such person, disclose non-public information to such person (subject to a customary confidentiality and standstill agreement), engage in negotiations or enter into a letter of intent or definitive agreement with respect to the proposal (subject to the payment of a termination fee and certain other requirements).

Conditions to the Merger (page 55)

Conditions to Obligations of Each Party. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of our Common Stock;

•	the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act; and

•	the absence of any order or injunction preventing the merger issued by any governmental authority of competent jurisdiction.

Conditions to Obligations of F&H and Merger Sub. The obligations of F&H and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties (without regard to materiality or Material Adverse Effect qualifiers) being true and correct when made and as of the effective time of the merger, except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a “Material Adverse Effect,” as defined in the merger agreement;

•	we must have performed, in all material respects, all of our obligations under the merger agreement;

•	we must have obtained all material consents from third parties that are specified on a schedule to the merger agreement;

•	there must have been no Material Adverse Effect since the date of the merger agreement; and

•	subject to the receipt of sufficient funds from F&H, if necessary, we must have redeemed all of our outstanding convertible notes.

Conditions to Obligations of Champps. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of F&H and Merger Sub in the merger agreement being true and correct when made and as of the effective time of the merger, except where the failure to be so true and correct, individually or in the aggregate would not prevent F&H and Merger Sub from completing the merger; and

•	F&H and Merger Sub must have performed, in all material respects, all their obligations under the merger agreement.

Termination of the Merger Agreement (pages 55-56)

The Company and F&H may agree to terminate the merger agreement at any time. The merger agreement may also be terminated at any time in certain other circumstances, including:

•	by either the Company or F&H if:

•	there is a non-appealable order of a governmental authority enjoining or otherwise prohibiting the merger;

•

the merger has not been completed by November 15, 2007, except that a party may not assert this termination right if the failure to complete the merger was due to that party’s material breach of the merger agreement; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by the Company if:

•

F&H and Merger Sub breach any of their representations, warranties, covenants or agreements that would cause any condition to completion of the merger not to be satisfied and which cannot be cured by November 15, 2007; or

•

our board of directors, having complied with the applicable restrictions set forth in the merger agreement and the other applicable terms and provisions of the merger agreement, determines to enter into a letter of intent, agreement in principle or definitive agreement with respect to a superior proposal.

•	by F&H if:

•

we breach any of our representations, warranties, covenants or agreements that would cause any condition to completion of the merger not to be satisfied and which cannot be cured by November 15, 2007; or

•

our board of directors withdraws, qualifies or modifies (in a manner adverse to F&H) its recommendation of the merger, approves or recommends a competing proposal, determines that a competing proposal is a superior proposal, fails to recommend against a publicly announced competing proposal or resolves or announces an intention to do any of the above.

Termination Fees and Expenses (page 56)

We have agreed to pay a termination fee of $2,250,000 plus reasonable and documented out-of-pocket expenses of up to a maximum of $750,000 to F&H if:

•	we terminate the merger agreement to enter into a letter of intent, agreement in principle or definitive agreement relating to a superior proposal; or

•

F&H terminates the merger agreement because our board of directors withdraws, qualifies or modifies (in a manner adverse to F&H) its recommendation of the merger, approves or recommends a competing proposal or determines that a competing proposal is a superior proposal, fails to recommend against a publicly announced competing proposal, or resolves or announces an intention to do any of the above, or we materially breach the non-solicitation covenants of the merger agreement.

We are also required to pay to F&H its reasonable and documented transaction expenses of up to $750,000 if (i) the merger agreement is terminated by either party because the merger is not consummated by November 15, 2007, (ii) the merger agreement is terminated by either party because our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof, or (iii) the merger agreement is terminated by F&H because we materially breach our representations and warranties or covenants under the merger agreement, and in any such case a competing proposal was publicly disclosed and not withdrawn prior to the special meeting. In addition, if within 12 months after any such termination, we enter into a letter of intent or definitive agreement and thereafter consummate any competing proposal, then we must also pay F&H a termination fee of $2,250,000.

Government and Regulatory Approvals (pages 43-44)

Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until the required notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. We and F&H filed our respective notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on July 17, 2007 and received notice of early termination of the waiting period on July 26, 2007. Notwithstanding the early termination of the waiting period, at any time before or after the completion of the merger, the DOJ, the FTC, or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also bring legal actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, nor can there be any assurance, if a challenge is made, of the outcome of such challenge.

Although not a condition to completion of the merger, the Company and F&H may be required to obtain certain consents, approvals or authorizations from the state, city and/or local liquor licensing boards or agencies in certain states in which we hold liquor licenses for the operation of our businesses. The Company and F&H also may be required to obtain related consents, approvals or authorizations from the state, city and/or local health, safety, fire or other municipal boards or agencies in such states. Certain of these approvals are required to be obtained prior to a change in control being effected. In addition, the surviving corporation will be required to make filings, send notices or give undertakings to certain additional liquor licensing agencies and/or other local agencies following completion of the merger. Together with F&H, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. The parties intend to seek the required approvals, although there can be no assurance that all such required approvals will be obtained in a timely manner or at all. The parties’ obligations under the merger agreement are not conditioned on our having obtained any of these governmental and regulatory consents or approvals.

Interests of Certain Persons in the Merger (page 38)

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests generally. These interests include:

•	accelerated vesting of stock options and certain shares of restricted stock; and

•	potential payments of severance benefits under individual employment agreements.

•

Stephen F. Edwards, a director of the Company, is a managing director of Atticus Capital LP, affiliates of which are the Company’s largest stockholder. See “Beneficial Ownership of Company Common Stock” beginning on page 64.

These interests may present certain of our officers and directors with actual or potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (pages 42-43)

The merger will be a taxable transaction to you if you are a “U.S. holder.” Your receipt of cash in exchange for your Common Stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your Common Stock. Holders of Common Stock who are not U.S. holders may have different tax consequences than those described with respect to U.S. holders and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. You should also consult your tax advisor on the particular tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Procedure for Receiving Merger Consideration (pages 46-47)

As soon as practicable after the effective time of the merger, a paying agent designated by F&H, and reasonably acceptable to us, will mail a letter of transmittal and instructions to all of our stockholders of record. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates in exchange for the merger consideration, without interest and less any applicable withholding taxes. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Market Prices of the Company Common Stock (page 61)

Our Common Stock is listed on NASDAQ under the trading symbol “CMPP.” On January 10, 2007, which was the last trading day before the Company announced that a special committee of the board of directors had determined to pursue a sale of the Company and that the Company had entered into a letter of intent with respect to a possible transaction, the closing sale price of our Common Stock on NASDAQ was $6.80. On July 3, 2007, which was the last trading day before we announced the execution of the merger agreement, the closing sale price of our Common Stock on NASDAQ was $4.63 per share. On August 27, 2007, which was the last trading day before the printing of this proxy statement, the closing sale price of our Common Stock on NASDAQ was $5.34 per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

Dissenters’ Rights of Appraisal (pages 62-64 and Annex C)

Under Delaware law, if you do not vote in favor of the proposal to adopt the merger agreement and follow the procedures specified under Delaware law, you are entitled to appraisal rights in connection with the merger. Subject to satisfying all applicable procedural and other requirements, you will have the right to have the fair value of your shares of our Common Stock determined by the Court of Chancery of the State of Delaware and paid to you in cash. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•

send a timely written demand to us at the address set forth on page 62 of this proxy statement for appraisal in compliance with Delaware law, which demand must be delivered to us before the stockholder vote to adopt the merger agreement set forth in this proxy statement;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your Common Stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger agreement will not perfect your rights to an appraisal, which requires that you comply with all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail beginning on page 62. The relevant section of Delaware law, Section 262 of the General Corporation Law of the State of Delaware, regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

If you vote for the adoption of the merger agreement, you will waive your rights to seek appraisal of your shares of Common Stock under Delaware law. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the General Corporation Law of the State of Delaware.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find Additional Information” beginning on page 69.

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of the Company by F&H pursuant to the merger agreement. If the merger agreement is adopted by our stockholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub, a wholly owned subsidiary of F&H, will merge with and into the Company, with the Company continuing as the surviving corporation in the merger. As a result of the merger, the Company will become a wholly owned subsidiary of F&H.

Q: What will I receive in the merger?

A: If the merger is completed, you will receive $5.60 in cash, without interest and less any applicable withholding taxes, for each share of our Common Stock that you own. For example, if you own 100 shares of our Common Stock, you will receive $560 in cash in exchange for your shares of Common Stock, less any required withholding taxes. You will not be entitled to receive shares in the surviving corporation and you will no longer hold any stock in the Company.

Q: When and where is the special meeting?

A: The special meeting of the Company’s stockholders will be held at the Company’s executive offices, 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124 on September 28, 2007, beginning at 10:00 a.m., local time.

Q: What matters will I have the opportunity to vote on at the special meeting?

A: You will have the opportunity to vote:

•	“FOR” or “AGAINST” the adoption of the merger agreement; and

•

“FOR” or “AGAINST” the adjournment or postponement of the meeting, if it is necessary to solicit additional proxies because there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q: How does the Company’s board of directors recommend that I vote on the proposals?

A: Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

You should read “The Merger—Reasons for the Merger” beginning on page 25 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q: What effects will the proposed merger have on the Company?

A: As a result of the proposed merger, the Company will cease to be a publicly traded company and will be wholly owned by F&H. You will no longer have any interest in our future earnings or growth. Following completion of the merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Q: What happens if the merger is not completed?

A: If the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay F&H a termination fee of $2,250,000, plus reimbursement of reasonable and documented out-of-pocket expenses of up to $750,000, or a total of up to $3,000,000, as described under the caption “The Merger Agreement—Termination Fees and Expenses” beginning on page 56.

Q: What vote of stockholders is required to adopt the merger agreement?

A: For us to complete the merger, stockholders holding a majority of the outstanding shares of our Common Stock that are entitled to vote at the special meeting, must vote “FOR” the adoption of the merger agreement.

Q: What vote of stockholders is required to adjourn or postpone the special meeting, if necessary to solicit additional proxies at the special meeting?

A: The proposal to adjourn or postpone the special meeting, if necessary to solicit additional proxies, requires the approval of the holders of a majority of the shares of Common Stock that are present, in person or by proxy, at the special meeting and entitled to vote.

Q: Who is entitled to vote?

A: Holders of our Common Stock as of the close of business on August 27, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 13,795,028 shares of Common Stock, held by approximately 1,730 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q: What does it mean if I get more than one proxy card?

A: If you have shares of our Common Stock that are registered differently or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q: How do I vote without attending the special meeting?

A: If you are a registered stockholder (that is, if you hold shares of our Common Stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Q: How do I vote in person at the special meeting?

A: If you are a registered stockholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a “legal” proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your bank, broker or nominee.

Q: Can I change my vote?

A: You may revoke or change a proxy submitted to the Company at any time before it is voted. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•

submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Mountain Time) on September 27, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

Q: If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A: Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q: Will I have appraisal rights as a result of the merger?

A: Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex C to this proxy statement and a summary of this provision can be found under “Dissenters’ Rights of Appraisal” beginning on page 62 of this proxy statement. You will only be entitled to appraisal rights if you do not vote in favor of the merger and comply fully with certain other requirements of Delaware law.

Q: Will a proxy solicitor be used?

A: Yes. The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay them a fee of approximately $6,500, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q: Should I send in my stock certificates now?

A: No. Assuming the merger is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the cash you are entitled to as a result of the merger. You should use the letter of transmittal to submit your Company stock certificates. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: Who can help answer my other questions?

A: If you would like additional copies of this proxy statement or if you have any questions about the merger, including procedures for voting your shares, please contact D.F. King & Co., Inc., the Company’s proxy solicitor, at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(800) 207-3158 (toll free)

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of the federal securities laws that relate to future events. All statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical facts, including any statements about the markets, potential markets, market growth, and the proposed merger transaction with F&H, are hereby identified as “forward-looking statements.” There are forward-looking statements throughout this proxy statement, including, among other things, under the headings “Summary,” “The Merger,” “The Merger—Opinion of the Company’s Financial Advisor,” “Projected Financial Information,” “Annex D - Reconciliation of Non-GAAP Financial Measures” and in statements containing the words “may,” “should,” “would,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue,” “contemplate” and similar expressions. In the proxy statement, the Company has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including:

•	our ability to successfully develop and implement strategies to increase revenues and profitability;

•	our ability to achieve our key strategic initiatives, including menu changes, bar reinvigoration and real estate site selection strategy;

•	the highly competitive nature of the casual dining restaurant industry;

•	our ability to open and operate additional restaurants profitably;

•	our ability to control restaurant operating costs, including commodity prices, energy and insurance costs;

•	potential fluctuation in our quarterly operating results due to seasonality and other factors including the levels of pre-opening expenses for new restaurants;

•	the continued service of key management personnel;

•	consumer perceptions of food safety;

•	changes in consumer tastes and trends and general business and economic conditions;

•	our ability to attract, motivate and retain qualified employees;

•	labor shortages or increased labor charges;

•	our ability to protect our name, trademarks, logo and other proprietary information;

•	the impact of litigation and assessments;

•	the impact of federal, state or local government regulations relating to our associates, such as increases in minimum wage, or the sale of food and alcoholic beverages;

•	our ability to fully utilize income tax operating loss and credit carryforwards;

•	our inability to cancel or renegotiate unfavorable leases;

•	our ability to maintain effective internal controls;

•	the ability of our restaurants to cover their asset values and avoid asset impairment charges;

•	our ability to complete the merger, including our ability to satisfy the conditions set forth in the merger agreement or the possibility of any termination of the merger agreement; and

•	our ability to preserve intact our business organization and our relationships with employees, customers and suppliers pending the completion of the merger.

The foregoing sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at http://www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We have no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

THE PARTIES TO THE MERGER AGREEMENT

Champps Entertainment, Inc.

Champps is a Delaware corporation, which together with its wholly owned subsidiaries, offers an energetic, upscale casual dining experience with an extensive menu of freshly prepared items, set in a comfortable atmosphere that promotes social interaction among its guests. Champps is an upscale alternative to the typical sports-themed restaurant and bar. Champps owns and operates 49 restaurants and has 12 additional restaurants operating under franchise or license agreements in 21 states under the names Champps Americana, Champps Restaurant and Champps Restaurant and Bar. Our principal executive offices are located at 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, and our telephone number is (303) 804-1333.

For more information about Champps, please visit our website at www.champps.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find Additional Information” beginning on page 69. Our Common Stock is publicly traded on NASDAQ under the symbol “CMPP.”

F&H Acquisition Corp.

F&H is a Delaware corporation and is the parent company of Fox & Hound Restaurant Group, a pub-themed concept with 88 units in operation. F&H is owned by Newcastle Partners, L.P., Steel Partners II, L.P. and the senior management of F&H. F&H’s principal executive offices are located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, and its phone number is (214) 661-7474.

Last Call Acquisition Corp.

Last Call Acquisition Corp., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of F&H, organized solely for the purpose of entering into the merger agreement with the Company and completing the merger. Merger Sub was incorporated on June 22, 2007, and has not conducted any business operations except for activities incidental to its formation. Merger Sub’s principal executive offices are located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, and its phone number is (214) 661-7474. Upon completion of the proposed merger, Merger Sub will cease to exist and Champps will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at the Company’s executive offices, 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124 on September 28, 2007, beginning at 10:00 a.m., local time, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and a proposal to approve the adjournment or postponement of the meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Our stockholders must adopt the merger agreement in order for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. Pursuant to our by-laws, the business transacted at the special meeting is limited to the purposes stated in the notice of special meeting.

Record Date and Quorum

Stockholders of record at the close of business on August 27, 2007 are entitled to notice of, and to vote at, the special meeting. On August 27, 2007, our outstanding voting securities consisted of 13,795,028 shares of Common Stock.

The holders of our Common Stock are entitled to one vote per share on all matters on which they are entitled to vote.

A quorum of holders of our Common Stock must be present for the special meeting to be held. Holders of a majority of all shares of Common Stock issued, outstanding, and entitled to vote at the special meeting will constitute a quorum for the purpose of considering the proposals. Both broker non-votes and abstentions, as described below, are counted for the purpose of determining the presence of a quorum.

Required Vote

In order for us to complete the merger, the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting must vote “FOR” the adoption of the merger agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of the shares of Common Stock, present, in person or by proxy, at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

In order for your Common Stock to be included in the vote, if you are a registered stockholder (that is, if you hold your Common Stock in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, broker non-votes and abstentions. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Broker non-votes and abstentions will be counted, however, as present for the purpose of determining whether a quorum is present. Broker non-votes and abstentions will also have the same effect as a vote “AGAINST” the proposal to adjourn or postpone the special meeting, if necessary for the purpose of soliciting additional proxies.

Stock Ownership of Directors and Executive Officers

As of August 27, 2007, the record date for the special meeting, our directors and executive officers held and were entitled to vote, in the aggregate, 707,549 shares of Common Stock (excluding shares issuable upon exercise of options), representing approximately 5.1% of our outstanding Common Stock, which they are entitled to vote at the special meeting. To our knowledge, each of our directors and executive officers intends to vote all of his or her shares “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

Proxies; Revocation

If you are a registered stockholder and you vote your shares of Common Stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the enclosed proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the meeting, if necessary to solicit additional proxies.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, or any adjournment or postponement of the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary at 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124;

•	submitting a duly executed proxy bearing a later date;

•

submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Mountain Time) on September 27, or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy, you must vote in person at the meeting).

If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

Please do NOT send in your share certificates with your proxy card. If the merger is completed, stockholders will be mailed a letter of transmittal with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting. If a quorum exists, then the holders of a majority of the shares of our Common Stock that are present, either in person or by proxy, at the special meeting and entitled to vote may adjourn the special meeting. Alternatively, if no quorum exists, then the chairman or a majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies received by the Company will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the proposal for the adjournment or postponement of the special meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them prior to their use at the special meeting, as reconvened following such adjournment or postponement, in the manner described above.

Questions and Additional Information

If you would like additional copies of this proxy statement or if you have any questions about the merger, including the procedures for voting your shares, please contact D.F. King & Co., Inc., the Company’s proxy solicitor, at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(800) 207-3158 (toll free)

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile, e-mail, in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. We have also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the meeting and we estimate that we will pay them a fee of approximately $6,500, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

As part of its ongoing management of the business and affairs of the Company, our board of directors periodically evaluates the Company’s prospects as a stand-alone enterprise and considers available strategic alternatives. In early 2006, the board of directors began to consider the effects that evolving trends in the casual dining sector might have on the Company’s prospects going forward, particularly in light of the Company’s recent performance relative to its peer group. In connection with its overall evaluation of the Company’s strategic plan, the board of directors invited representatives of Banc of America Securities, LLC and North Point Advisors LLC to make presentations at the board of directors’ regularly scheduled February 8, 2006 meeting with respect to (i) the then current market perceptions of the Company, (ii) the merger and acquisition landscape within the casual dining sector, (iii) management’s financial projections and related financial matters, and (iv) potential strategic options available to the Company.

In March of 2006, our board of directors selected North Point Advisors LLC, a financial advisory firm known for its experience and expertise in the casual dining industry, to provide financial advice and assistance to the Company in connection with its consideration of strategic alternatives, including identifying potential purchasers for the Company. Based on preliminary discussions with North Point, we began preparation for the commencement of a formal sale process and, with North Point’s assistance, began preparation of an offering memorandum to be used in conjunction with this sale process. Over the following months, representatives of North Point familiarized themselves with the Company’s business and prepared for a formal auction process. However, given the continued softness in the Company’s performance and the performance of the industry as a whole, our board of directors determined not to proceed with a sale of the Company at that time.

In light of the Company’s continuing difficulties in turning around slumping sales performance, the general weakness of the casual restaurant segment as a whole, and continuing merger and acquisition activity in the industry, the board of directors revisited the Company’s strategic alternatives in the fall of last year. At a meeting of the board of directors on October 4, 2006, representatives of North Point presented the board of directors with various approaches the Company might employ to identify a purchaser for the Company. According to North Point, based on trends in the Company’s performance and the performance of the industry at that time, as well as recent mergers and acquisitions activity in the industry, the commencement of a public auction was not likely to be the most effective approach to maximizing value for the Company’s stockholders. Instead, North Point expressed the view that with a smaller enterprise such as the Company, a more successful strategy might be to have management approach potential private equity sources to ascertain their interest in sponsoring a leveraged buyout of the Company.

At the meeting, Michael P. O’Donnell, the Company’s Chairman and Chief Executive Officer, indicated that he would be interested in pursuing such a transaction with David Womack, the Company’s Chief Financial Officer, and Karl Okamoto, one of the Company’s outside directors, if an appropriate private equity sponsor could be identified. We collectively refer to this group as the “management group.” Given the actual or potential conflicts of interest associated with the involvement of Messrs. O’Donnell, Womack and Okamoto in a strategic transaction involving the Company, our board of directors created a special committee to act on behalf of the full board of directors to review, evaluate and negotiate the terms of any potential transaction, including a transaction proposed by the management group, to reject any potential transaction, to determine whether any potential transaction was advisable, fair to and in the best interests of the Company and its stockholders and to report to the full board of directors its recommendations with respect to any such proposal. The special committee was comprised of directors Stephen F. Edwards, as chairman, James Goodwin, Ian Hamilton and Charles Phillips.

The special committee held its first meeting on October 12, 2006, at which time it approved the engagement of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), a representative of which was in attendance, as special counsel to the special committee, and the retention of North Point, as financial advisor to the special committee. The special committee discussed a possible transaction with the management group and established guidelines and procedures under which the management group would be permitted to contact potential financial sponsors and explore a transaction involving the Company.

On December 6, 2006, our special committee held a meeting that was also attended by a representative of Skadden Arps to review the ongoing efforts of the management group to find a third party that would be willing to sponsor and provide debt or equity financing for a possible buyout of the Company. Specifically, the special committee discussed a December 4, 2006 proposal that had been received from Kinderhook Industries LLC, a New York-based private equity fund (“Kinderhook”), on behalf of itself and the management group. The proposal was structured as a purchase of assets, rather than as a stock purchase or merger, and provided for total cash consideration of $67.5 million (or approximately $5.15 per share), none of which would be payable to the Company’s stockholders. The proposal indicated that additional value could be realized if the Company reinvested the cash proceeds of the asset sale in another business and utilized the Company’s existing tax loss carry-forwards and other tax credits. The December 4th Kinderhook proposal was subject to a number of conditions and did not address significant issues, including the assumption of liabilities, the indemnities and exclusivity provisions required by Kinderhook, the amount of certain termination fees requested by Kinderhook and the circumstances under which such fees would be payable. The December 4th Kinderhook proposal also did not address who would manage the Company following the transaction and direct the Company’s efforts to reinvest the sale proceeds in a new business. The special committee decided to seek North Point’s evaluation of the proposal and discuss possible alternatives.

On December 11, 2006, at a meeting of the special committee at which representatives of Skadden Arps and North Point were present, the special committee revisited the proposal submitted by Kinderhook and the management group. The representatives of North Point presented their views of the proposal to the special committee. Specifically, North Point noted the speculative nature of calculating any tax benefits the Company would retain according to the proposed structure and the recent business trends and operational difficulties experienced by the Company. The presentation by North Point included an evaluation of the financial terms of the proposal on an implied multiple, comparable company, comparable transaction, and discounted cash flow basis, some of which analyses relied on projections prepared by the Company’s management. Based on the various analyses, North Point expressed the view that the Kinderhook / management group proposal was at the low end of the range the Company could expect and that the Company should explore actively marketing the Company. The special committee then determined that Mr. Edwards should contact Kinderhook and advise it to raise the cash purchase price associated with its proposal.

Following the meeting, Mr. Edwards contacted a principal of Kinderhook and indicated that the special committee was not prepared to support Kinderhook’s initial proposal and that if Kinderhook wished to acquire the Company, it would have to increase the price it was prepared to offer. On December 15, 2006, Kinderhook submitted a revised proposal indicating that it would be willing to pay cash consideration within a range of $70 – $75 million, depending on the outcome of its due diligence review, and that it would be willing to accept a termination fee in the range of $2.65 – $3.30 million.

At the request of the special committee, and in an effort to move the discussions with Kinderhook forward, representatives of Skadden Arps revised the Kinderhook letter to provide for a fixed cash purchase price to be agreed upon, the ability to “shop” the Company after accepting Kinderhook’s offer, a reduced termination fee, no indemnification, and other revised terms that the special committee deemed necessary in order to support a transaction with Kinderhook at the price level being discussed. At the direction of the special committee, Mr. Edwards forwarded the revised letter to Kinderhook on December 21, 2006.

Kinderhook responded on December 26, 2006 by sending a second revised proposal to the special committee. It provided for a fixed cash price of $75 million and a reduced termination fee of $2 million plus the amount of any fees paid to obtain financing commitments. The proposal continued to provide for an exclusivity period of up to about 60 days within which Kinderhook would conduct its due diligence and the parties would negotiate a definitive agreement. The proposal also provided that the Company would be free to affirmatively “shop” the Kinderhook bid once a definitive agreement had been entered into.

On December 27, 2006, the special committee and representatives of Skadden Arps and North Point met to discuss the revised December 26th Kinderhook proposal, as well as a preliminary proposal the special committee received on December 22, 2006 from a private investment firm with interests in the restaurant business, which we refer to as Bidder A. From time to time in the past, representatives of Bidder A had contacted Ian Hamilton, a member of our board of directors and special committee, to express interest in the Company as a natural extension of Bidder A’s platform. Mr. Hamilton had received Bidder A’s most recent call in the middle of December and suggested that Bidder A call Mr. Edwards to express its interest. Mr. Edwards subsequently received a call from a representative of Bidder A and informed him that if Bidder A was serious about pursuing a transaction, it should send a letter to him stating its interest and indicating, on a preliminary basis, the proposed terms of such a transaction. Following the conversation, Mr. Edwards received a letter from Bidder A.

Bidder A proposed to acquire 100% of the Company’s outstanding stock at a price of $6.25 per share (or an aggregate of approximately $81.75 million, based on the total number of outstanding shares) through a cash tender offer followed by a cash merger. The proposal was not subject to a financing condition, but was subject to other conditions, including due diligence and the negotiation of a mutually acceptable definitive agreement that would contain, among other things, agreed upon no-shop provisions, “fiduciary out” termination provisions and termination fees. Bidder A also requested a 60-day period of exclusivity within which to conduct its due diligence and negotiate a definitive agreement. Although the initial proposal submitted by Bidder A was nominally higher than the Kinderhook proposal, the proposal was subject to numerous conditions and was not supported by any prior due diligence investigation of the Company. In addition, based on North Point’s experience in other situations and anecdotal evidence regarding Bidder A’s past transaction history, the special committee was concerned that Bidder A might not be genuinely interested in pursuing a transaction with the Company at the proposed price and believed that Kinderhook remained a more credible prospective purchaser for the Company.

The special committee, in consultation with its outside legal counsel and financial advisors, determined to pursue a transaction with Kinderhook to obtain a “stalking horse” bid that would effectively place a floor on the Company’s value, particularly in light of the Company’s recent declining operating trends and the perceived difficulties and uncertainties involved in turning these trends around. Because Kinderhook was willing to allow the Company the opportunity to actively solicit higher bids after an agreement had been reached, subject only to the payment of a relatively modest termination fee, the special committee determined the Company should proceed to execute a definitive agreement with Kinderhook as promptly as possible. The special committee concluded, however, that Kinderhook should be given a shorter exclusivity period and a “multi-tiered” termination fee that would allow the Company to begin soliciting competing bids from third parties more quickly, with the size of the termination fee increasing up to the full amount requested by Kinderhook as it became more invested in a transaction and completed its due diligence, obtained financing commitments and executed a definitive agreement.

Over the following two weeks, representatives of the special committee and representatives of Kinderhook had several negotiations in an effort to agree upon a letter of intent. At the same time, on behalf of the special committee, Mr. Edwards indicated to Bidder A that the Company was in a late stage of discussions with another bidder, but that Bidder A would be free to participate in the formal process that would begin if the Company did sign a letter of intent with the other bidder. The special committee held a meeting on January 10, 2007 in which representatives of Skadden Arps participated. During the meeting, Mr. Edwards stated that North Point would be in a position to begin soliciting other potential purchasers by the following week. At the meeting the special committee approved a letter of intent with Kinderhook that contemplated the acquisition of the Company for $75 million in cash, but that did not provide for any period of exclusivity and that contemplated a two-tiered termination fee of either $1 million or $2 million depending on the circumstances in which the Company terminated the transaction with Kinderhook. The letter of intent also provided that the Company would be free to affirmatively solicit other proposals to acquire the Company.

Upon execution of the letter of intent with Kinderhook, the special committee directed North Point to aggressively solicit bids for the Company from other prospective purchasers. In the subsequent weeks, North Point contacted a total of 94 potential strategic and financial buyers (in addition to Kinderhook and Bidder A), 16 of which subsequently negotiated and signed confidentiality agreements, were furnished with a confidential information memorandum and were given access to the Company’s virtual data room. Of those prospective buyers, four (including Bidder A) submitted bid letters in response to North Point’s request for preliminary indications of interest. We refer to these parties as Bidders A, B, C, and D, respectively.

At a meeting of the special committee on February 27, 2007, in which representatives of Skadden Arps and North Point participated, North Point outlined the progress of Kinderhook and the four other interested bidders.

The special committee, with the assistance of representatives of North Point and Skadden Arps, reviewed the principal terms of each of the indications of interest that had been received, including their respective indicated ranges of values and their proposed transaction structures, financing arrangements, key conditions and projected timing. North Point also presented a brief profile of each of these parties, including their prior investments, North Point’s prior experience with each bidder and North Point’s views as to the likelihood of each bidder moving forward with a transaction.

The Kinderhook letter of intent was set to expire on February 28, 2007. Despite its efforts in performing due diligence and negotiating the letter of intent, following the signing of the letter of intent Kinderhook appeared to lose interest in pursuing a transaction with the Company. Kinderhook expended little effort in continuing its diligence review and did not engage in any negotiation of the definitive agreement. Upon consultation with its advisors, the special committee determined that it would allow the Kinderhook letter of intent to expire and that it was not obligated to pay any termination fee to Kinderhook. Kinderhook did not apprise the Company of the specific reasons for its failure to follow through with the transaction. The special committee also agreed that Bidders A, B, C, and D should be invited to participate in a “second round” of due diligence, including management meetings, store visits and continued data room access, with a view toward submitting final, binding proposals (including proposed revisions to a draft definitive purchase agreement) on a timeline to be specified by the special committee and its advisors.

On March 1, 2007, we announced that the letter of intent with Kinderhook had expired pursuant to its terms. In the press release, we stated that the special committee would continue to pursue a sale of the Company and that we had received indications of interest from a number of other potential purchasers, although we noted that there could be no assurance that any transaction would be agreed upon or consummated.

On March 16, 2007, a meeting of the special committee was held to discuss the bidders’ progress in which representatives from Skadden Arps and North Point participated. North Point indicated that Bidder B, one of the four potential bidders that expressed interest during the Kinderhook “go shop” period, had withdrawn from the process because it did not want to participate in a competitive process. North Point said that Bidder C continued to devote a substantial amount of time and resources to its due diligence efforts, but was not yet ready to provide the special committee with its proposed valuation of the Company. North Point also noted that Bidder C had expressed concerns about a number of issues (including declines in same store month-to-month sales, other general operating trends and certain contingent liabilities) and that it was likely that Bidder C’s ultimate proposed valuation of the Company would be less than Kinderhook’s. Finally, North Point indicated that Bidders A and D continued their diligence review and that, while they had not been moving forward as aggressively as Bidder C, they and their representatives had been accessing the Company’s virtual data room and reviewing documents.

Given the duration of the sale process, the special committee began to be concerned about the amount of resources being dedicated to the process and the resulting diversion of management attention from the

Company’s operating issues. Since both Kinderhook and Bidder B had dropped out of the process, Bidder C’s valuation appeared to be softening and Bidder C’s concerns were likely to be shared by Bidders A and D once they progressed further in their due diligence reviews, the special committee decided that while it would allow the process to run its course and make a determination on the basis of the final bids received, it was not likely to support a transaction with any of the remaining bidders.

On April 10, 2007, a strategic buyer that said it was not aware of the pending auction process, which we refer to as Bidder E, submitted an unsolicited indication of interest through the Company’s general counsel. The indication of interest reflected a broad range of prices, but without the benefit of having performed any due diligence, and requested a 45-day period within which to evaluate the Company. Upon execution of a confidentiality agreement, we provided Bidder E with access to the Company’s virtual data room and meetings with management, as well as additional time under the auction procedures within which to complete an evaluation of the Company given the late stage at which Bidder E made its interest known. At our request, Bidder E submitted a revised indication of interest on May 9, 2007 reflecting a proposed purchase price of $70 million, an amount below the low end of its initial range. Bidder E also submitted a form of merger agreement and requested exclusivity through June 30, 2007.

On May 10, 2007, the special committee had a meeting, in which representatives of Skadden Arps and North Point participated, to review and discuss the revised indication of interest received from Bidder E on May 9, 2007 and the status of the remaining bidders. Bidders A and D had withdrawn from the process and decided not to submit definitive proposals primarily because of their concerns about the continuing negative trends in the Company’s operating performance. North Point noted that Bidder A continued to be interested in the opportunity but at a substantially lower valuation than previously submitted (now in the range of $50 – $55 million). Bidder C remained interested in pursuing a transaction based on its previously submitted preliminary proposal, which likewise valued the Company at between $50 – $55 million, after deducting certain amounts from its nominal valuation of $70.5 million. Bidder E’s revised proposal noted that it was subject to possible adjustment depending on, among other things, debt and cash levels at the time of closing and was below Bidder E’s initial range, reflecting its view of continuing negative trends in the Company’s business. The proposal was also subject to continuing due diligence and the receipt of a bridge financing commitment from Bidder E’s lender, which commitment Bidder E said was expected within ten business days.

Given the waning interest of the other bidders and the inadequacy of Bidder E’s proposed price, the special committee provided Bidder E clear, written direction regarding the terms that the special committee would be willing to consider, including a $6.00 per share minimum price. In response, the special committee received a revised indication of interest from Bidder E on May 15, 2007 reflecting Bidder E’s willingness to pay a slightly increased price of between $70 million and $72.5 million (or between $5.23 and $5.40 per share), but still below its initial range and also below the $6.00 per share sought by the special committee. The revised indication of interest remained subject to 30 days of additional due diligence, the obtaining of committed bridge financing and also required expense reimbursement of up to $750,000 in the event that Bidder E was not the prevailing bidder in the auction. After evaluating the proposal, and given that Bidder E had failed to meet the criteria specified in the special committee’s term sheet, the special committee concluded that further discussions with Bidder E were not warranted at that time. Having no credible bidders willing to make a proposal for the Company within a range of acceptable values, and given the significant resources being devoted to the sale process and its attendant strain on the managerial resources needed to run the Company’s business, the special committee terminated the auction process on May 18, 2007 and the special committee was dissolved. A press release was issued that day.

On May 18, 2007, subsequent to the board of directors’ decision to terminate the auction process, the Company received a proposed letter of intent from F&H dated May 17, 2007 that had been delivered to North Point the previous day. F&H had been contacted by North Point in its initial solicitation and had executed a confidentiality agreement with the Company dated January 22, 2007, but had not previously submitted any preliminary indication of interest or otherwise participated in the sale process. The May 17th F&H letter of intent contemplated a merger transaction with an aggregate purchase price of $74.5 million, or approximately $5.55 per share based on the number of shares then outstanding. The letter of intent was conditioned on the completion of a detailed due diligence review and the satisfaction of other customary conditions. The letter of intent stated that F&H’s proposal was not subject to a financing condition and that F&H was prepared to move forward expeditiously. The letter of intent also provided for a period of exclusivity through June 10, 2007. Given the timing of the Company’s receipt of the F&H May 17th letter of intent relative to the termination of the auction process and the fact that F&H had not been actively involved in the auction process or engaged in any due diligence prior to that time, the Company did not engage in discussions with F&H regarding the May 17th letter of intent.

On May 31, 2007, the board of directors received an unsolicited revised indication of interest from F&H. F&H’s May 31st letter contemplated a purchase price of $5.60 per share and was subject to the satisfactory completion of a detailed due diligence review. Like the May 17th letter of intent, F&H’s May 31st letter also stated that F&H’s proposal was not subject to a financing condition and that F&H was prepared to move forward expeditiously. Unlike the May 17th letter, however, F&H’s May 31st letter did not require any period of exclusivity and provided for a shortened period of due diligence prior to execution of the definitive merger agreement. The May 31st letter also included a proposed markup of the draft merger agreement which the Company’s advisors believed did not present any material obstacles to completion of the definitive agreement.

Although the special committee had terminated the sale process, the board of directors discussed an appropriate response to F&H’s May 31st proposal. The board of directors noted that F&H’s price was lower than the price sought by the board of directors and concluded that F&H’s proposal was too conditional, particularly with respect to the amount of due diligence F&H was seeking and the period of time it was requesting to conduct its review of the Company. In an effort to obtain a higher price for the Company, the board of directors determined that F&H should be told that the Company was not interested in pursuing a transaction at F&H’s current price, but that it would be willing to consider a transaction at a higher price, and that, if necessary to facilitate such an increase, the board of directors would be willing to allow F&H to conduct a limited amount of due diligence over a short period of time.

After receiving the May 31st F&H proposal, and in the interest of exploring all viable strategic alternatives to maximize value for the Company’s stockholders, the board of directors decided to recontact Bidder E, tell it about this new expression of interest and invite it to perform limited additional due diligence concurrently with the other bidder and to submit a revised higher and more definitive proposal to acquire the Company by no later than June 18, 2007, the same deadline given to F&H. At that time, Bidder E was again given clear direction regarding the terms that the board of directors would be willing to consider. Bidder E chose not to conduct any additional due diligence or to firm up its proposal, but instead submitted a letter on June 5th, the very next day, without a reasonable timetable for the completion of its due diligence and otherwise on terms specifically contrary to those previously outlined by the special committee.

Following receipt of F&H’s May 31st proposal, F&H performed additional due diligence during which, among other things, representatives of F&H met with members of the Company’s management. Among the concerns expressed by F&H during this due diligence review, F&H noted the softening trends in the Company’s business and certain contingent liabilities to which the Company was subject. During this period, representatives of the Company also engaged in discussions with representatives of F&H regarding F&H’s willingness to increase its proposed purchase price and the terms of the proposed merger agreement, including the conditions to the merger, the amount of the termination fee payable to F&H and the terms of the “fiduciary out” termination provisions of the merger agreement.

On June 20, 2007, after largely completing its due diligence on the terms and schedule outlined by our board of directors, F&H submitted an updated letter to the Company, along with a revised markup of the draft merger agreement. The letter provided for cash merger consideration of $5.60 per share. In follow-up conversations with representatives of the Company, F&H explained that the continuing softening trends in the Company’s business, along with the probability and magnitude of certain contingent liabilities that were identified during F&H’s due diligence, prevented F&H from increasing its offer. F&H’s markup of the merger agreement did include certain changes favorable to the Company that had been requested by its representatives in recent discussions, including as to the conditions to completion of the merger and the “fiduciary out” termination provisions permitting the Company greater flexibility to engage in discussions with unsolicited bidders after signing the merger agreement. At this time, F&H also proposed a form of voting agreement to be executed by Atticus, the Company’s largest stockholder.

On June 25, 2007, the board of directors met to review and discuss the status of the proposals to acquire the Company made by F&H and Bidder E. Representatives of Skadden Arps and North Point participated in the meeting. Bidder E’s June 5th proposal contemplated a per share consideration of approximately $5.81, representing total consideration estimated by Bidder E to be worth $78 million, payable $68 million in cash and $10 million in Bidder E common stock, although Bidder E had indicated that it had some flexibility regarding the mix of cash and stock. The proposal was expressly conditioned on Bidder E having 30 days within which to complete its due diligence investigation, and the Company agreeing to reimburse Bidder E for its expenses in an amount up to $750,000 in the event the Company were to accept a proposal from another party before entering into a definitive agreement with Bidder E. Given that Bidder E had not performed any additional due diligence or otherwise made any effort to improve its terms, and since Bidder E’s June 5th letter continued to be highly conditional, the board of directors questioned Bidder E’s ability to complete a transaction and concluded that Bidder E’s June 5th letter did not represent a credible strategic alternative for the Company. In this regard, the board of directors noted that Bidder E had little or no transaction experience, had made little progress in its evaluation of the Company since its initial proposal and continued to require an extended period of time within which to complete its due diligence and firm up its financing. Certain members of the board of directors also expressed concern about the value of the Bidder E stock to be included in the transaction.

At the June 25th meeting, the board of directors discussed the status of F&H’s proposal to acquire the Company. The board of directors noted that F&H had largely completed its due diligence investigation and appeared to be in a position to execute a definitive agreement, but that F&H was unwilling to raise its proposed price above $5.60 per share in cash on the basis of the negative trends in the Company’s business and specific concerns about certain of the Company’s contingent liabilities. The board of directors also noted that F&H’s proposal was not subject to a financing condition, which would increase the certainty of closing, but that F&H had not obtained any financing commitments which left some degree of uncertainty regarding F&H’s financing arrangements for the transaction.

In considering the adequacy of the merger consideration proposed by F&H, the board of directors considered the industry-wide declines in same store revenue as well as the Company’s recent performance trends. The board of directors also reviewed its efforts to encourage F&H to increase its price. The board of directors then considered whether there were any possible structural modifications that might be proposed to F&H in an effort to enable F&H to increase its offer. Nevertheless, North Point noted that the $5.60 per share cash consideration offered by F&H would be within the range of fairness as calculated by North Point and that North Point would be in a position to opine as to the fairness, from a financial point of view, of the proposed consideration, noting in particular that the proposed price represented a substantial premium to the Company’s then current stock price.

In the interest of reaching certainty with respect to the F&H proposal, and in order to avoid additional protracted discussions and attendant expenditure of management resources, the board of directors directed representatives of Skadden Arps to attempt to negotiate a definitive agreement with F&H by July 3, 2007.

Beginning in the evening of June 25, 2007 and lasting into the evening of July 2, 2007, representatives of the Company, Skadden Arps and F&H engaged in discussions to finalize the merger agreement, the disclosure schedules, and a form of press release. Among other things, representatives of the Company and F&H discussed the amount of the termination fee payable to F&H and the circumstances under which the fee would be payable. The Company’s representatives also discussed with F&H’s representatives the terms of F&H’s proposed financing arrangements in an effort to provide greater certainty that the financing for the merger would be available. While F&H rejected any structural modifications in the merger that might lead to a higher price, the Company continued to press F&H for greater certainty regarding its financing arrangements for the transaction and successfully negotiated a supplemental financing commitment from F&H’s principal stockholders in the event debt financing was available but not sufficient to complete the transaction. During this time, discussions also took place between representatives of F&H and Atticus regarding the proposed voting agreement to be executed by Atticus.

On June 26, 2007, the Company received a letter from Bidder E reiterating its interest in a transaction with the Company on the same terms expressed in Bidder E’s June 5th letter. On June 29, 2007, in response to that letter, the Company sent a letter to Bidder E reiterating its concerns regarding Bidder E’s proposal and stating that, based on these concerns, the Company did not believe that Bidder E’s proposal was in the best interests of Champps and its stockholders. Nevertheless, in response to a request from Bidder E’s prospective lender, the Company continued to provide due diligence information to Bidder E until execution of the F&H merger agreement on July 3, 2007 so that Bidder E might be in a position to improve the terms of its proposal and eliminate conditionality if it chose to do so. No further proposal from Bidder E was received.

On July 3, 2007, the Company’s board of directors held a special meeting to consider the F&H proposal, including the approval of the merger agreement and the transactions contemplated by the merger agreement. At the meeting:

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Representatives of Skadden Arps reviewed with the board of directors its fiduciary duties in connection with its consideration of the proposed acquisition by F&H and the developments in the negotiations with F&H since the prior board meeting, including reviewing in detail the status and terms of the various agreements, and the status of the discussions between the Company and Bidder E;

•	The board of directors discussed certain positive and negative factors and risks in connection with the proposed merger, as discussed in “Reasons for the Merger” below; and

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Representatives of North Point made a financial presentation and rendered to the board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date, and based on and subject to the various assumptions made, matters considered and limitations described in the opinion, the $5.60 per share cash consideration to be received in the merger by the holders of the Common Stock was fair, from a financial point of view, to such holders, as discussed in “Opinion of the Company’s Financial Advisor” beginning on page 30. Such opinion is attached hereto as Annex B.

Following careful consideration of the proposed merger agreement and the transactions contemplated by the merger agreement, and including discussions with the Company’s outside legal counsel and financial advisors, the board of directors unanimously determined that the terms and conditions of the merger agreement were advisable and fair to, and in the best interests of, the Company and its stockholders, unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously resolved to recommend that the Company’s stockholders vote to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

The merger agreement was executed by the parties on the evening of July 3, 2007. Prior to the opening of trading of the Common Stock on NASDAQ on July 5, 2007, the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger

Our board of directors, acting with the advice and assistance of its outside legal counsel and financial advisors, evaluated the merger agreement and the merger price negotiated with F&H. Our board of directors determined that the merger agreement, and the transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, the Company and its stockholders. At a special meeting of our board of directors, held on July 3, 2007, at which all of the directors of the Company were present, our board of directors unanimously resolved to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend to our stockholders that they vote for the adoption of the merger agreement.

In the course of reaching its recommendation, our board of directors consulted with our management and our outside legal counsel and financial advisors and considered a number of substantive factors, both positive and negative, as well as the potential benefits and detriments of the merger. Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

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Consideration. Our board of directors considered the current and historical market prices of our Common Stock, and the fact that the per share merger consideration to be paid pursuant to the merger agreement of $5.60 in cash represented a premium to the recent market price of our Common Stock, including a premium of 20.95% over the $4.63 per share closing trading price of our Common Stock on July 3, 2007, the day the board of directors voted to approve the merger. Our board of directors noted that the consideration to be received was all cash, which provided certainty of value to our stockholders. Our board of directors concluded, based upon all of the factors described herein, that the merger consideration was likely the highest price reasonably available to our stockholders in a merger or other acquisition transaction at this time.

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Opinion of the Company’s Financial Advisor. Our board of directors considered the presentation and oral opinion of the Company’s financial advisor, North Point Advisors, LLC, delivered to our board of directors (which opinion was subsequently confirmed in writing) to the effect that, as of the date of the opinion and based upon and subject to the various qualifications and assumptions set forth therein, the cash consideration of $5.60 per share of Common Stock to be paid in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of our Common Stock, as more fully described under “Opinion of the Company’s Financial Advisor” beginning on page 30. The full text of North Point’s opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken by North Point, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the opinion of North Point carefully.

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Declining Performance. Our board of directors took note of their familiarity with our business, the financial condition, results of operations, management and competitive position and prospects of the Company, as well as current industry, economic and market conditions. Our board of directors noted the future prospects for our business as an independent company as well as the views expressed by management and the analyses provided by North Point, which projected continued declining financial performance, including declines in quarterly same store sales and EBITDA. Our board of directors also recognized the variability and risks inherent in the industry in which we operate and that it was difficult to predict our future prospects.

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Evaluation of Other Alternatives. Our board of directors, after independent review and a full and fair auction process led by the Company’s financial advisors, considered the strategic alternatives available to the Company, the Company’s prospects as a stand-alone company and the likely future financial and stock price performance of the Company and concluded that the merger and the merger agreement would provide greater certainty of value to our stockholders within a shorter timeframe than remaining as a stand-alone enterprise or pursuing other strategic alternatives available to the Company, including a transaction with Bidder E, given the potential rewards, risks and uncertainties associated with those potential alternatives. In this regard, although the price proposed by Bidder E was nominally higher than the cash consideration to be received by our stockholders in the merger, our board of directors noted that each of the indications of interest submitted by Bidder E was highly conditional and that Bidder E had performed only preliminary due diligence.

•	Stockholder Vote. Our board of directors considered the fact that the completion of the proposed merger would require the affirmative vote of the holders of a majority of the outstanding shares of our

Common Stock entitled to vote and that, as evidenced by its willingness to enter into the voting agreement, our largest stockholder was in favor of the merger.

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Identity of the Buyer. Our board of directors considered the fact that F&H is a well known restaurant and food service company with experience in the casual dining retail space and is sponsored by two reputable private equity firms and, in view of Champps’ current business and the results of the auction process, our board of directors concluded that F&H was the most appropriate buyer for the Company.

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Negotiations of the Merger Agreement. Our board of directors noted the extensive negotiations that occurred since May 31, 2007 between the Company and its representatives and F&H and its representatives. See “Background of the Merger” beginning on page 18.

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Ability to Consider Alternative Transactions. Our board of directors considered that the terms of the merger agreement provide that, if we receive an unsolicited proposal or a proposal which was solicited prior to the date of the merger agreement, which our board of directors determines in good faith after consultation with our outside legal counsel and financial advisors, is or could reasonably be expected to result in a superior proposal, and failure to act would be reasonably likely to be inconsistent with the board’s fiduciary duties, we may waive any standstill agreement applicable to the person submitting such proposal, disclose non-public information to such person (subject to a customary confidentiality and standstill agreement), engage in negotiations or enter into a letter of intent or definitive agreement with respect to the proposal. See “The Merger Agreement—Restrictions on Solicitations” beginning on page 52.

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Ability to Change Recommendation to Stockholders. Our board of directors noted that it retained the ability to withdraw, qualify or modify in a manner adverse to F&H its recommendation to our stockholders, recommend a superior proposal, or as discussed below, terminate the merger agreement to accept a superior proposal, if our board of directors determines after consultation with our outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with our board of directors’ fiduciary duties to the Company’s stockholders under applicable law. See “The Merger Agreement—Restrictions on Solicitations” beginning on page 52.

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Ability to Terminate the Merger Agreement. Our board of directors also considered that the terms of the merger agreement permit the Company to terminate the merger agreement if our board of directors, having complied with the applicable restrictions set forth in the merger agreement and the other applicable terms and provisions of the merger agreement, enters into an agreement with respect to a superior proposal, provided that we must first give F&H advance notice and an opportunity to improve the terms of the F&H merger agreement and if we terminate the agreement, we must pay F&H a termination fee of $2,250,000 and reasonable and documented out-of-pocket expenses up to a maximum of $750,000. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 55.

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Active Solicitation of Other Offers. Our board of directors considered the fact that we engaged in a full-scale auction process seeking offers from a broad group of potential strategic and financial purchasers prior to entering into discussions with F&H. After consultation with North Point, our board of directors concluded that it was unlikely any additional bidders would be interested in acquiring the Company given the length of time and public nature of the auction process or that a financial sponsor would be willing to pay in excess of $5.60 in cash per share. With respect to Bidder E, the one other potential bidder that had demonstrated continuing interest in pursuing a transaction after termination of the formal sale process, our board of directors concluded that, although this party had proposed a nominally higher price, this party was unlikely to be able to complete a transaction within a reasonable timeframe, that the party’s proposal remained highly conditional and subject to numerous risks and uncertainties and that, under the circumstances, the F&H transaction represented the best price reasonably attainable by our stockholders. Our board of directors noted that it retained the ability to consider unsolicited proposals or proposals from parties previously solicited by North Point (provided such proposals were not resolicited) after the execution of the merger agreement in certain circumstances, and considered recent market conditions in determining that this procedural safeguard provided the opportunity for any serious bidder to make a competing proposal after the public announcement of the proposed merger.

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Termination Fees and Expenses. Our board of directors considered the $2,250,000 termination fee plus reimbursement of reasonable and documented out-of-pocket expenses incurred by F&H, Merger Sub or their affiliates in connection with the merger agreement up to a maximum of $750,000, which together represent approximately 4% of the aggregate merger consideration (and approximately $.23 per share), to be paid to F&H if the merger agreement is terminated under circumstances specified in the merger agreement. Our board of directors was apprised by its outside legal counsel and financial advisors of the customary nature of such termination fees and that such fee was within the range of such fees in comparable transactions. Accordingly, our board of directors believed that a termination fee of this size for the transaction contemplated by the merger agreement would not, in and of itself, preclude or unduly deter a third party from making, or inhibit our board of directors in evaluating, negotiating, and, if appropriate, terminating the merger agreement and approving a superior proposal.

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Terms of the Merger Agreement—No Financing Condition. Our board of directors also considered the other terms of the proposed merger agreement, including the fact that the completion of the proposed merger is not subject to any financing condition and that there are relatively few closing conditions to the merger. Our board of directors noted however that there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied. The board of directors also took into account the terms of the debt financing commitment proposed by F&H’s lenders and the $35 million supplemental financing commitment provided by F&H’s sponsor funds in the event that a debt financing were consummated, but the proceeds of that financing were insufficient to satisfy F&H’s obligations under the merger agreement. See “Financing of the Merger” beginning on page 37. Our board of directors also noted the financial condition of F&H, and the fact that F&H’s sponsor funds had significant stockholders’ equity in F&H.

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Likelihood of Consummation. Our board of directors considered the likelihood that the merger will be completed, including its expectation that there will not be significant antitrust or other regulatory impediments to the transaction.

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Uncertainty of Future Common Stock Market Price. Our board of directors noted the recent trends in the Company’s stock price performance and considered the possible effects on us and our stockholders if the merger were not to close, including the likelihood that in any such event the price that might be received by our holders of Common Stock in the open market would be less than the $5.60 per share cash price to be paid in the merger.

•

Availability of Dissenters’ Rights. Our board of directors considered the fact that dissenters’ rights of appraisal would be available to our stockholders under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page 62.

Our board of directors also considered certain potential risks or negative factors relating to the merger, including the following:

•

Risk of Non-Completion. Our board of directors considered the risk that the proposed merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on the market price of our Common Stock and the value of our Company. In that regard, the market price of our Common Stock and the value of our Company could be affected by many factors, including:

•	the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting the Company;

•	the possibility that, as a result of the termination of the merger agreement, the marketplace might consider us to be an unattractive acquisition candidate; and

•	the possible sale of shares of our Common Stock by short-term investors following an announcement of termination of the merger agreement.

•

Uncertainty of Financing. Our board of directors considered that fact, although the merger agreement is not subject to any financing condition, the ability of F&H to obtain the required financing for the merger was subject to risks and uncertainties, many of which were beyond the control of Champps. In this regard, the board noted that the debt commitment proposed by F&H’s lenders was subject to a number of conditions, and that fluctuations in the capital markets and the financial performance of F&H or Champps could affect the ability of F&H to obtain the required financing. The board considered this risk to be ameliorated by the $35 million supplemental financing commitment provided by F&H’s sponsor funds in the event that a debt financing were consummated, but the proceeds of that financing were insufficient to satisfy F&H’s obligations under the merger agreement. Our board of directors also noted the financial condition of F&H, and the fact that F&H’s sponsor funds had significant stockholders’ equity in F&H. See “Financing of the Merger” beginning on page 37.

•

Possible Disruption of Business. Our board of directors considered the possible disruption to the Company’s business that may result from the announcement of the transaction and the resulting distraction of the attention of the Company’s management and employees. Our board of directors also considered the fact that the merger agreement contains certain limitations regarding the operation of the Company during the period between the signing of the merger agreement and the completion of the proposed merger. See “The Merger Agreement—Conduct of Our Business Prior to Closing” beginning on page 50. Our board of directors believed such limitations are customary for merger transactions involving public companies, and are appropriately tailored to the specific requirements of the operation of the Company’s business.

•	Merger Consideration Taxable. Our board of directors considered that the cash consideration to be received by the Company’s stockholders would be taxable to the stockholders.

•

No Participation in Future Growth. Our board of directors considered the fact that if the proposed merger is completed, we will no longer exist as an independent company, and our stockholders will no longer participate in the future growth of the Company. Our board of directors concluded that providing the Company’s stockholders the opportunity to sell their shares at a fair price now was preferable to remaining as an independent public Company in which the holders of such stock would have a speculative potential for future gain.

Our board of directors concluded that the potentially negative factors associated with the proposed merger were substantially outweighed by the opportunity for the Company’s stockholders to realize a substantial premium on the value of their Common Stock and monetize their investment in the Company for $5.60 in cash per share of Common Stock. Our board of directors believed that the proposed merger would maximize the immediate value of the stockholders’ shares and that the inherent uncertainty affecting the Company’s industry and future prospects could result in a diminution in the market value of their shares. Accordingly, our board of directors concluded that the proposed merger was in the best interests of stockholders.

The foregoing discussion summarizes the material information and factors considered by the board of directors in its consideration of the proposed merger and related transactions. Our board of directors collectively reached the unanimous decision to approve the merger agreement and related transactions in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given different weight to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, our board of directors unanimously

•	approved the merger agreement;

•	determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders; and

•	recommended that our stockholders vote “FOR” adoption of the merger agreement.

Opinion of the Company’s Financial Advisor

On March 6, 2006, the Company engaged North Point Advisors, LLC to act as Champps’ financial advisor with respect to exploring strategic alternatives, including the transaction ultimately agreed upon with F&H.

On July 3, 2007, North Point rendered an opinion to the board of directors that, as of that date, and based upon and subject to the various qualifications and assumptions set forth therein, the cash consideration of $5.60 per share to be paid to our stockholders in the merger is fair, from a financial point of view, to our stockholders.

The full text of the North Point fairness opinion, dated as of July 3, 2007, which sets forth the qualifications and assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. North Point provided its opinion to the board of directors as part of the board of directors’ consideration of the transactions contemplated by the merger agreement. The North Point fairness opinion is not a recommendation as to how any stockholder of our Company should vote with respect to the adoption of the merger agreement. North Point has consented to the disclosures regarding its fairness opinion in this proxy statement.

In connection with rendering the opinion described above and performing its related financial analyses, North Point reviewed, among other things:

•	the June 28, 2007 draft of the merger agreement;

•	certain financial, operating and business information prepared and furnished by our management, including certain of our audited and unaudited financial statements;

•

certain internal information prepared and furnished by our management or developed by North Point with respect to our business, operations and prospects, including financial forecasts and projected financial data prepared and furnished by our management as described in “Projected Financial Information” beginning on page 58 (with reliance on the “May 2007 Management Case” referred to therein);

•	to the extent publicly available, information concerning selected transactions deemed comparable to the proposed transactions;

•	certain publicly available financial and securities data of selected public companies deemed comparable to our Company;

•	certain publicly available market and securities data of our Company; and

•	certain publicly available press releases and research reports.

North Point had discussions with members of our management concerning our financial condition, current and historical operating results and regulatory and business outlook. In addition, North Point compared certain financial information for our Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the restaurant business and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

North Point relied upon and assumed the completeness, accuracy and fairness of our financial statements, financial forecasts and management estimates as to our future performance, and other information made available to North Point, and North Point did not assume responsibility for the independent verification of that information. North Point relied on assurances from our management that the information provided to North Point by us was prepared on a reasonable basis in accordance with industry practice and that such information provides a reasonable basis upon which North Point could render its opinion. North Point also relied upon and assumed the completeness, accuracy and fairness of certain publicly available information reviewed by them and have not assumed responsibility for any independent verification of that information.

With respect to the financial planning data, forward-looking statements, and other business outlook information provided to North Point, North Point assumed that the information had been reasonably prepared by us on bases reflecting the reasonable estimates and judgment of our management, that the information was based on reasonable assumptions, and that it reflected the anticipated effects of the transactions contemplated by the merger agreement. North Point did not express any opinion as to such financial planning data or the assumptions on which such data was based. In addition, various analyses performed by North Point incorporated forecasts prepared by our management. These forecasts may or may not prove to be accurate.

North Point also assumed that our management was not aware of any information or facts that would make the information provided to North Point incomplete or misleading in any material respect. North Point also assumed that there have been no material changes in our assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to North Point. North Point further assumed that we were not party to any pending transaction, including external financing, recapitalization, acquisition, merger, consolidation or sale of all or substantially all of our assets, other than the transactions contemplated by the merger agreement or in the ordinary course of business.

In rendering its opinion, North Point assumed that the merger agreement as executed by the parties would not differ in any material respect from the June 28, 2007 draft of the merger agreement examined by North Point and that we and the other parties to the merger agreement will comply in all material respects with the terms of the merger agreement. North Point further assumed that the transactions will be completed in accordance with the terms described in the merger agreement without waiver, modification or amendment to any material term, condition or agreement and that there will not be any material adjustment to the $5.60 per share cash consideration to be paid to our stockholders in the merger. North Point also assumed and relied upon the accuracy and completeness of each of the representations and warranties contained in the merger agreement.

North Point assumed that all the necessary regulatory approvals and consents required for the transactions contemplated by the merger agreement will be obtained in a manner that will not change the per share consideration to be paid to our stockholders under the merger agreement. North Point also assumed that the transactions contemplated by the merger agreement will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

North Point’s opinion does not address the basic business decision to proceed with or effect the transactions contemplated by the merger agreement. North Point did not structure the merger or the other transactions contemplated by the merger agreement. North Point’s opinion did not address the relative merits of the transactions contemplated by the merger agreement, on the one hand, or any alternative business strategies or alternative transactions that may be available to our Company, on the other hand, or any tax consequences of such transactions. In addition, North Point did not perform any appraisals or valuations of any specific assets or liabilities of our Company, nor were any such appraisals or valuations furnished to North Point, and North Point did not make any physical inspection of any property or asset of our Company. North Point’s opinion does not address the liquidation value or financial solvency of our Company or any other entity. North Point did not undertake any analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities of our Company, and North Point’s opinion makes no assumption concerning and does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

The following is a summary of the material financial analyses delivered by North Point to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by North Point, nor does the order of analyses described represent relative importance or weight given to those analyses by North Point. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of North Point’s financial analyses. Except as otherwise noted, the following quantitative information for our Company, to the extent that it is based on market data, is based on market data as it existed on or before the July 5, 2007 announcement of the merger agreement and is not necessarily indicative of current market conditions.

The financial analyses delivered by North Point to our board of directors considered both the financial projections for our Company in the “May 2007 Management Case” referred to under the heading “Projected Financial Information” beginning on page 58 (the “Management Case”), as well as the financial projections for our Company in a revised set of projections developed by North Point (the “Base Case”). North Point thought it was appropriate to develop the Base Case to reflect certain downward trends affecting the Company since the preparation of the Management Case, and the assumptions contained in the Base Case were therefore more conservative than those contained in the Management Case. The principal differences in the Base Case related to a lower projected number of stores opening from 2008—2012 and lower same-store-sales growth for both food and alcohol during this period.

North Point noted that the per share cash consideration to be paid pursuant to the merger agreement of $5.60 represented a premium of 20.95% as compared to the $4.63 per share closing trading price of our Common Stock on July 3, 2007, the last trading day before the merger was announced. North Point also noted that based on the approximately 13.4 million shares outstanding on July 3, 2007, the implied equity value of our company calculated on the basis of the $5.60 per share merger consideration is $74.9 million and that the implied enterprise value of our company (which is the market value of our common equity plus the book value of our debt less cash) is $70.7 million. North Point noted that the per share cash consideration to be paid pursuant to the merger agreement of $5.60 implied the following multiples for our Company:

LTM Revenue	CY 2007E Revenue	LTM EBITDA	CY 2007E EBITDA
0.35x	0.36x	5.70x	5.86x

These multiples were calculated based on publicly available information and estimates for our Company provided by management.

Discounted Cash Flow Analysis. North Point performed a discounted cash flow analysis of our estimated cash flow for calendar years 2008 through 2012. North Point estimated a range of terminal values in the year 2012 based on multiples ranging from 5.5x earnings before interest, taxes, depreciation and amortization, or EBITDA, to 6.5x EBITDA. The 5.5x to 6.5x EBITDA multiples represented a reasonable range in line with the range of the mean and median of multiples for comparable publicly traded companies and multiples paid in recently completed mergers and acquisitions involving comparable companies. These terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 17.5% to 25.0%. The discount rates used in this analysis were chosen based on the weighted average cost of capital for our Company and for the small cap/micro casual dining companies used in the selected Company analysis, which companies North Point believed were the most representative in operational performance, size and financial results to our Company. North Point believed it was more helpful and customary to use a range of discount rates rather than a single discount rate based on our Company’s weighted average cost of capital. North Point used these discounted terminal values to calculate a range of enterprise values (which is the market value of common equity plus the book value of debt less cash) and equity values per share for our Company. The resulting enterprise value ranged from $53.7 million to $104.6 million and the resulting equity value per share (based on the approximately 13.4 million shares outstanding) ranged from $4.33 to $8.14. North Point compared this range of enterprise values to the implied enterprise value of $70.7 million for the transactions contemplated by the merger agreement (based on the total transaction consideration of approximately $74.9 million) and compared this range of equity values per share to the per share consideration to be paid pursuant to the merger agreement of $5.60.

Selected Companies Analysis. North Point reviewed and compared certain financial information and valuation multiples for our Company to corresponding financial information and public market multiples for the following publicly traded small/micro cap corporations in the casual dining restaurant business:

•	Grill Concepts, Inc.

•	J. Alexander’s Corp.

•	Mexican Restaurants, Inc.

North Point also reviewed and compared certain financial information and valuation multiples for our Company to corresponding financial information and public market multiples for the following prominent publicly traded corporations in the casual dining restaurant business:

•	Applebee’s International Inc.

•	Bob Evans Farms Inc.

•	Brinker International Inc.

•	CBRL Group Inc.

•	Darden Restaurants Inc.

•	Landry’s Restaurants Inc.

•	O’Charley’s Inc.

•	Red Robin Gourmet Burgers Inc.

•	Ruby Tuesday, Inc.

North Point considered multiple characteristics in selecting its group of publicly traded companies for this analysis, including size, growth rates, operational performance, market position, management composition, combination of businesses and concepts within the restaurant industry and market segmentation (e.g., high-end versus casual). Although none of the selected companies is directly comparable to our Company, each of the companies has operations in the restaurant business and the operations of these companies as a whole for purposes of analysis may be considered similar to our operations. North Point considered small cap/micro casual dining companies separately from, and ultimately more representative than, the larger prominent group of companies in the casual dining restaurant business because our Company is more similar in size, growth rates, operational performance, market position, management composition, combination of businesses and concepts within the restaurant industry and market segmentation.

North Point calculated various financial multiples for such comparable companies (as set forth in the tables below) based on the ratio of the enterprise value of these companies to the last twelve months revenue and last twelve months EBITDA of these companies and the estimated revenue and estimated EBITDA for calendar year (“CY”) 2007 of these companies (obtained from SEC filings and Reuters consensus estimates as of July 3, 2007).

The results of the analyses for the category of small/micro cap corporations in the casual dining restaurant business are summarized as follows:

Enterprise Value as a multiple of:	Range of Multiples
LTM Revenue	0.4x-0.7x
LTM EBITDA	6.2x-14.7x
2007 Estimated Revenue	NA
2007 Estimated EBITDA	NA

The results of the analyses for the category of prominent publicly traded corporations in the casual dining restaurant business are summarized as follows:

Enterprise Value as a multiple of:	Range of Multiples
LTM Revenue	0.6x-1.5x
LTM EBITDA	6.2x-8.7x
2007 Estimated Revenue	0.6x-1.5x
2007 Estimated EBITDA	5.9x-9.3x

North Point then used the ranges to calculate a range of enterprise values and equity values per share for our Company based on our operating data (provided by our management) set forth below.

•	enterprise value as a multiple of last twelve months revenue;

•	enterprise value as a multiple of last twelve months EBITDA;

•	enterprise value as a multiple of estimated revenue for CY 2007; and

•	enterprise value as a multiple of estimated EBITDA for CY 2007.

The resulting enterprise value for our Company ranged from $60.3 million to $86.9 million and the resulting equity value per share ranged from $4.82 to $6.81. North Point compared this range of enterprise values to the implied enterprise value of $70.7 million for the transactions contemplated by the merger agreement and compared this range of equity values per share to the per share consideration to be paid pursuant to the merger agreement of $5.60.

Selected Transactions Analysis. North Point also reviewed the terms of certain recent merger and acquisition transactions reported in SEC filings, public Company disclosures, press releases, industry and popular press reports, databases and other sources relating to the following selected transactions (listed by target/acquirer) in the restaurant industry since January 2003:

Target	Acquiror
Friendly Ice Cream	Sun Capital Partners, Inc.
Back Yard Burgers	Cherokee Advisors, LLC
CiCi’s Pizza	Onex
Café Express	Redstone Capital Partners
Bugaboo Creek Steak House	Trimaran Capital Partners
Smith and Wolensky’s Restaurant Group	Patina Restaurant Group
OSI Restaurant Partners Inc.	Bain Capital/Catterton Partners/Founders
Hard Rock Café International	Seminole Tribe of Florida
Sbarro, Inc.	MidOcean Partners
Jimmy Johns Holdings Inc.	Weston Presidio
Huddle House, Inc.	Allied Capital Corporation
Lone Star Steakhouse & Saloon	Lone Star Funds
Logan’s Roadhouse Inc.	Bruckmann Rosser Sherrill/Castle Harlan
Jamba Juice	Services Acquisition Corporation

Target	Acquiror
Fresh Enterprises Inc. (Baja Fresh)	Caliber Capital Group, Inc.
Joe’s Crab Shack (120 Restaurants)	J. H. Whitney & Co.
Ryan’s Restaurant Group	Buffets Inc.
Quizno’s Corporation	JPMorganChase
Real Mex Restaurants, Inc.	Sun Capital Partners, Inc.
Bravo! Development Inc.	Bruckman, Rosser, Sherrill/Castle Harlan/
Main Street Restaurant Group Inc.	Briad Group
Checkers Drive-In Restaurants Inc.	Wellspring Capital Management LLC
Sticky Fingers Inc.	Quad-C Management
Dave & Buster’s Inc.	Wellspring Capital Management LLC
Dunkin Brands, Inc.	Bain Capital/Carlyle Group/Thomas H Lee
Fox & Hound Restaurant Group	Newcastle Partners/Steel Partners
Del Taco, Inc.	Sagittarius Brands Inc. (Captain D’s)
Corner Bakery Cafe	Bruckman, Rosser, Sherrill & Co. (Il Fornaio)
El Pollo Loco Inc.	Trimaran Capital Partners
Garden Fresh Holdings, Inc.	Sun Capital Partners, Inc.
Claim Jumper Restaurants	Black Canyon Capital/Leonard Green
Perkins Restaurant & Bakery	Castle Harlan Inc.
Worldwide Restaurant Concepts Inc.	Pacific Equity Partners
Taco Bueno Restaurants	Palladium Equity Partners
Quality Dining	Management/Fitzpatrick Group
Elmer’s Restaurants Inc.	ERI Acquisition Group
Captain D’s	Charlesbank Capital/Grotech Capital
Charlie Brown’s Inc.	Trimaran Capital Partners
Church’s Chicken	Crescent Capital Investments
Chevy’s Mexican Restaurant	Bruckman, Rosser, Sherrill & Co.
Mimi’s Cafe	Bob Evans
Garden Fresh Restaurant Corp.	Centre Partners/Fairmont Capital/Management
Piccadilly Cafeterias, Inc.	Piccadilly Investments LLC
Tumbleweed Inc.	Tumbleweed Inc. (Management)
Ninety Nine Restaurant & Pub	O’Charleys

These transactions were selected because the target companies were involved in the restaurant business. Although none of the selected transactions involved businesses that are directly comparable to our Company, each of the target businesses involved in the selected transactions had operations in the restaurant business and the operations of the target businesses involved in the selected transactions as a whole for purposes of analysis may be considered similar to our operations.

For each of the selected transactions, North Point calculated financial multiples for the target companies with performance issues and for all of the target companies based on the ratio of the transaction value to the last twelve months net sales and the transaction value to the last twelve months EBITDA of the target companies prior to the consummation of the transaction. North Point calculated financial multiples for the target companies with performance issues separately from the financial multiples for all of the target companies (and ultimately concluded these companies were more representative than companies without performance issues), because North Point believed that our Company is more similar in operational performance, market position, management composition, combination of businesses and concepts within the restaurant industry and market segmentation with those companies with performance issues. The results of these analyses are summarized as follows:

For companies with performance issues Transaction Value as a multiple of last twelve months:	Range of Multiples
Net Sales	0.6x-0.7x
EBITDA	6.2x-6.3x

For all companies Transaction Value as a multiple of last twelve months:	Range of Multiples
Net Sales	0.8x-1.0x
EBITDA	8.3x-8.6x

North Point used the ranges of such multiples to calculate a range of enterprise values and equity values per share for our Company based on our last twelve months net sales and last twelve months EBITDA (provided by our management). Based on the range of such multiples for companies with performance issues, the resulting enterprise value for our Company ranged from $60.3 million to $93.1 million and the resulting equity value per share ranged from $4.82 to $7.27. North Point compared this range of enterprise values to the implied enterprise value of $70.7 million for the transactions contemplated by the merger agreement and compared this range of equity values per share to the per share consideration to be paid pursuant to the merger agreement of $5.60.

Premiums Paid Analysis. North Point reviewed the premiums paid in pending and completed acquisitions of U.S. target companies since February 1, 2004 with market capitalizations between $50.0 million and $250.0 million on the date of announcement of the transaction (including only those in the most relevant industries of restaurants, retailing and consumer products). North Point calculated the premiums paid in each of these transactions based on the trading prices of the stock of the companies with performance issues and for all of these companies one day prior to announcement, one week prior to announcement and one month prior to announcement of the transaction. North Point calculated the premiums paid in the transactions involving companies with performance issues separately from the financial multiples for all of these companies because North Point believed that our Company is more similar in operational performance, market position and management composition with those companies with performance issues. North Point then identified the first and third quartiles within the range of such premiums paid in these transactions. North Point selected the first and third quartiles within such range of premiums paid in these transactions because the premiums within such quartiles represent the middle 50% of the premiums within such range of premiums paid. North Point believed that the premiums within the middle 50% of such range of premiums paid reflect the most appropriate range of premiums to apply to the trading prices of our Common Stock to determine a range of implied offer prices per share for our stock. The results of these analyses are summarized as follows:

For companies with performance issues Premiums Paid:	Range of Premiums Paid	First Quartile	Third Quartile
One Day Prior to Announcement	15.5-17.3%	9.1%	18.8%
One Week Prior to Announcement	21.0-21.8%	16.1%	29.7%
One Month Prior to Announcement	24.6-27.5%	10.8%	39.1%

For all companies Premiums Paid:	Range of Premiums Paid	First Quartile	Third Quartile
One Day Prior to Announcement	20.8-25.6%	13.8%	36.0
One Week Prior to Announcement	26.9-28.7%	18.1%	35.9
One Month Prior to Announcement	30.8-34.4%	22.2%	42.2

North Point then applied the first and third quartiles of such premiums to the trading prices of our Common Stock one day, one week and one month prior to announcement of the transactions contemplated by the merger agreement to calculate a range of implied offer prices per share for our Company. Based on the range of such premiums paid for companies with performance issues, the resulting implied offer price per share for our Company ranged from $5.18 to $6.76. Based on the range of such premiums paid for all of these companies, the resulting implied offer price per share for our Company ranged from $5.40 to $6.91. North Point compared this range of offer prices to the per share consideration to be paid pursuant to the merger agreement of $5.60.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying North Point’s opinion. In arriving at its fairness determination, North Point considered the results of all of its analyses and other factors such as our continued declining financial performance, including with respect to declines in quarterly same store sales, and our downward reforecast of adjusted EBITDA during the sales process. North Point did not attribute any particular weight to any factor or analysis considered by it. Rather, North Point made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to our Company or the transactions contemplated by the merger agreement.

North Point prepared these analyses for purposes of providing its opinion to our board of directors as to the fairness, from a financial point of view, of the per share cash consideration to be paid to our stockholders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither we nor North Point nor any other person assumes responsibility if future results are materially different from those forecast.

The per share cash consideration of $5.60 was determined through arms’-length negotiations between F&H Acquisition Corp. and us and was approved by our board of directors. North Point did not recommend any specific amount of consideration to the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transactions.

The foregoing summary does not purport to be a complete description of the analyses performed by North Point in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of North Point attached as Annex B to this proxy statement.

North Point, as part of its customary investment banking practice, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, corporate and other purposes. North Point has acted as financial advisor to our Company in connection with the transactions contemplated by the merger agreement. North Point has received a $250,000 fee for rendering its fairness opinion. North Point will also receive a fee for its financial advisory services equal to 1.12% of the aggregate value realized by our stockholders, which fee is contingent upon the consummation of the transactions contemplated by the merger agreement. The opinion fee paid to North Point will be credited against any transaction fee payable to North Point upon the consummation of the transactions. Assuming an aggregate enterprise value of $70.7 million, based on the number of our shares and options to purchase shares of our Common Stock with an exercise price below $5.60 per share (but excluding shares subject to restricted stock awards that are subject to performance-based vesting and will be cancelled immediately prior to the merger) outstanding on July 3, 2007, the last trading day prior to announcement of the merger, the aggregate transaction fee payable to North Point upon consummation of the transactions would be $791,840 (including the $250,000 fee for rendering its fairness opinion). In addition, whether or not the transactions are consummated, we have agreed to pay the reasonable out-of-pocket expenses of North Point and to indemnify North Point against certain liabilities in connection with its services. Other than the fees in connection with this transaction, we have not paid to North Point any other fees for investment banking, financial advisory or other services in the past two years.

Financing of the Merger

The completion of the proposed merger is not subject to any financing condition. F&H intends to obtain the funds needed to complete the merger from the proceeds of a debt financing to be completed in connection with the merger. F&H has received proposed debt financing commitment letters from its existing lenders, Wells Fargo Foothill, Inc. and Ableco Finance LLC, to provide financing in an amount sufficient to refinance F&H’s existing indebtedness and pay the aggregate merger consideration, as well as related fees and expenses. The proposed debt financing commitment letters contemplate revolver and term loan facilities of approximately $200,000,000 and are subject to a number of conditions. In addition, F&H’s sponsor private equity investment funds have provided F&H with a supplemental financing letter pursuant to which, subject to the satisfaction or waiver of the conditions to completion of the merger contained in the merger agreement and the receipt by F&H of debt financing not materially less favorable than the terms contemplated by the debt financing commitment letter from Wells Fargo Foothill described above with proceeds of at least the amount required to complete the merger minus $35,000,000, these sponsor funds have agreed to provide up to $35,000,000 of debt or equity financing to F&H. The Company is a third-party beneficiary of the supplemental financing letter from F&H’s sponsor funds.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the completion of the merger are satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Following the merger, we will be a wholly owned subsidiary of F&H (through the conversion, at the time of the merger, of each share of Merger Sub common stock into one share of common stock of the surviving corporation).

When the merger is completed, each share of our Common Stock, including certain restricted shares, but excluding treasury shares and any shares as to which the holder has properly demanded appraisal of his or her shares under Delaware law, will be cancelled and converted into the right to receive $5.60 in cash, without interest and less any applicable withholding taxes.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests generally.

These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreement.

Treatment of Stock Options

As of July 1, 2007, there were approximately 343,000 shares of Common Stock subject to stock options granted under our equity incentive plans to our executive officers and directors. As of July 1, 2007, 77,000 shares of Common Stock were subject to stock options with an exercise price below $5.60 held by our executive officers and directors.

Pursuant to the merger agreement, our board of directors has taken all necessary action so that, at the effective time of the merger, each then issued and outstanding stock option, whether vested or unvested, will be cancelled and converted into the right to receive, in full satisfaction of such option, a cash amount, without interest and less any applicable withholding taxes, equal to the product of:

•	the number of shares of our Common Stock subject to the option, and

•	the excess, if any, of $5.60 over the exercise price per share of Common Stock subject to such option.

No payments will be made in respect of options having an exercise price per share that is greater than or equal to $5.60.

The following table summarizes the options held by our executive officers and directors as of July 1, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cash-out of their options, calculated in accordance with the formula set forth above.

Name	Number of Shares Subject to In-the-Money Options (1)	Weighted Average Exercise Price Per Share of In-the-Money Options ($)	Total Cash Value of In-the-Money Options ($)
Donna L. Depoian Vice President, General Counsel and Secretary	6,000	$4.94	$3,960

Stephen F. Edwards Director	6,000	$4.94	$3,960

James Goodwin Director	11,000	$4.51	$11,960

Ian Hamilton Director	6,000	$4.94	$3,960

J. David Miller Vice President of Construction and Design	36,000	$4.31	$46,360

Michael P. O’Donnell Chairman, Chief Executive Officer and President	6,000	$4.94	$3,960

Karl S. Okamoto Director

Charles G. Phillips Director	6,000	$4.94	$3,960

David D. Womack Vice President and Chief Financial Officer
All executive officers and directors as a group

	77,000	$4.59	$78,120

(1)	Does not include 74,500 shares in the case of Donna L. Depoian, 30,000 shares in the case of Stephen F. Edwards, 35,000 shares in the case of James Goodwin, 20,000 shares in the case of Ian Hamilton, 54,500 shares in the case of J. David Miller, 20,000 shares in the case of Michael P. O’Donnell, 10,000 shares in the case of Karl S. Okamoto, and 20,000 shares in the case of Charles G. Phillips, all of which have an exercise price per share that is greater than or equal to $5.60 and will be cancelled at the effective time of the merger.

Treatment of Restricted Stock

As of July 1, 2007, there were approximately 555,688 shares of Common Stock subject to unvested restricted stock awards, of which 446,010 shares were to vest only upon achievement of specified performance-based goals, granted under our equity incentive plans to our executive officers and directors.

Pursuant to the merger agreement and the terms of our equity incentive plans, our board of directors has taken all necessary action so that, immediately prior to the effective time of the merger, each share of Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger (other than restricted stock awards which in accordance with their terms were to vest only upon achievement of specified performance-based goals that have not been achieved prior to the effective time of the merger, which will be cancelled) will become fully vested and in the merger will be treated as any other outstanding share of Common Stock and will be cancelled and converted into the right to receive $5.60 in cash, without interest and less any applicable withholding taxes. No payments will be made in respect of restricted stock awards subject to vesting only upon achievement of specified performance-based goals that have not been achieved prior to the effective time of the merger.

The following table summarizes the restricted stock awards held by our executive officers and directors as of July 1, 2007 and the amount that each of them will receive in the merger in respect of their restricted stock awards.

Name	Number of Restricted Shares Not Subject to Performance-Based Vesting (1)	Value of Restricted Shares ($) Not Subject to Performance-Based Vesting ($)
Donna L. Depoian
Stephen F. Edwards	18,196	$101,898
James Goodwin	18,196	$101,898
Ian Hamilton	18,196	$101,898
J. David Miller
Michael P. O’Donnell	128,670	$720,552
Karl S. Okamoto	18,196	$101,898
Charles G. Phillips	18,196	$101,898
David D. Womack	32,000	$179,200

All executive officers and directors as a group	251,650	$1,409,242

(1)	Does not include 386,010 shares subject to restricted stock awards in the case of Mr. O’Donnell and 60,000 shares subject to restricted stock awards in the case of Mr. Womack that are subject to performance-based vesting and that will be cancelled immediately prior to the effective time of the merger.

Severance Provisions of Existing Employment Agreements

Michael P. O’Donnell.

On March 2, 2005, the Company entered into an employment agreement with Mr. O’Donnell to serve as the Company’s chief executive officer and president. Under the employment agreement the Company pays Mr. O’Donnell a base salary of $450,000 plus a performance-based bonus of $200,000, subject to Mr. O’Donnell remaining employed by the Company on the last day of each applicable fiscal year and satisfaction of certain performance goals established by the compensation committee of the board. Mr. O’Donnell’s agreement provides that he is entitled to payment of certain compensation upon termination of his employment.

Under Mr. O’Donnell’s employment agreement, if Mr. O’Donnell’s employment is terminated without cause upon the occurrence of a change in control such as the merger, he will receive a pro rata portion of the annual bonus he would have earned through the date of termination and, for a period of up to 24 months, a monthly payment equal to 1/12th of his base salary and target bonus, and continued medical coverage for up to two years. Mr. O’Donnell’s employment agreement provides that if Mr. O’Donnell becomes employed by another entity that is not a competitor to the Company prior to the end of the 24-month severance period, all remaining severance payments will be reduced by one-half throughout the remainder of the severance term and if Mr. O’Donnell becomes employed by a competitor of the Company prior to the end of the 24-month severance period, all remaining severance payments will immediately terminate. Such payments are also to be made in the event that a change in control occurs and Mr. O’Donnell chooses to voluntarily terminate his employment as chief executive officer or chairman within the 30 day period following the first anniversary of such change in control.

In connection with the execution of the merger agreement and at F&H’s request, Mr. O’Donnell has agreed to enter into a consulting arrangement with F&H to provide transitional services to F&H for approximately three months following the merger. In exchange, F&H will continue making full severance payments (consistent with Mr. O’Donnell’s current employment agreement) for a period of twelve months following the completion of the merger, irrespective of whether or not Mr. O’Donnell accepts substitute full-time employment during such time;

provided that such payments will terminate if Mr. O’Donnell becomes employed or affiliated (as an owner, director, consultant or similar capacity) with a competitor of F&H. After the initial twelve-month period, the provisions in Mr. O’Donnell’s existing employment agreement will apply, which means that if Mr. O’Donnell becomes employed by a non-competitor, the remaining severance payments to which he is entitled will be reduced by half.

David D. Womack.

On August 17, 2005, the Company entered into an employment agreement with Mr. Womack to serve as the Company’s vice president, treasurer and chief financial officer. The agreement provides that the Company will pay Mr. Womack a base salary of $200,000 plus bonus potential of up to 30% of his annual base salary pursuant to criteria contained in the Company’s corporate bonus plan. On September 20, 2006, the compensation committee of the board of directors increased Mr. Womack’s base salary to $250,000 effective January 1, 2007 and increased his severance benefits. Mr. Womack’s employment agreement now provides that if Mr. Womack’s employment is terminated by the Company upon a change of control such as the merger, he will be entitled to receive his monthly salary each month for a period of twelve months. Mr. Womack is also entitled to such payments upon a change of control if such change of control immediately results in his loss of employment.

J. David Miller.

On August 18, 2005, the Company entered into an employment agreement with Mr. Miller to serve as the Company’s vice president of construction and development. The agreement provides that the Company will pay Mr. Miller a base salary of $156,000 plus bonus potential of up to 30% of his annual base salary pursuant to criteria contained in the Company’s corporate bonus plan. If Mr. Miller’s employment with the Company is terminated by the Company due to a change in control such as the merger, he will be entitled to receive compensation equal to four months of his base pay in four equal monthly installments.

Donna L. Depoian.

On February 26, 1999, the Company entered into an employment agreement with Ms. Depoian to serve as the Company’s vice president, general counsel and secretary. The agreement provides for an initial term of one year and for successive one-year renewals thereafter. Under the agreement, Ms. Depoian receives an annual base salary of $120,000, subject to adjustment at the discretion of the board of directors. Ms. Depoian’s current annual salary is $149,600 plus bonus potential of up to 30% of her annual base salary pursuant to criteria contained in the Company’s corporate bonus plan. Ms. Depoian’s employment agreement provides that if her employment is terminated within twelve months after a change of control such as the merger, Ms. Depoian will receive a payment equal to her cash compensation for one year in a lump sum.

The following table presents the amount of compensation payable (excluding the cash value of any medical benefits which continue in the case of Mr. O’Donnell) to each of Mr. O’Donnell, Mr. Womack, Mr. Miller and Ms. Depoian if they were terminated following a change of control such as the merger as if such termination had occurred on the last day of our most recently completed fiscal year, July 1, 2007.

Donna L. Depoian (1)	$149,600
J. David Miller (2)	$52,000
Michael P. O’Donnell (3)	$1,300,000
David D. Womack (4)	$250,000

Total	$1,751,600

(1)	Payable at time of change of control.
(2)	Payable over ensuing four months.
(3)	Payable over ensuing 24 months, subject to non-compete provisions.
(4)	Payable over ensuing 12 months.

Relationship with Atticus Capital LP

Stephen F. Edwards, a director of the Company, is a managing director of Atticus Capital LP, affiliates of which are the Company’s largest stockholder. See “Beneficial Ownership of Company Common Stock” beginning on page 64.

Indemnification and Insurance

F&H has agreed, and has agreed to cause, the surviving corporation to indemnify, to the fullest extent permitted by law, each of our current directors and officers against claims, liabilities and expenses, and to advance funds for expenses incurred in connection with any claim, suit, action, proceeding or investigation, based on or arising out of any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger. We have entered into indemnification agreements with each of our directors and executive officers in which we have agreed to indemnify each of them to the fullest extent permitted by law for expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by them in any action arising out of their services as a director or officer.

In addition, the Company intends to purchase a “tail” insurance policy extending the Company’s current directors and officers liability insurance policies for six years following the closing of the merger and providing coverage for events occurring at or prior to the effective time of the merger. See “The Merger Agreement—Other Covenants—Indemnification of Directors and Officers; Insurance” beginning on page 54.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Champps Common Stock whose shares are exchanged for cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of our Common Stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organization, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities and their partners or members), persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders that acquired our Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to stockholders that hold our Common Stock through a partnership or other pass-through entity, generally, will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our Common Stock should consult their tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The receipt of cash in exchange for shares of our Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting.

A stockholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such stockholder is entitled pursuant to the merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder should complete and sign the substitute Internal Revenue Service (“IRS”) Form W-9 that will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Government and Regulatory Approvals

Hart-Scott Rodino Review

The merger is subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain acquisition transactions may not be completed until specified information has been furnished to the Antitrust Division of the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, and until certain waiting periods have expired or been terminated. We and F&H filed our respective notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on July 17, 2007 and received notice of early termination of the waiting period on July 26, 2007. Notwithstanding the early termination of the waiting period, at any time before or after the completion of the merger, the DOJ, the FTC, or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also bring legal actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, nor can there be any assurance, if a challenge is made, of the outcome of such challenge.

Certain Other Regulatory Matters

Although not a condition to completion of the merger, the Company and F&H may be required to obtain certain consents, approvals or authorizations from the state, city and/or local liquor licensing boards or agencies in certain states in which we hold liquor licenses for the operation of our businesses. The Company and F&H also may be required to obtain related consents, approvals or authorizations from the state, city and/or local health, safety, fire or other municipal boards or agencies in such states. Certain of these approvals are required to be obtained prior to a change in control being effected. In addition, the surviving corporation will be required to make filings, send notices or give undertakings to certain additional liquor licensing agencies and/or other local agencies following completion of the merger. Together with F&H, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. The parties intend to seek the required approvals, although there can be no assurance that all such required approvals will be obtained in a timely manner or at all. The parties’ obligations under the merger agreement are not conditioned on our having obtained any of these governmental and regulatory consents or approvals.

It is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, we and F&H have each agreed to use our commercially reasonable efforts to complete the merger, including to obtain required regulatory approvals.

Stockholder Litigation

On July 13, 2007, a putative class action entitled Levy Investments vs. Champps Entertainment. Inc., et al. was filed against the Company and members of the Company’s board of directors in the District Court of the State of Colorado, County of Douglas. In the complaint, the named plaintiff proposes to represent a class of the Company’s stockholders and claims that, among other things, the merger is the product of alleged breaches of duty by the Company’s board of directors. Along with other relief, the complaint seeks an injunction against the closing of the merger. The Company believes that this action is without merit and intends to defend it vigorously.

Delisting and Deregistration of Common Stock

If the merger is completed, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following summary of the merger agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the merger agreement attached to this proxy statement as Annex A, which is incorporated herein by reference. We urge you to read the entire merger agreement carefully.

The merger agreement has been included in this proxy statement to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, F&H, Merger Sub or their respective subsidiaries and affiliates. The merger agreement contains representations and warranties by the Company, on the one hand, and by F&H and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in the Company’s representations and warranties are qualified by information in a confidential disclosure schedule delivered in connection with the signing of the merger agreement. The disclosure schedule contains information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. While the Company does not believe that the disclosure schedule contains information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and F&H and Merger Sub, on the other hand. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, F&H or Merger Sub at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Merger

The merger agreement provides that Merger Sub will merge with and into us, and the separate existence of Merger Sub will cease. We will survive the merger as a wholly owned subsidiary of F&H (and we sometimes refer to ourselves as of and after such time as the “surviving corporation”). Following completion of the merger, our Common Stock will cease to be quoted on NASDAQ, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation and our current stockholders will cease to have any ownership interest in the Company or rights as stockholders of the Company. Therefore, our current stockholders will not participate in any future earnings or growth of the Company after the effective time and will not benefit from any appreciation in value of the Company after the effective time.

Unless otherwise agreed by the parties to the merger agreement, the closing date for the merger will be on the earliest date reasonably practicable, but at least within two business days, after the satisfaction or waiver of the conditions to the merger agreement, as described below in “Conditions to the Merger” beginning on page 55. The effective time of the merger will occur at the time we duly file a certificate of merger with the Secretary of State of the State of Delaware, which will occur immediately following the closing of the merger.

Charter, Bylaws, Directors and Officers

When the merger is completed, the certificate of incorporation and bylaws of the surviving corporation will be those of Merger Sub in effect immediately prior to the effective time, except that the certificate of incorporation of Merger Sub will be amended to provide that the name of the surviving corporation is “Champps Entertainment, Inc.” The directors of Merger Sub at the effective time of the merger will continue as the directors of the surviving corporation. The officers of the Company at the effective time of the merger will continue as the officers of the surviving corporation.

Treatment of Common Stock and Stock Awards

Common Stock

At the effective time of the merger, each share of our Common Stock, including certain restricted shares, but excluding treasury shares and any shares as to which the holder has properly demanded appraisal of his or her shares under Delaware law, will be cancelled and converted into the right to receive $5.60 in cash, without interest and less any applicable withholding taxes.

After the merger is effective, each holder of a certificate representing any shares of Common Stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration, without interest and less any applicable withholding taxes, or in the case of stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under the laws of the State of Delaware, the right to have the fair value of their shares determined by a court and paid to them in cash.

Stock Options

Pursuant to the merger agreement, our board of directors has taken all necessary action so that, at the effective time of the merger, each then issued and outstanding option to purchase our Common Stock, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the product of the excess, if any, of $5.60 per share over the exercise price of such option, and the number of shares subject to such option, without interest and less any applicable withholding taxes. No payments will be made in respect of options having an exercise price per share that is greater than or equal to $5.60.

Restricted Stock Awards

Pursuant to the merger agreement and the terms of our equity incentive plans, our board of directors has taken all necessary action so that, immediately prior to the effective time of the merger, each share of Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger (other than restricted stock awards which in accordance with their terms were to vest only upon achievement of specified performance-based goals that have not been achieved prior to the effective time of the merger, which will be cancelled) will become fully vested and in the merger will be treated as any other outstanding share of Common Stock and will be cancelled and converted into the right to receive $5.60 in cash, without interest and less any applicable withholding taxes. No payments will be made in respect of restricted stock awards subject to vesting only upon achievement of specified performance-based goals that have not been achieved prior to the effective time of the merger.

Appraisal Rights

Stockholders have appraisal rights under Delaware law in connection with the merger. If you properly exercise your appraisal rights, your Common Stock will not be converted into the right to receive $5.60 in cash per share in the merger, but instead your shares will be cancelled, and you will have only the right to have the fair value of your shares of Common Stock determined by a court in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware (attached to this proxy statement as Annex E) and paid to you in cash. See “Dissenters’ Rights of Appraisal” beginning on page 62.

Procedure for Receiving Merger Consideration

Before the effective time of the merger, F&H will designate a paying agent reasonably acceptable to us to act as agent for the benefit of holders of shares of Common Stock in connection with the merger (such firm, the

“paying agent”). F&H will deposit with the paying agent the total consideration payable to all holders of our Common Stock and restricted stock immediately prior to the effective time. Promptly after the effective time, but in no event more than two business days thereafter, the surviving corporation will cause the paying agent to mail to each holder of record of Common Stock a letter of transmittal and instructions for use in effecting the surrender of the certificates representing shares of our Common Stock. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates in exchange for the merger consideration.

The surviving corporation will deliver payments for the options and restricted stock awards to their holders as promptly as practicable following the effective time.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or affidavit of loss in lieu thereof) to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, cash to be paid upon due surrender of the stock certificate may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the amount payable upon the surrender of the certificates.

After the effective time of the merger, there will be no transfers on our stock transfer books of shares of Common Stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of our Common Stock twelve months after the closing of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration.

F&H, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the certificate’s loss, theft or destruction, and if required by the surviving corporation, post a bond in such reasonable amount as the surviving corporation may direct to protect the surviving corporation against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Convertible Notes

Subject to and conditioned on the completion of the merger, the Company will redeem the outstanding convertible notes in accordance with their terms concurrently with the Closing for the principal amount of the notes, plus accrued and unpaid interest. To the extent the Company lacks sufficient cash on hand, F&H has committed to provide the Company with an amount in cash sufficient to enable the Company to pay the redemption price of the convertible notes.

Warrants

Each warrant to purchase shares of Common Stock currently outstanding will remain outstanding until its current expiration date of December 15, 2007, except that holders will receive a new warrant certificate evidencing that the warrant has become exercisable for the $5.60 per share merger consideration instead of shares of Common Stock. If any warrant is exercised after the effective time of the merger, in accordance with the terms of the warrant, the holder will be entitled to receive $5.60 per share in cash upon payment of the $11.10 per share exercise price.

Representations and Warranties

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due incorporation or formation, valid existence, good standing and qualification to do business;

•

our corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of our stockholders, to consummate the transactions contemplated by the merger agreement;

•

the absence of conflicts with, or violations of, our or our subsidiaries’ governing documents, applicable law or certain material agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the required filings, consents and approvals of governmental entities in connection with the merger and related transactions;

•

our capitalization, including in particular the number of shares of our Common Stock outstanding or subject to our restricted stock awards, or issuable upon exercise of our stock options, upon conversion of our convertible notes or under the terms of our employee stock purchase plan;

•	our subsidiaries and our equity interests in them;

•

the accuracy and compliance with applicable legal requirements of our SEC filings, as amended, since June 29, 2003, including the accuracy and compliance with applicable legal requirements of the consolidated financial statements contained therein;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes in the Company’s business since April 1, 2007 and the absence of certain actions by the Company since April 1, 2007;

•	our material contracts and the performance of our obligations thereunder;

•	our rights to use owned and leased properties;

•	certain licenses and permits necessary for the lawful conduct of our and our subsidiaries’ business, including notice filings and franchise offerings;

•	our compliance with laws applicable to the Company, our subsidiaries and our respective assets since July 3, 2005;

•	legal proceedings and governmental orders to which we are subject;

•	our employee benefit plans;

•	labor matters;

•	intellectual property matters;

•	environmental matters;

•	tax matters;

•	the accuracy of information supplied or to be supplied for inclusion in this proxy statement;

•	the absence of undisclosed brokers’ fees and the receipt of the fairness opinion from North Point regarding the consideration to be received by our stockholders in the merger; and

•	insurance policies.

Many of our representations and warranties are qualified by a “Material Adverse Effect” standard. A “Material Adverse Effect” is defined to mean any change, effect, event, circumstance or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and our subsidiaries, taken as a whole, other than any change, effect, event, circumstance or development relating to or resulting from:

•

general economic, political, financial or securities market conditions, or any conditions arising out of acts of terrorism or war (whether or not declared) or weather conditions (provided that such changes do no disproportionately affect the Company and our subsidiaries relative to other participants in our industry);

•

general conditions in the industries in which the Company and our subsidiaries conduct business, including any conditions arising out of acts of terrorism, or war (whether or not declared) or weather conditions (provided that such changes do no disproportionately affect the Company and its Subsidiaries relative to other participants in its industry);

•

the announcement of the execution of the merger agreement or the pendency or consummation of the merger, including (i) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or (ii) the termination of or reduction (or potential reduction) in the Company’s relationships with any of our suppliers, distributors or other vendors, including changes in the economic or credit terms of any such relationship;

•	compliance with the terms of, or the taking of any action expressly required by the merger agreement, or the failure to take any action expressly prohibited by the merger agreement;

•	any actions taken, or failure to take action, or such other changes, in each case, which F&H has expressly requested or which are required under the terms of the Agreement;

•

any changes in law (provided that such changes do not disproportionately affect the Company and our subsidiaries relative to other participants in its industry) or in generally accepted accounting principles (or the interpretation thereof);

•	changes in the price of our Common Stock or the trading volume of our Common Stock, in and of itself; or

•

any failure by us to meet any published analyst estimates or expectations with respect to our revenues, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by us to meet our internal budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations, in and of itself, provided that the underlying causes of any such missed estimates, expectations, budgets, plans or forecasts may, in each case, individually or when aggregated with other effects qualify as a “Material Adverse Effect.”

The merger agreement also contains various representations and warranties made by F&H and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. Their representations and warranties relate to:

•	the incorporation, valid existence and good standing of F&H and Merger Sub;

•	the corporate power and authority of F&H and Merger Sub to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

the absence of conflicts with or violations of, the governing documents of F&H and Merger Sub, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required filings, consents and approvals of governmental entities in connection with the merger and related transactions;

•	the delivery of proposed financing commitment letters and the ability of F&H and Merger Sub to pay all amounts in connection with the merger;

•	information supplied or to be supplied by F&H and Merger Sub for inclusion in this proxy statement;

•	the absence of undisclosed brokers’ fees;

•	the formation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement and the absence of prior activities;

•	legal proceedings and governmental orders to which F&H and Merger Sub are subject;

•	after giving effect to the merger, the solvency of F&H and Merger Sub; and

•	the lack of ownership of any of our equity by F&H and Merger Sub.

Certain of F&H’s and Merger Sub’s representations and warranties are qualified to the extent that such representations or warranties will not be considered breached unless the inaccuracy would prevent, materially delay or materially impair the ability of F&H or any of its subsidiaries (including Merger Sub) to consummate the merger and the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger agreement or the termination of the merger agreement.

Conduct of Our Business Prior to Closing

We have agreed in the merger agreement that, subject to certain exceptions, until the effective time of the merger, unless F&H otherwise consents, we will, and will cause our subsidiaries, to:

•	conduct the business of the Company and our subsidiaries only in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve substantially intact our business.

F&H may unreasonably refuse or fail to consent to any request by us in connection with the operation of our business prior to completion of the merger in its sole discretion. F&H and Merger Sub may not take any action that would reasonably be expected to prevent or materially delay the satisfaction of the conditions to the merger, provided that the failure of F&H to give any consent or waiver will not be construed as preventing or delaying the satisfaction of those conditions.

We have also agreed that during the same time period, subject to certain exceptions and unless F&H gives its prior consent, we will not:

•	amend or propose to amend our certificate of incorporation or by-laws or those of our subsidiaries;

•

issue, dispose of or encumber any shares of our Common Stock or shares of our subsidiaries, or any options, warrants, convertible securities or other rights to acquire shares of our Common Stock or shares of our subsidiaries, except we can:

•

issue shares of Common Stock issuable in connection with the exercise of options or warrants or the conversion of convertible notes outstanding as of July 3, 2007 or pursuant to our employee stock purchase plan;

•	issue shares of any subsidiary to the Company or to other wholly owned subsidiaries of the Company.

•	reclassify, combine, split, redeem, purchase or otherwise acquire any of our equity interests or those of any of our subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of our equity interests or those of any of our subsidiaries;

•

incur any indebtedness or issue any debt securities or assume or guarantee the obligations of any person for borrows money, or make any loan to any third party or guarantee any third party’s indebtedness, other than indebtedness incurred under the Company’s existing credit facilities, or renewals or replacements thereof in the ordinary course of business consistent with past practice;

•

enter into, adopt, or materially amend any employment agreement or benefit plan for the compensation, benefit or welfare of any consultant, director, officer or employee, or increase in any material manner the compensation or fringe benefits of any director, officer or employee;

•	pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan in effect on July 3, 2007;

•

pay any severance or termination pay other than severance or termination pay that is required under any employment or severance agreement or policy disclosed to F&H prior to July 3, 2007; or make any contribution to any benefit plan other than regularly scheduled contributions required by such plan;

•	enter into (or offer to any existing or new employee) any bonus buy in or similar bonus agreement or arrangement or related employment agreement;

•

establish, adopt or enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee or any of their beneficiaries;

•

acquire, sell, lease, license or dispose of, or incur any liens on any material property or assets other than transactions pursuant to existing contracts disclosed to F&H, in the ordinary course consistent with past practice, or make any capital expenditures in excess of $350,000 in the aggregate, in any month;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course consistent with past practice not to exceed $5,000 in the individual or $50,000 in the aggregate, except loans between the Company and any subsidiaries made as part of the Company’s cash management program in the ordinary course of business consistent with past practice;

•

settle or compromise any action, suit, investigation or proceeding pending or threatened against us or pay or discharge any liability, other than actions, suits, investigations, proceedings or liabilities reserved against in the Company financial statements, in an amount not greater than $100,000 (except as dictated by applicable insurance policies), settled since April 1, 2007 and prior to the date of the merger agreement in the ordinary course of business consistent with past practice, for outstanding indebtedness under our credit agreement in the ordinary course of business consistent with past practice, or for fees and expenses payable in connection with the merger;

•	adopt a plan or resolutions providing for complete or partial liquidation, dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	make any material change to our method of accounting except as required by law or disclosed in our SEC Reports;

•

make or change any material tax election, settle any material claim with respect to taxes, agree to any adjustment of a tax attribute, change any tax accounting method or consent to changes to the limitations period applicable to a material tax claim;

•	change, waive, or allow to lapse any term or right under any material contract, except in the ordinary course of business consistent with past practice with respect to particular material contracts;

•

enter into any new leases, supply agreements, franchise agreements, agreements restricting our ability to conduct business in any location or, other than in the ordinary course of business consistent with past practice, any other material contract;

•	terminate any existing lease or cease operations of any unit; or

•	terminate or change any material insurance policy except those that, by their terms, terminate prior to closing and are replaced by comparable coverage.

Stockholders Meeting

Subject to the fiduciary duties of our board of directors and the board of directors’ right to withdraw or modify its recommendation of the merger, the merger agreement requires us, as promptly as reasonably practicable, to call and hold a special meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to adopt the merger agreement unless the merger agreement is terminated as described below in “Termination of the Merger Agreement” beginning on page 55.

Except in certain circumstances described below in “Restrictions on Solicitations,” we are required to recommend that our stockholders vote in favor of adopting the merger agreement and approving the merger.

Restrictions on Solicitations

We have agreed that prior to the completion of the merger we will not, and we will use our commercially reasonable efforts to ensure that our representatives do not, directly or indirectly solicit, initiate, facilitate or encourage any proposal that is, or could reasonably be expected to lead to, a competing proposal, enter into or participate in any negotiations or furnish any non-public information to another person who has expressed an interest in making a competing proposal or waive any standstill agreement applicable to any person who has expressed an interest in making a competing proposal.

If, however, we receive an unsolicited proposal or a proposal which was solicited prior to the date of the merger agreement (and not resolicited), and which the board of directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors, is or could reasonably be expected to result in a superior proposal and the failure to take such action would be reasonably likely to be inconsistent with the board’s fiduciary duties, we may, provided we give at least two calendar days prior notice to F&H, disclose non-public information to the person making the competing proposal (subject to the execution of a confidentiality and standstill agreement between us and the person making the competing proposal) and engage in discussions or negotiations with the person, provided, that in either case, we provide at least two calendar days prior written notice to F&H of such determination of the board of directors.

Our board of directors may, prior to the adoption of the merger agreement at the special meeting or any adjournment or postponement thereof, withdraw, qualify or modify its recommendation (in a manner adverse to F&H) or recommend a superior proposal, if, in any case, the board of directors determines, after consultation with the Company’s outside legal counsel, that the failure to act would be reasonably likely to be inconsistent with the board’s fiduciary duties. Our board of directors may also cause us to enter into a letter of intent, agreement in principle or definitive agreement with respect to a superior proposal if the board of directors determines, after consultation with the Company’s outside legal counsel, that the failure to take this action would be reasonably likely to be inconsistent with the board’s fiduciary duties, and provided that concurrently, we terminate the merger agreement and pay the termination fee discussed below. Prior to any such termination, we must have given F&H not less than three business days prior notice of our intention to terminate the merger agreement during which time F&H may negotiate a transaction at least as favorable as the superior proposal.

Our board of directors will be permitted to release or permit the release of a third party from a standstill or similar agreement in order to permit the Company to exercise its rights in connection with a superior proposal or a competing proposal that may lead to a superior proposal, as described above; provided that the board may not waive a standstill agreement in such a way as to permit a third party to effect a transaction involving the Company that does not require the approval of our board of directors.

As used in the merger agreement, the term “superior proposal” means a proposal in respect of at least a majority of our outstanding Common Stock or all or substantially all of the assets or business of the Company and our subsidiaries, taken as a whole, made by any person on terms that the board of directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, and considering all of the terms and conditions of such proposal and the merger agreement, are more favorable to us and our stockholders from a financial point of view than the transactions contemplated by the merger agreement and is reasonably capable of being completed on a timely basis.

We must promptly inform F&H of any competing proposals (i.e., a written proposal for 20% or more of the stock or a material portion of the business or assets of the Company or our Subsidiaries), including the terms and conditions of the competing proposals and the identity of the party making such proposal. We must continue to keep F&H updated on a reasonably current basis as to the general status of negotiations related to a competing proposal.

If we terminate the merger agreement to enter into an agreement relating to a superior proposal or to accept a superior proposal, we must pay F&H a $2,250,000 termination fee plus reasonable and documented transaction expenses up to $750,000 as promptly as practicable and no later than two business days following termination, see “Termination Fees and Expenses” beginning on page 56.

Other Covenants

Further Action

The parties agreed to use their commercially reasonable efforts to cause the completion of the merger, including:

•	making any required submissions under the HSR Act or pursuant to other antitrust laws with respect to the transactions contemplated by the merger agreement;

•	supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other antitrust laws;

•

using commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other antitrust laws as soon as practicable;

•

cooperating with the other parties in promptly determining whether any other filings are required to be or should be made or whether any other consents, approvals, permits or authorizations are required to be or should be obtained, and promptly making any such filings and furnishing information required in connection therewith;

•

seeking to obtain timely the material consents required to be obtained as conditions to completion of the merger, and seeking to obtain any other consents, approvals, waivers or notifications as will be requested by F&H; and

•

using its commercially reasonable efforts to defend vigorously against and respond to any action, suit, proceeding or investigation relating to the merger agreement or the transactions contemplated thereby.

Other than the material required consents, we will consult with F&H prior to seeking or making any consent, approval, waiver or notification that may be required and will only seek such consents as requested by

F&H. Notwithstanding the foregoing, F&H will not be required to agree to any divestiture, or accept any limitation on its business, in order to obtain antitrust or other regulatory clearance for the transaction. In addition, we are not permitted to expend more than a specified amount in order to obtain material consents without the consent of F&H. Under some circumstances, if F&H does not consent to making these expenditures, then we will no longer be required to obtain the consent for which the expenditure was denied as a condition to completion of the merger.

Indemnification of Directors and Officers; Insurance

For at least six years following the closing, (i) F&H and the surviving corporation will be required to maintain indemnification and exculpation provisions (including expense advancement) in the certificate of incorporation and bylaws of the surviving corporation that are at least as favorable as the indemnification and exculpation provisions in the certificate of incorporation and bylaws of the Company, and (ii) F&H and the surviving corporation will, to the greatest extent permitted by law, indemnify and hold harmless the present and former officers and directors of the Company.

Prior to the effective time of the merger, we will obtain “tail” directors’ and officers’ insurance policies (which F&H and the surviving corporation will maintain) with a claims period of six years, or obtain an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time. The policies must be no less favorable than our existing policy. The surviving corporation will not be required to pay an aggregate premium in excess of $250,000 without the prior consent of F&H, and we are required to advise F&H of our intention to purchase such insurance prior to purchase.

Public Announcements; Notices

The parties have agreed to consult with each other before making public announcements, except as required by applicable law or in response to specific questions by the press, so long as those statements are not inconsistent with previous statements and do not reveal non-public information. The parties have agreed to promptly notify the other in writing of any event that would make satisfaction of any closing condition impossible or reasonably unlikely.

Employee Matters

The parties have agreed that F&H and Merger Sub will provide all of our salaried, full-time employees and certain of our hourly employees full credit for their service with us for determining eligibility, vesting, benefit accrual and benefit level determination as employees of F&H or the surviving corporation after the merger. F&H and Merger Sub will use their commercially reasonable efforts to waive all preexisting condition limitations and waiting periods and provide credit with respect to co-payments and deductibles paid prior to the merger. For a period of six months following the completion of the merger, F&H has agreed to cause the surviving corporation to provide our salaried, full-time employees and certain of our hourly employees with compensation and benefits that are no less favorable, in the aggregate, than those provided to such employees immediately prior to the merger. Following the merger, hourly employees other than those referenced above will be entitled to receive health benefits under the plan currently provided by the Company or a substitute or comparable plan offered to hourly employees of F&H.

We will adopt a resolution providing that the disposition by our directors and officers of Common Stock, options and restricted stock pursuant to the terms of the merger agreement is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

We have agreed to accelerate the purchase of all shares to be issued under our employee stock purchase plan and to ensure that no further offering periods are commenced. At the effective time of the merger, we will refund all unused employee contributions and terminate the plan.

Conditions to the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by holders of a majority of the outstanding shares of our Common Stock;

•	the expiration or earlier termination of the waiting period under the HSR Act; and

•	the absence of any order or injunction preventing the merger issued by any governmental authority of competent jurisdiction.

The obligations of F&H and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties (without regard to materiality or Material Adverse Effect qualifiers) being true and correct when made and as of the effective time of the merger, except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a “Material Adverse Effect”;

•	we must have performed, in all material respects, all of our obligations under the merger agreement;

•	we must have obtained all material consents from third parties that are specified on a schedule to the merger agreement;

•	there must have been no Material Adverse Effect since the date of the merger agreement; and

•	subject to the receipt of sufficient funds from F&H, if necessary, we must have redeemed all of our outstanding convertible notes.

The obligation of Champps to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of F&H and Merger Sub in the merger agreement being true and correct when made and as of the effective time of the merger, except where the failure to be so true and correct, individually or in the aggregate would not prevent F&H and Merger Sub from completing the merger; and

•	F&H and Merger Sub must have performed, in all material respects, all their obligations under the merger agreement.

Termination of the Merger Agreement

The Company and F&H may agree to terminate the merger agreement at any time. The merger agreement may also be terminated at any time in certain other circumstances, including:

•	By either the Company or F&H, if:

•	there is a non-appealable order of a governmental authority enjoining or otherwise prohibiting the merger;

•

the merger has not been completed by November 15, 2007, except that a party may not assert this termination right if the failure to complete the merger was due to that party’s material breach of the merger agreement; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by the Company if:

•

F&H and Merger Sub breach any of their representations, warranties, covenants or agreements that would cause any condition to completion of the merger not to be satisfied and which cannot be cured by November 15, 2007; or

•

our board of directors, having complied with the applicable restrictions set forth in the merger agreement and the other applicable terms and provisions of the merger agreement, determines to enter into a letter of intent, agreement in principle or definitive agreement with respect to a superior proposal.

•	By F&H, if:

•

we breach any of our representations, warranties, covenants or agreements that would cause any condition to completion of the merger not to be satisfied and which cannot be cured by November 15, 2007; or

•

our board of directors withdraws, qualifies or modifies (in a manner adverse to F&H) its recommendation of the merger, approves or recommends a competing proposal, determines that a competing proposal is a superior proposal, fails to recommend against a publicly announced competing proposal, or resolves or announces an intention to do any of the above.

If the merger agreement is terminated as specified above, the merger agreement will have no further effect, except for certain circumstances requiring the payment of a termination fee. See “Termination Fees and Expenses” below.

Termination Fees and Expenses

We have agreed to pay a termination fee of $2,250,000 plus reasonable and documented out-of-pocket expenses of up to a maximum of $750,000 to F&H if:

•	we terminate the merger agreement to enter into a letter of intent, agreement in principle or definitive agreement relating to a superior proposal; or

•

F&H terminates the merger agreement because our board of directors withdraws, qualifies or modifies (in a manner adverse to F&H) its recommendation of the merger, approves or recommends a competing proposal or determines that a competing proposal is a superior proposal, fails to recommend against a publicly announced competing proposal or resolves or announces an intention to do any of the above, or we materially breach the non-solicitation covenants of the merger agreement.

We are also required to pay to F&H its reasonable and documented transaction expenses of up to $750,000 if (i) the merger agreement is terminated by either party because the merger is not consummated by November 15, 2007, (ii) the merger agreement is terminated by either party because our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof, or (iii) the merger agreement is terminated by F&H because we materially breach our representations and warranties or covenants under the merger agreement, and in any such case a competing proposal was publicly disclosed and not withdrawn prior to the special meeting. In addition, if within 12 months after any such termination, we enter into a letter of intent or definitive agreement and thereafter consummate any competing proposal, then we must also pay F&H a termination fee of $2,250,000.

Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except as set forth above and that any filing fees required in connection with the filing of pre-merger notifications under the HSR Act and all filing, printing and mailing costs for this proxy statement will be shared equally between F&H and us.

Amendment and Waiver

The merger agreement may be amended by a written agreement by F&H, Merger Sub and us at any time prior to the effective time of the merger, except that no amendment that requires the further approval of our stockholders may be made once our stockholders have adopted the merger agreement without the further approval of our stockholders.

At any time prior to the effective time of the merger, to the extent allowed by law, F&H, Merger Sub or the Company may:

•	extend the time of performance of obligations or acts of the other parties;

•	waive any inaccuracies in the representations or warranties of the other parties; or

•	waive compliance by the other parties with any of the agreements contained in the merger agreement and such party’s conditions.

Assignment

F&H and Merger Sub may assign their rights and obligations under the merger agreement to an affiliate of F&H, provided that no such assignment will relieve F&H of its obligations under the merger agreement.

Specific Enforcement

Each party to the merger agreement has consented to the issuance of injunctive relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of this agreement exclusively in a federal or state court located in Delaware.

PROJECTED FINANCIAL INFORMATION

We do not, as a matter of course, make public forecasts or projections as to future performance or financial data and are especially wary of making projections for any earnings period due to the inherent unpredictability of the underlying assumptions and estimates. However, in connection with the strategic alternatives review process, our management provided certain projections to potential buyers, and to the Company’s financial advisor, which projections were based on our management’s estimate of the Company’s future financial performance as of the date they were provided. We have included below the material portions of these projections to give our stockholders access to certain nonpublic information prepared for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that we, our board of directors, or North Point considered, or now consider, this information to be predictive of actual future results, and such data should not be relied upon as such. Neither we nor any of our affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Champps compared to the information contained in the projections, and none of them intends to provide any update or revision thereof.

The projections described below were prepared by our management and were not prepared with a view towards public disclosure or compliance with generally accepted accounting principles or with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. The projections were prepared on a basis consistent with the general accounting principles used in our historical financial statements, except as otherwise noted in the footnotes to the tables below. Our independent public accounting firm, KPMG LLP, has neither examined nor compiled the projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in documents that are incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to these projections and should not be read to do so. Our internal financial forecasts (upon which the projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the projected results will be realized or that actual results will not be significantly higher or lower than projected. In addition, the projections do not consider the effect of the merger or any future combination of our business with the businesses conducted by F&H.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder or anyone else regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. We do not intend to update or otherwise revise the following financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions are shown to be in error.

These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The projections described below involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations. For a discussion of risks and uncertainties that may be relevant to Champps’ results, see “Cautionary Statement Concerning Forward-Looking Information” beginning on page 12. You may also refer to our filings with the Securities and Exchange Commission.

Set forth below is a summary of certain projected financial data (in millions) for Champps prepared by Champps’ management and provided to potential buyers, including F&H, in the confidential information memorandum we circulated in January 2007, as well as to the Company’s financial advisor. We sometimes refer to these projections as the January 2007 management case.

January 2007 Management Case ($ in millions)

	2007 Est.	2008 Est.	2009 Est.	2010 Est.	2011 Est.
Revenue	$201.3	$208.9	$222.5	$243.6	$267.3
EBITDA(1)	12.6	14.1	16.5	20.0	24.3

(1)	EBITDA represents operating income (defined as net income before net interest and other financing costs and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. For purposes of these projections, EBITDA does not include certain historical costs, such as asset impairment and restaurant closing/ disposal charges, severance expense, potential company sale expense, predecessor company costs and discontinued operations. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate EBITDA identically. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements. For a reconciliation of estimated projected EBITDA, see Annex D, “Reconciliation of Non-GAAP Financial Measures.”

In preparing the January 2007 management case, management made the following material assumptions:

•	Same store sales for existing restaurants of negative 3.3% for fiscal 2007, then positive 1.5% annually for subsequent years.

•

Open 12 new Company operated stores between 2008 and 2011; one in fiscal 2008, three in fiscal 2009, and four each in fiscal years 2010 and 2011. Average annual sales per new restaurant were assumed to be $5.0 million in 2008, growing 1.5% per year.

•

Open 17 new franchised stores between 2008 and 2011; three in fiscal 2008, four in 2009 and five each in 2010 and 2011. Average annual sales per franchised restaurant were assumed to be $4.0 million with the Company receiving a 2.5% royalty as well as an initial franchise fee of $75,000 per location.

•	Decrease in general and administrative costs as a percentage of revenues from 6.5% in 2007 to 5.8% in 2011 due to economies of scale associated with the higher volumes from new and existing stores.

•	Consolidated EBITDA margins increasing from 6.3% in 2007 to 9.1% in 2011 as a result of the foregoing.

In May 2007, management provided another set of projections, which we sometimes refer to as the May 2007 management case, to the Company’s financial advisor. The May 2007 management case was developed in conjunction with the Company’s updated forecast for fiscal 2008 that was presented to the board of directors at its May 17, 2007 meeting. The May 2007 management case reflected updated assumptions for fiscal 2007 which included the Company’s actual results obtained since we developed the January 2007 management case, as well as updated assumptions for fiscal 2008 and forward for the development pace of new locations, franchise openings and expected closures based on recent developments and certain sales and cost expectations reflecting the most recent trends. Set forth below is a summary of certain projected financial data (in millions) for the Company included in the May 2007 management case:

May 2007 Management Case ($ in millions)

	2007 Est.	2008 Est.	2009 Est.	2010 Est.	2011 Est.	2012 Est.
Revenue	$199.7	$194.5	$207.9	$228.9	$252.3	$275.8
EBITDA(1)	11.5	12.3	14.1	17.3	21.5	26.2
Adjusted EBITDA(2)	12.9	13.8	15.5	18.6	22.9	27.5

(1)	See note (1) above under the preceding table for the definition of EBITDA.
(2)	Adjusted EBITDA starts with EBITDA defined above and adjusts (adds back) for certain other non-cash or unusual cost or income items such as employee partner bonus buyout expense, stock-based compensation, asset retirements and income from a credit card litigation settlement. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate Adjusted EBITDA identically. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

In preparing the May 2007 management case, management made the following material assumptions:

•	Same store sales for existing restaurants of negative 3.6% for fiscal 2007, negative 0.3% for fiscal 2008 then positive 1.5% annually for subsequent years.

•

Open 16 new Company operated stores between 2008 and 2012; one in fiscal 2008, three in fiscal 2009, and four each in fiscal years 2010 through 2012. Average annual sales per new restaurant were assumed to be $5.0 million in 2008, growing 1.5% per year.

•	Close two underperforming Company operated stores in 2008.

•

Open 20 new franchised stores between 2008 and 2012; one in fiscal 2008, four in 2009 and five each in 2010 through 2012. Average annual sales per franchised restaurant were assumed to be $4.0 million with the Company receiving a 2.5% royalty as well as an initial franchise fee of $75,000 per location.

•	Decrease in general and administrative costs as a percentage of revenues from 6.7% in 2007 to 5.9% in 2012 due to economies of scale associated with the higher volumes from new and existing stores.

•	Consolidated EBITDA margins increasing from 5.8% in 2007 to 9.5% in 2012 as a result of the foregoing.

No assurance can be given that the assumptions used in preparing the January 2007 management case and the May 2007 management case will reflect actual future conditions. Estimates and assumptions are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, as well as other factors described above under the caption “Cautionary Statement Concerning Forward-Looking Information” beginning on page 12, which factors may cause the financial projections and underlying assumptions to be inaccurate. The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

MARKET PRICES OF THE COMPANY COMMON STOCK

Our Common Stock is traded on NASDAQ under the symbol “CMPP.” The following table sets forth the high and low closing sales prices per share of our Common Stock on NASDAQ for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended July 3, 2006
1st Quarter	$8.18	$6.83
2nd Quarter	$7.38	$6.46
3rd Quarter	$8.35	$6.36
4th Quarter	$8.25	$6.31
Fiscal Year Ending July 1, 2007
1st Quarter	$6.57	$4.76
2nd Quarter	$7.12	$5.96
3rd Quarter	$6.80	$5.26
4th Quarter	$5.85	$4.43
Fiscal Year Ending June 29, 2008
1st Quarter through August 27, 2007	$5.48	$4.63

On January 10, 2007, which was the last trading day before the Company announced that a special committee of the board of directors had determined to pursue a sale of the Company and that the Company had entered into a letter of intent with respect to such a transaction, the closing sale price of our Common Stock on NASDAQ was $6.80. On July 3, 2007, which was the last trading day before we announced the execution of the merger agreement, the closing sale price of our Common Stock on NASDAQ was $4.63. On August 27, 2007, the last trading day before the printing of this proxy statement, the closing price for our Common Stock on NASDAQ was $5.34. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

We have never declared or paid dividends on our Common Stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Champps Common Stock, as determined by the Court of Chancery of the State of Delaware (the “Chancery Court”). Any of our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Annex C.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware. The following summary does not constitute any legal or other advice, nor does it constitute that you exercise your right to appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us, as set forth below, a written demand for appraisal of your shares before the stockholder vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

•

You must not vote in favor of the merger. A vote in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must hold of record the shares of Champps Common Stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of our Common Stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of our Common Stock.

All demands for appraisal should be addressed to Champps Entertainment, Inc., General Counsel, 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our Common Stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our Common Stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of our Common Stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each Champps stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our Common Stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of our Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Champps Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Beneficial Ownership Table

The following table sets forth certain information regarding beneficial ownership of the Company’s voting securities as of July 1, 2007 based on an aggregate of 13,094,449 shares of Common Stock outstanding on such date by (1) each director, (2) the chief executive officer and the three executive officers of the Company, each of whose compensation exceeded $100,000 during the fiscal year ended July 1, 2007, (3) all directors and executive officers of the Company as a group, and (4) each person who we know beneficially owns 5% or more of the outstanding Common Stock. Except as indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Please see the footnotes below for the disclosure required by the Exchange Act, for each of the parties listed below. We obtained the information presented below for stockholders other than officers and directors from filings with the SEC on Schedule 13G or Schedule 13D and amendments thereto, which reflect beneficial ownership as of the dates set forth therein.

Unless otherwise indicated, the address for each person or entity below is c/o Champps Entertainment, Inc., 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124.

Beneficial ownership of Common Stock includes shares that are individually or jointly owned, as well as shares of which the individual has sole or shared investment or voting authority. Beneficial ownership of Common Stock also includes shares that could be purchased by the exercise of options, warrants or notes at or within 60 days of July 1, 2007. The amounts set forth in the table as beneficially owned include shares owned, if any, by spouses and relatives living in the same home, as to which beneficial ownership may be disclaimed as set forth in the notes following the table.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Directors and Executive Officers
Stephen F. Edwards(1)	54,196	*
James Goodwin(2)	66,696	*
Ian Hamilton(3)	44,196	*
Michael P. O’Donnell(4)	540,680	4.0%
Karl Okamoto(5)	28,196	*
Charles G. Phillips(6)	44,196	*
Donna L. Depoian(7)	82,190	*
J. David Miller(8)	95,741	*
David D. Womack(9)	92,458	*

All directors and executive officers as a group (9 persons)(10)	1,048,549	7.4%

Other Stockholders
Atticus Capital LP(11)	4,453,833	33.1%
T. Rowe Price Associates, Inc.(12)	1,640,744	12.1%
Dimensional Fund Advisors, Inc.(13)	1,097,126	8.4%
Franklin Advisory Services, LLC(14)	920,000	7.0%
Loeb Partners Corp(15)	883,562	6.7%

*	Less than 1% of the outstanding shares of our common stock.
(1)

Includes 36,000 shares of Common Stock issuable on the exercise of stock options and 18,196 shares of restricted stock. Excludes shares which may be deemed to be beneficially owned by Atticus Capital LP of which firm Mr. Edwards is managing director, as described below. The address for Mr. Edwards is c/o Atticus Capital LP, 152 West 57th Street, 45th Floor, New York, New York 10019.

(2)

Includes 46,000 shares of Common Stock issuable on the exercise of stock options held by the Gordon Tang Goodwin Trust of which Mr. Goodwin is a trustee and 18,196 shares of restricted stock. Mr. Goodwin disclaims beneficial ownership of shares owned by this trust. The address for Mr. Goodwin is c/o Half Moon LLC, 39 East 79th Street, New York, New York 10021.

(3)	Includes 26,000 shares of Common Stock issuable on the exercise of stock options and 18,196 shares of restricted stock. The address for Mr. Hamilton is 333 S. State Street, Suite V-154, Lake Oswego, Oregon 79034.
(4)	Includes 26,000 shares of Common Stock issuable on the exercise of stock options and 514,680 shares of restricted stock, of which 386,010 shares are subject to performance-based vesting and will be cancelled immediately prior to the merger. The address for Mr. O’Donnell is 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124.
(5)	Includes 10,000 shares of Common Stock issuable on the exercise of stock options and 18,196 shares of restricted stock. The address for Mr. Okamoto is 1007 E. Abington Avenue, Wyndmoor, PA 19038.
(6)	Includes 26,000 shares of Common Stock issuable on the exercise of stock options and 18,196 shares of restricted stock. The address for Mr. Phillips is c/o Prentice Capital Management, LP, 900 Third Avenue, New York, New York 10022.
(7)	Includes 80,500 shares of Common Stock issuable upon the exercise of stock options held by Ms. Depoian.
(8)	Includes 90,500 shares of Common Stock issuable upon the exercise of stock options held by Mr. Miller.
(9)	Includes 92,000 shares of restricted stock held by Mr. Womack, of which 60,000 shares are subject to performance-based vesting and will be cancelled immediately prior to the merger.
(10)

The number of shares beneficially owned by all directors and executive officers as a group includes 341,000 shares of common stock issuable upon the exercise of outstanding stock options and 697,660 shares of restricted stock (446,010 of which are subject to performance-based vesting and will be cancelled immediately prior to the merger).
(11)

Includes (a) 4,102,052 shares of Common Stock, (b) 281,425 shares issuable upon conversion of the 5.5% convertible subordinated notes due 2007 in the aggregate principal amount of $3,000,000 (assuming conversion at the initial conversion price of $10.66 per share) and (c) 70,356 shares issuable upon exercise of the warrants (assuming exercise at the initial exercise price of $11.10 per share) both issued by Champps in December 2002 to Atticus Capital, L.L.C., which were subsequently transferred to certain funds managed by Atticus Capital LP. Atticus Capital LP, together with certain of its affiliated entities, act as advisors for various investment funds and managed accounts. Mr. Timothy R. Barakett is the chairman, chief executive officer and managing member of Atticus Capital LP. Based on his relationship with Atticus Capital LP and the affiliate entities, Mr. Barakett is deemed to be the beneficial owner of such shares. The address for Mr. Barakett and Atticus Capital LP is 152 West 57th Street, 45th Floor, New York, New York 10019.

(12)	Includes 375,235 shares issuable upon conversion of $4,000,000 principal amount of convertible subordinated notes and 93,809 warrants to purchase common stock purchased from Champps in December 2002. The securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns a majority of the shares included herein), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities. The address for T. Rowe Price Associates is 100 East Pratt St., Baltimore, Maryland 21202.
(13)	The address for Dimensional Fund Advisors, Inc is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(14)

Franklin Advisory Services, LLC may be deemed to be a beneficial owner of 920,000 shares of common stock held by Franklin Resources, Inc. Charles B. Johnson and Rupert H. Johnson each may be deemed to be beneficial owners of securities held by Franklin Resources, Inc. Each disclaims beneficial ownership of any of the 920,000 shares of common stock held by Franklin Resources, Inc. The address for Franklin Advisory Services, LLC is 901 Mariners Island Blvd., 6th Floor, San Mateo, California 94404.

(15)	The address for Loeb Partners, Corp. is 61 Broadway, Suite 2450, New York, New York 10006.

For a discussion of the treatment of options and restricted stock awards in connection with the merger, including those options and restricted stock awards held our directors and officers, see “The Merger—Interests of Certain Persons in the Merger” and “The Merger Agreement—Treatment of Common Stock and Stock Awards” on pages 38 and 46, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the fiscal year ended July 1, 2007 all filing requirements applicable to our officers and directors were met.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2007. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Pursuant to Exchange Act Rule 14a-8, because we anticipate that any 2007 annual meeting will be held more than 30 days after the anniversary of the 2006 annual meeting of stockholders, stockholder proposals for the 2007 Annual Meeting must be received in writing at our principal executive offices a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our proxy materials relating to such meeting.

In addition, if the merger is not consummated, and you wish to nominate directors for election at the 2007 annual meeting of stockholders or to submit a proposal that is not intended to be included in our proxy materials relating to such meeting, our bylaws require that:

•	your notice to the Secretary contains the specific information set forth in our bylaws;

•	you be a stockholder of record at the time you deliver your notice to the Secretary and be entitled to vote at the meeting of stockholders to which such notice relates; and

•

you notify the Secretary in writing where such notification is so received not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition, notice of shareholder proposals must be received a reasonable time before we mail our proxy materials in order to be considered “timely” under Exchange Act Rule 14a-4(c). A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials. All proposals and nominations should be sent to Champps Entertainment, Inc., 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, Attention: Secretary.

OTHER MATTERS

No Other Business at the Special Meeting

Pursuant to our by-laws, the business transacted at the special meeting is limited to the purposes stated in the notice of special meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, or by telephone at (800) 207-3158 (toll free), or to Champps Entertainment, Inc., 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, Attention: Investor Relations, or by telephone at 303-804-1333.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of NASDAQ at One Liberty Plaza, 165 Broadway, New York, New York 10006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Champps Entertainment, Inc., 10375 Park Meadows Drive, Suite 560, Littleton, Colorado 80124, Attention: Investor Relations, telephone 303-804-1333. If you would like to request documents, please do so by September 14, 2007, in order to receive them before the special meeting. Our public filings are also available to you on our website at www.Champps.com.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Champps Filings:	Periods:
Annual Report on Form 10-K	Year ended July 2, 2006

Quarterly Reports on Form 10-Q	Quarterly periods ended October 1, 2006, December 31, 2006 and April 1, 2007

Current Reports on Form 8-K	May 22, 2007, July 6, 2007

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 28, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

F & H ACQUISITION CORP.,

LAST CALL ACQUISITION CORP.

and

CHAMPPS ENTERTAINMENT, INC.

Dated as of July 3, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

A
Action	Section 1.1
Affected Employee	Section 6.12(a)
Affiliate	Section 1.1
Agreement	Preamble
Antitrust Law	Section 1.1
April ESPP Offering Period	Section 4.5(a)
Auction Process	Section 1.1
B
Backstop Letter	Section 5.5
Benefit Plans	Section 1.1
Board of Directors	Recitals
Business	Section 1.1
Business Day	Section 1.1
Business IP	Section 4.16(a)
Buyer Transaction Expenses	Section 8.3(b)
C
Certificate	Section 3.1(a)
Certificate of Merger	Section 2.2
Change	Section 1.1
Change of Recommendation	Section 6.6(c)
Changes	Section 1.1
Cleanup	Section 4.17(a)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1
Common Stock Cash Payment	Section 3.1(a)
Company	Preamble
Company Board Recommendation	Section 6.6(c)
Company Common Stock	Section 1.1
Company Disclosure Schedule	ARTICLE IV
Company ERISA Affiliate	Section 1.1
Company Preferred Stock	Section 4.5(a)
Competing Proposal	Section 6.6(f)
Confidentiality Agreement	Section 1.1
control	Section 1.1
controlled by	Section 1.1
Convertible Notes	Section 1.1
Credit Agreement	Section 1.1
Current Policy	Section 6.8(c)
D
DAKA	Section 4.10(a)(vii)
Damages	Section 6.8(b)
Debt Commitment Letter	Section 5.5
Debt Financing	Section 5.5
Designated Matter	Section 6.7(e)

A-iv

Designated Restaurant	Section 6.7(e)
DGCL	Recitals
Dissenting Shares	Section 3.3(a)
E
Effective Time	Section 2.2
Environmental Claim	Section 4.17(a)(ii)
Environmental Laws	Section 4.17(a)(iii)
Equity Interest	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
ESPP	Section 6.13
Exchange Act	Section 1.1
Exchange Fund	Section 3.2(a)
F
Franchise Agreement	Section 4.10(a)(ix)
FTC Rule	Section 4.12(b)(i)
G
GAAP	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
H
Hazardous Materials	Section 4.17(a)(iv)
HSR Act	Section 1.1
I
Insurance Policies	Section 4.22
Intellectual Property	Section 1.1
J
July ESPP Offering Period	Section 4.5(a)
K
Knowledge	Section 1.1
L
Law	Section 1.1
Leased Properties	Section 4.11(a)
Lender Consent	Section 5.3
License or Permit	Section 1.1
Liens	Section 1.1
Liquor Authorities	Section 6.7(e)
M
Material Adverse Effect	Section 1.1
Material Consents	Section 6.7(a)
Material Contract	Section 4.10(a)
Merger	Recitals
Merger Sub	Preamble

A-v

N
NASD	Section 4.4
O
Option	Section 1.1
Outside Date	Section 8.1(c)
Owned Properties	Section 4.11(a)
P
Parent	Preamble
Paying Agent	Section 3.2(a)
Performance Based Restricted Stock	Section 3.5(a)
Permitted Liens	Section 1.1
Person	Section 1.1
Proxy Statement	Section 6.3(a)
R
Release	Section 4.17(a)(v)
Representatives	Section 1.1
Required Cash Amount	Section 5.5
Requisite Stockholder Vote	Section 1.1
Restricted Stock	Section 1.1
S
Schedule 13E-3	Section 4.19
SEC	Section 4.7(a)
SEC Reports	Section 4.7(a)
Securities Act	Section 1.1
Sponsors	Section 5.5
Stockholder Meeting	Section 6.4
Store Lease	Section 4.11(b)
Subsidiaries	Section 1.1
Superior Proposal	Section 6.6(g)
Surviving Corporation	Section 2.1
T
Tail Policy	Section 6.8(c)
Takeover Laws	Section 4.2(b)
Tax	Section 1.1
Tax Returns	Section 1.1
Taxes	Section 1.1
Total Common Stock Cash Payment Amount	Section 3.1(a)
Total Option Cash Payment Amount	Section 3.5(a)
U
UFOC	Section 4.12(b)(iii)
under common control with	Section 1.1
V
Voting Agreement	Recitals
Voting Group	Recitals
W
Warrants	Section 1.1

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July3, 2007 (this “Agreement”), is made and entered into by and among F&H Acquisition Corp., a Delaware corporation (“Parent”), Last Call Acquisition Corp., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and Champps Entertainment, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”), has determined that this Agreement and the transactions contemplated hereby are advisable, and has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and recommended that the stockholders of the Company adopt this Agreement and approve the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each determined that this Agreement and the transactions contemplated hereby are advisable, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to Parent’s willingness to enter into this Agreement, Atticus Capital L.L.C. and certain of its affiliated entities (collectively, the “Voting Group”) are entering into a Voting Agreement (the “Voting Agreement”) with Parent providing, among other things, that, subject to the terms and conditions thereof, each of the members of the Voting Group will vote its shares of Company Common Stock (as hereinafter defined) in favor of the Merger and the approval and adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Auction Process” means the process undertaken in the first half of 2007 pursuant to which the Board of Directors solicited proposals for the acquisition of the Company.

“Benefit Plans” shall mean and include: each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (a “Company ERISA Affiliate”), that together with Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of Company, or any of its Subsidiaries or any Company ERISA Affiliate, whether formal or informal and whether legally binding or not, which in each case is currently in effect or for which the Company or any Company ERISA Affiliate has liability (contingent or otherwise).

“Business” means the business of owning, operating and franchising entertainment based casual dining restaurants in the United States as currently conducted by the Company and its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Confidentiality Agreement” means the agreement dated January 22, 2007, by and between the Company and Parent.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Convertible Notes” mean any of the Champps Entertainment, Inc. 5.50% Convertible Subordinated Notes Due 2007 issued to certain purchasers pursuant to the Securities Purchase Agreement dated as of December 16, 2002 by and among the Company and such purchasers.

“Credit Agreement” means the Credit Agreement entered into as of March 16, 2004 among the Company, each lender from time to time party thereto and LaSalle Bank, National Association, as Administrative Agent, as amended from time to time.

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any ownership interest or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government, any governmental, regulatory or administrative authority, agency or commission, or any court, tribunal or other judicial body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means (i) all patents, patent applications and patent disclosures, (ii) all trademarks, service marks, brand names, corporate names, domain names, and trade dress, (iii) all copyrights and copyrightable computer software, and (iv) all trade secrets and confidential or proprietary information.

“Knowledge” means, with respect to the Company, the actual knowledge after due inquiry of the Persons set forth in Section 1.1 of the Company Disclosure Schedule.

“Law” means any statute, law, ordinance, regulation, rule, code, principle of common law or equity or other requirement of law of a Governmental Authority or any Governmental Order.

“License” or “Permit”” means any permit, order, decree, consent, approval, exemption, certificate, license, registration (including franchise registrations), qualification, finding of suitability or other authorization (or any waiver of the foregoing) issued by a Governmental Authority.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means any change, effect, event, circumstance or development (each, a “Change” and, collectively, “Changes”) that, individually or in the aggregate, together with all other Changes, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Change resulting from any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Change resulting from any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) general economic, political, financial or securities market conditions (or Changes therein), or any conditions arising out of acts of terrorism or war (whether or not declared) or weather conditions (provided that such Changes do no disproportionately affect the Company and its Subsidiaries relative to other participants in its industry), (B) general conditions in the industries in which the Company and its Subsidiaries conduct business (or Changes therein), including any conditions arising out of acts of terrorism, or war (whether or not declared) or weather conditions (provided that such Changes do no disproportionately affect the Company and its Subsidiaries relative to other participants in its industry), (C) the announcement of the execution of this Agreement or the pendency or consummation of the Merger, including (i) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or (ii) the termination of or reduction (or potential reduction) in the Company’s relationships with any of its suppliers, distributors or other vendors, including Changes in the economic or credit terms of any such relationship, (D) compliance with the terms of, or the taking of any action expressly required by this Agreement, or the failure to take any action expressly prohibited by this Agreement, (E) any actions taken, or failure to take action, or such other Changes, in each case, which Parent has expressly requested or which are required under the terms of the Agreement, (F) any Changes in Law (provided that such changes do no disproportionately affect the Company and its Subsidiaries relative to other participants in its industry) or in GAAP (or the interpretation thereof), (G) changes in the price of the Company Common Stock or the trading volume of the Company Common Stock, in and of itself or (H) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, provided that, for the avoidance of doubt, the underlying causes of any such missed estimates, expectations, budgets, plans or forecasts may, in each case, individually or when aggregated with other effects (other than any of such effects described in (A)-(F)) qualify as “Material Adverse Effect.”

“Option” means each option granted by the Company to purchase shares of Company Common Stock pursuant to any Benefit Plan.

“Permitted Liens” means: (i) Liens for Taxes either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (iv) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that do not, individually or in the aggregate, materially impair the continued use and operation of the Company’s assets as presently conducted; (v) any Liens existing in connection with the Credit Agreement (which Liens will be released at Closing in connection with the repayment of all amounts outstanding thereunder); (vi) statutory, common law or contractual liens of landlords; and (vii) Liens imposed by applicable Law (other than Tax Laws).

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Representatives” means, collectively, any Person’s officers, general or limited partners (if applicable), members, directors, managers, authorized employees, Affiliates, agents, attorneys, capital or financing sources or other advisors or representatives.

“Requisite Stockholder Vote” means the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock.

“Restricted Stock” means each share of restricted Company Common Stock or restricted stock unit awarded pursuant to a Benefit Plan.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity or (iii) a general partnership interest, managing member or similar interest entitling such Person to govern the affairs of such entity or (iv) at least 50% of the outstanding equity interests issued by such entity.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, unclaimed or abandoned property, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

“Warrants” mean any of the Champps Entertainment, Inc. Warrants to Purchase Common Stock issued on December 16, 2002 to the purchasers of the Convertible Notes pursuant to the Securities Purchase Agreement dated as of December 16, 2002 by and among the Company and such purchasers.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. New York time, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but the Closing shall be subject to the satisfaction or waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, or at such other place or on such other date or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Immediately following the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall mutually agree and as shall be specified in the Certificate of Merger (the date and time of such filing at which the Merger becomes effective being the “Effective Time”).

Section 2.3 Effects of the Merger. The Merger will have the effects provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. Subject to the terms of Section 6.8(a), at the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Merger (except that such certificate of incorporation shall be amended so that the name of the Surviving Corporation shall be “Champps Entertainment, Inc.”) and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. Subject to the terms of Section 6.8(a), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the terms of the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the terms of the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, any actions or instruments are necessary or desirable to vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as result of, or in connection with, the Merger or otherwise to carry out the terms of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such instruments and to take and do, in the name and on behalf of each of such corporation, all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms of this Agreement, in accordance with the requirements of the DGCL.

ARTICLE III

CONVERSION OF SECURITIES; SURRENDER OF CERTIFICATES

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or the holders of any of the Equity Interests of the Company or Merger Sub:

(a) Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including those shares of Restricted Stock which are to vest as set forth in Section 3.5(b), but excluding any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares), shall be converted into the right to receive an amount in cash equal to five dollars and sixty cents ($5.60) (the “Common Stock Cash Payment”), payable upon surrender of the certificate (the “Certificate”) that formerly evidenced such share of Company Common Stock in the manner provided in Section 3.2. The sum of the cash payable to all holders of Company Common Stock in the aggregate is referred to as the “Total Common Stock Cash Payment Amount”.

(b) Cancellation of Company Treasury Shares. Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock, if any, owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 3.2 Surrender of Certificates; Payment of Merger Consideration.

(a) Paying Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is reasonably acceptable to the Company as may be designated by Parent at its own cost and expense (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, cash in an amount equal to the Total Common Stock Cash Payment Amount (the Total Common Stock Cash Payment Amount, as deposited with the Paying Agent, the “Exchange Fund”). Such funds may be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (x) no such investment or losses shall affect the amounts payable to holders of the Company Common Stock and provided, further, that following any incurrence of losses Parent shall, as and when needed, provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses and (y) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time (but in no event later than two (2) Business Days following the Effective Time), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Common Stock Cash Payment pursuant to Section 3.1(a), (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the shares of Company Common Stock shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Common Stock Cash Payment (which instructions shall provide that, at the election of the surrendering holder, such Certificates may be surrendered and the Common Stock Cash Payment in exchange therefor collected by hand delivery). Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount of the Common Stock Cash Payment multiplied by the number of shares of Company Common Stock formerly represented by such Certificate pursuant to Section 3.1(a), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 3.1(a). Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Common Stock Cash Payment in respect of the number of shares previously represented thereby. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE III shall thereafter look solely to Parent and the Surviving Corporation with respect to the Common Stock Cash Payment payable upon surrender of their Certificates without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such times as such amounts would otherwise escheat to or become property of any government entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto, and neither the Paying Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any cash delivered to a public official as required by any abandoned property, escheat or similar Law.

(d) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of Company Common Stock or Option or such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Option in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(e) Payment to Other Persons. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment of the Common Stock Cash Payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing the shares of Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of payment of the Common Stock Cash Payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax as been paid or is not applicable.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Common Stock Cash Payment with respect to such shares of Company Common Stock.

(g) Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If any Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Common Stock Cash Payment, as provided in Section 3.1(a), for each share of Company Common Stock formerly represented by such Certificates.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by stockholders of the Company who have demanded and perfected their demands for appraisal of such shares (the “Dissenting Shares”) in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL shall not be converted into or represent the right to receive the Common Stock Cash Payment as described in Section 3.1(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided that if any such stockholder thereafter shall have failed to perfect or shall have effectively withdrawn or lost such stockholder’s right to appraisal and payment under the DGCL, such stockholder’s shares of Company Common Stock shall be deemed to have been converted at the Effective Time into the right to receive the Common Stock Cash Payment as described in Section 3.1(a), without any interest thereon with respect to such shares of Company Common Stock.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Company Common Stock and withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, or as required by applicable Law, make any payment with respect to any demands for appraisal or offer to settle or settle any such demand.

Section 3.4 Changes in Company Common Stock. If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Common Stock Cash Payment shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.5 Options and Equity Awards.

(a) Treatment of Options. At the Effective Time, each Option that is then issued and outstanding (whether vested or unvested) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist. Promptly following the Effective Time, the Surviving Corporation shall pay to each holder of an Option outstanding immediately prior to the Effective Time (whether vested or unvested) and having an exercise price per share that is less than the Common Stock Cash Payment, an amount in cash equal to the product of (a) the excess of the Common Stock Cash Payment over the exercise price per share of such Option, multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Option (the sum of all such payments, the “Total Option Cash Payment Amount”) (it being understood that no payment shall be made in respect of Options having an exercise price per share that is greater than or equal to the Common Stock Cash Payment). The Board of Directors shall adopt such resolutions and take all such other actions as may be necessary or appropriate in accordance with the terms of the applicable Benefit Plans, effective contingent upon the consummation of the Merger, to provide for the foregoing treatment of Options.

(b) Treatment of Restricted Stock. Immediately prior to the Effective Time, each share of Restricted Stock that is then issued and outstanding (other than those shares of Restricted Stock (“Performance Based Restricted Stock”) which in accordance with their terms were to vest only upon achievement of specified performance-based goals that have not been achieved prior to the Effective Time), shall by virtue of the Merger, in accordance with the terms of the applicable Benefit Plan and/or stock award and without any action on the part of the holder thereof, become fully vested and, at the Effective Time, shall be converted into the right to receive the Common Stock Cash Payment as provided in Section 3.1(a). At the Effective Time, all shares of Performance Based Restricted Stock that were issued and outstanding immediately prior to the Effective Time but which did not vest pursuant to their terms, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist. The Board of Directors shall adopt such resolutions and take all such other actions as may be necessary or appropriate in accordance with the terms of the applicable Benefit Plans, effective contingent upon the consummation of the Merger, to provide for the foregoing treatment of the Restricted Stock and Stock Units.

Section 3.6 Warrants. Each Warrant that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time, unchanged by reason of the Merger, except that in accordance with the terms of such Warrants, the holders thereof shall thereafter be entitled to receive, upon exercise thereof and payment of the exercise price of $11.10 per share, as may be adjusted pursuant to the terms of the Warrant, an amount in cash equal to the product of (x) the Common Stock Cash Payment and (y) the number of shares of Company Common Stock into which such Warrant was exercisable immediately prior to the Effective Time, without interest. As of the Effective Time, the Company shall have issued a replacement warrant to such holder reflecting (a) the change in the consideration payable upon exercise of the Warrant (b) its expiration date of December 15, 2007 (or the next business day, if applicable) and (c) such other terms as are required under the relevant Warrant, subject to the approval of Parent.

Section 3.7 Convertible Notes. Prior to the Effective Time, the Board of Directors shall adopt such resolutions and take such other actions as may be necessary or appropriate in accordance with the terms of the Convertible Notes, effective contingent upon the consummation of the Merger, to redeem the Convertible Notes at or immediately prior to the Effective Time for the principal amount thereof, plus accrued and unpaid interest thereon.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Schedule”), and/or (ii) as and to the extent set forth in the SEC Reports filed since January 1, 2006 , the Company hereby represents and warrants, as follows:

Section 4.1 Existence and Power.

(a) Each of the Company and its Subsidiaries is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing or have such power or authority would not have a Material Adverse Effect.

(b) Complete and correct copies of the certificate of incorporation and bylaws or other organizational documents of the Company and each of its Subsidiaries, in each case as currently in full force and effect, have been made available (through the “datasite” used in connection with the Auction Process or its SEC Reports) to Parent.

Section 4.2 Authority; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Stockholder Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except that the consummation of the Merger is subject to obtaining the Requisite Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) The Board of Directors has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger, all upon the terms and subject to the conditions set forth herein and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholder Meeting, and (iv) taken all necessary steps so that the provisions of Section 203 of the DGCL and any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement do not apply to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and has not rescinded or modified any such actions as of the date of this Agreement.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Vote is the only vote of the holders of any Equity Interests of the Company or any of its Subsidiaries necessary to approve this Agreement and the transactions contemplated hereby.

Section 4.3 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by clauses (a)—(f) of Section 4.4 have been obtained and all filings described in such Section have been made and any waiting periods thereunder have terminated or expired and that the Requisite Stockholder Vote is obtained, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (c) assuming that all of the consents and approvals of third parties listed in Section 4.3 of the Company Disclosure Schedule have been obtained, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, payment, cancellation, amendment or acceleration of, or result in the creation of any Lien (other than any Permitted Lien) on any property pursuant to, any Material Contract, except, in the case of clauses (b) and (c) of this Section 4.3, for any such conflict, violation, breach, default, loss, right, Lien or other occurrence which would not have a Material Adverse Effect.

Section 4.4 Required Filings and Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby in each case does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities laws, Takeover Laws and “blue sky” laws, (d) the rules and regulations of the National Association of Securities Dealers, Inc. (“NASD”), (e) the DGCL, (f) the consents, approvals, authorizations, permits, actions, filings or notifications of, with or to, any Governmental Authority listed in Section 4.4 of the Company Disclosure Schedule, and (g) any other consent, approval, authorization, permit, action, filing or notification of, with or to, any Governmental Authority, the failure of which to make or obtain would not have a Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock; and 5,000,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 25,000 are designated as Series A Junior Participating Cumulative Preferred Stock. As of July 1, 2007, (i) 13,792,109 shares of Company Common Stock (including 555,688 shares of Restricted Stock, which includes 446,010 shares of Performance Based Restricted Stock) were issued and outstanding, (ii) 191,480 shares of Company Common Stock were held in treasury, (iii) 647,858 shares of Company Common Stock issuable upon exercise of outstanding Options (which Options are set forth on Section 4.6 of the Company Disclosure Schedule, including the name of each holder and applicable exercise price), (iv) 386,961 shares of Company Common Stock were reserved for issuance upon exercise of the outstanding Warrants, (v) 1,407,129 shares of Company Common Stock were reserved for issuance upon conversion of the outstanding Convertible Notes, and (vi) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and all shares that may be issued pursuant to the Benefit Plans will be, when issued in accordance with the terms thereof, validly issued, fully paid and non-assessable and not subject to preemptive rights. As of July 3,

2007, 2,919 shares of Company Common Stock were issued under the ESPP in respect of funds contributed (or for which elections were otherwise made) during the quarter ended July 1, 2007 (the “April ESPP Offering Period”), including pursuant to any Options granted under the ESPP in respect of such funds for such period. As of the date hereof, no more than twenty thousand dollars ($20,000) has been contributed to the ESPP in respect of the quarter beginning July 2, 2007 (the “July ESPP Offering Period”) for the purchase of shares of Company Common Stock (or for which Options have been or may be granted).

(b) All of the outstanding Equity Interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens.

(c) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

Section 4.6 Company Subsidiaries. Section 4.6 of the Company Disclosure Schedule lists each Subsidiary of the Company and the jurisdiction of its organization. There are no stockholder agreements, voting trusts or other agreements or understandings to which any of the Company’s Subsidiaries is a party or by which any of them are bound relating to the voting of any Equity Interests of the Company’s Subsidiaries. Except for its interests in its Subsidiaries, the Company does not own any Equity Interest in any other Person.

Section 4.7 SEC Reports; Financial Information.

(a) The Company has filed with (or furnished to) the Securities and Exchange Commission (“SEC”) within the applicable requisite time periods all forms, documents, certifications, registration statements and reports required to be filed (or furnished) by it with the SEC since June 29, 2003 (as amended to date, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports filed with (but not furnished to) the SEC complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the SEC Reports filed with (but not furnished to) the SEC at the time they were filed or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included (or incorporated by reference) in the SEC Reports filed with (but not furnished to) the SEC (i) was prepared from, and accurately reflects in all material respects, the books and records of the Company and its Subsidiaries, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in notes thereto), (iii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and (iv) fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein or in the notes thereto, which are not expected to be significant) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Section 4.8 No Undisclosed Liabilities. Except (a) as reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the three months ended April 1, 2007, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since April 1, 2007 (c) liabilities and obligations arising under this Agreement, and (d) liabilities and obligations that would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.9 Absence of Certain Changes or Events. Since April 1, 2007, except as specifically contemplated by, or as disclosed in, this Agreement, (i) the Company and its Subsidiaries have conducted the Business in all material respects in the ordinary course consistent with past practice, and (ii) from such date through the date hereof, there has not been a Material Adverse Effect. Except as set forth on Section 4.9 of the Company Disclosure Schedule, since April 1, 2007, neither the Company nor any Subsidiary has taken any action that, if taken during the period between the date of this Agreement and the Closing Date, would constitute a violation of Section 6.1.

Section 4.10 Contracts.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list of each contract in effect as of the date hereof to which the Company or any of its Subsidiaries is a party that constitutes (x) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (y) any contract or agreement of the type described below (each, a “Material Contract”):

(i) Any employment or consulting agreement that provides for annual compensation in excess of $50,000 and which cannot be terminated by the Company or its Subsidiaries without penalty on notice of thirty (30) days or less, any other agreement containing severance obligations of the Company or its Subsidiaries upon an employee’s termination of employment and any of the foregoing agreements currently in negotiation or proposed;

(ii) Any “bonus buy-in agreement” or similar bonus agreement (together with any associated employment agreement and promissory notes);

(iii) Any severance or similar agreement providing for payments in excess of $50,000;

(iv) Any collective bargaining agreement with any labor union;

(v) Any contract or agreement that restricts or purports or seeks to restrict the right of the Company or its Subsidiaries (or any Affiliate thereof) to engage in any line of business or in any geographic area or compete with any Person or sell any product, or any contract or agreement restricting the use or registration by Company and/or any of its Subsidiaries of any material Intellectual Property owned by the Company and its Subsidiaries;

(vi) Any contract or agreement relating to the acquisition or disposition of any material assets or real property containing obligations (including with respect to post closing indemnification) of any party which remain to be satisfied or are otherwise still in effect (including schedules thereto);

(vii) Any material agreement relating to the spin off of DAKA International, Inc. (“DAKA”) or the associated reorganization;

(viii) Any contract or agreement for the purchase, maintenance or acquisition of, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services (excluding any such contract or agreement for linen or janitorial services entered into in the ordinary course of business consistent with past practice) which (A) requires aggregate future payments in excess of $100,000, (B) contains a term longer than three (3) years or (C) cannot be terminated by the Company or its Subsidiaries without penalty on notice of sixty (60) days or less;

(ix) Any franchise agreement, development agreement or related material agreement relating to franchising matters (each a “Franchise Agreement”);

(x) Any contract or agreement under which the Company has granted or received a material license or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $100,000 per year, excluding licenses or agreements arising from the purchase or use of commonly available “off the shelf” computer software or standard products;

(xi) Any contract or agreement relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, in an amount greater than $100,000, including, without limitation, all such notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing;

(xii) Any contract or agreement granting any Person a material Lien on all or any part of the material assets of the Company and its Subsidiaries, taken as a whole, other than (i) Liens which will be released at the Closing and (ii) Permitted Liens not in excess of $100,000 in each case;

(xiii) Any contract or agreement between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or Affiliates) on the other hand, except for (i) such contracts or agreements covered under clauses (i), (ii) or (iii) above and (ii) such contracts or agreements that are de minimis in value or effect;

(xiv) Any voting agreement, voting trust or similar agreement, arrangement or contract governing how any shares of Company Common Stock shall be voted; and

(xv) Any settlement agreement (including any agreement in principle with respect thereto or any similar understanding pursuant to which the material terms have been negotiated) (A) containing material outstanding monetary obligations of any party in excess of $100,000 or (B) equitable restrictions on the Company’s ability to conduct business;

(b) The Company has made available to Parent (through the “datasite” used in connection with the Auction Process or its SEC Reports) a correct and complete copy of each Material Contract (including any amendments or modifications thereto). Each Material Contract is valid and binding on the Company or a Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company and each of the Subsidiaries of the Company have performed in all material respects all obligations required to be performed by them to the date hereof under each Material Contract and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract.

(c) The agreements set forth on Section 4.10(a) of the Company Disclosure Schedule (with respect to clause (ii)) constitute all of the “bonus buy in” or similar bonus agreements entered into by the Company or any of its Subsidiaries with employees thereof. Any offers pending with respect to “bonus buy in” or similar bonus agreements (and related employment agreements) have been rescinded (or were otherwise consummated pursuant to an executed “bonus buy in” agreement reflected on Section 4.10(a) of the Company Disclosure Schedule).

(d) Except as set forth in the Franchise Agreements, no franchisee or developer of the Company and its Subsidiaries has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option to acquire additional territories or other similar arrangement that would be material to the Company and its Subsidiaries.

Section 4.11 Title to Properties.

(a) Each of the Company and its Subsidiaries has, in all material respects, good and valid fee simple title to its owned real properties (the “Owned Properties”) or good and valid leasehold interests in all of its leased real properties (the “Leased Properties”). A correct and complete list of the addresses or locations of the Owned Properties and the Leased Properties (denoted as such in each case) is set forth on Section 4.11(a)(i) of the Company Disclosure Schedule, and such properties constitute all of the real properties currently used or occupied by the Company and its Subsidiaries in connection with the Business. All such properties (Owned Properties and Leased Properties) are free and clear of all Liens, other than Permitted Liens and such other Liens set forth on Section 4.11(a)(ii) of the Company Disclosure Schedule.

(b) The Company has made available to Parent (through the “datasite” used in connection with the Auction Process or its SEC Reports) correct and complete copies of each underlying lease or sublease with respect to each Leased Property (each, a “Store Lease”) and all other material agreements pertaining to the Leased Property (including any sublease, assignment or related agreement under which the Company acts as lessor). With respect to each Store Lease, (i) each of the Company and its Subsidiaries (and, to the Company’s Knowledge, the relevant lessor) has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, (ii) all such leases are in full force and effect and (iii) neither the Company nor any Subsidiary has assigned its interest under any Store Lease to a third party or sublet any part of the premises covered thereby or exercised any material right or option thereunder. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all Store Leases and there are no existing material defaults by the Company or its Subsidiaries beyond any applicable grace periods under such leases. Except as set forth on Section 4.11(b)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received notice (written or oral) of (i) any material breach or default (or alleged material breach or default) by the Company (or the lessor) under any Store Lease that has not been cured as of the date hereof or (ii) any material special assessment under any Store Lease.

(c) Section 4.11(c) of the Company Disclosure Schedule sets forth (i) those locations where the Company or any Subsidiary has abandoned the site, ceased operations or otherwise “gone dark” (or is the active process of doing so) and where the applicable Store Leases remain in effect or the Company has on-going obligations with respect thereto and (ii) those locations for which the Company or any Subsidiary has notified the applicable landlord of its intention to terminate the relevant Store Lease and/or abandon the site.

(d) A correct and complete list of the Store Leases that contain restrictions or provisions with respect the conduct or operation of similar or competing businesses within particular geographic areas, or any such similar “radius” restrictions, is set forth on Section 4.11(d) of the Company Disclosure Schedule.

(e) The Company and its Subsidiaries have good title to, or rights by license, lease or other agreement to use, all material properties and assets (or rights thereto) necessary to permit the Company and its Subsidiaries to conduct the Business.

Section 4.12 Licenses and Permits; Compliance with Law and Reporting Requirements.

(a) The Company and each of its Subsidiaries is in possession of all Licenses and Permits, and has submitted notices to, all Governmental Authorities necessary to carry on the Business, and all such Licenses and Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any such License or Permit would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has been at any time since July 3, 2005, in violation of (i) any Law applicable to it or by which any of its property or assets is bound or affected or (ii) any License or Permit, except, in either case, for any such violations that would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice to the effect (i) that any of the existing material Licenses or Permits held by the Company and its Subsidiaries will not be renewed or will be suspended, revoked or withdrawn or (ii) since July 3, 2005, that such entity fails to possess any License or Permit required to lawfully conduct the Business, and there are no Actions pending, or to the Company’s Knowledge threatened, to suspend, revoke or withdraw any material Licenses or Permits possessed by the Company and its Subsidiaries. Notwithstanding anything contained in this Section 4.12, no representation or warranty shall be deemed made in this Section 4.12 in respect of the matters referenced in Section 4.7, or in respect of employee benefits (which are the subject of Section 4.14), labor Laws (which are the subject of Section 4.15), Intellectual Property (which are the subject of Section 4.16), environmental matters (which are the subject of Section 4.17) or Taxes (which are the subject of Section 4.18).

(b) Except as would not have a Material Adverse Effect,

(i) the Company and its Subsidiaries (A) have made all necessary filings and obtained all authorizations with Governmental Authorities necessary to carry on the business of a franchisor offering and selling franchises as conducted as of the date hereof and (B) are in compliance, and have been for the immediately preceding three year period been in compliance, with the applicable requirements of the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” (the “FTC Rule”) and any Law pertaining to the offer and sale of franchises;

(ii) neither the Company nor any Subsidiary is now subject to a notice of violation of the FTC Rule or any franchise registration Law, nor is now subject to any cease and desist order issued by the Federal Trade Commission regarding the Company’s franchising activities; and

(iii) (A) each uniform offering circular of the Company and its Subsidiaries (each, a “UFOC”) is in compliance, as of the effective date of such UFOC, with the applicable disclosure provisions of the FTC Rule and the franchise disclosure Laws of those states with which the Company and its Subsidiaries have obtained registration or exemption of franchise offers and sales and (B) no UFOC contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.13 Litigation.

(a) There is no Action pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Authority having jurisdiction over the Company or its Subsidiaries, or for which the Company or any Subsidiary is obligated to indemnify a third party, except as would not, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by the Company.

(b) There is no material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any Subsidiary of the Company.

Section 4.14 Employee Benefit Plans; ERISA.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth each Benefit Plan. With respect to each material Benefit Plan, the Company has made available to Parent correct and complete copies of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, a written description thereof). Each material Benefit Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including ERISA and the Code) which are applicable to such Benefit Plan, except for such exceptions that would not have a Material Adverse Effect. In addition, the Company has made available (through the “datasite” used in connection with the Auction Process or its SEC Reports) to Parent (i) all material summary plan descriptions (and all summaries and descriptions furnished to participants and beneficiaries regarding the Benefit Plans for which a summary plan description is not required); (ii) all material insurance policies that were purchased to provide benefits under any Benefit plan current in force or for which the Company or any Subsidiary has any liability (contingent or otherwise); (iii) all material contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Benefit Plan currently in force; (iv) all material discrimination testing reports and actuarial reports, if applicable, prepared within the three years prior to the date hereof; (v) the Form 5500 filed in each of the three most recent plan years with respect to each Benefit Plan, including all schedules thereto and the opinions of independent accountants; and (vi) with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter for each such Benefit Plan.

(b) Neither the Company nor any of its ERISA Affiliates (i) has incurred any material liability under Title IV of ERISA that has not been satisfied in full or (ii) has contributed to, has been required to contribute to, or has had any liability (contingent or otherwise) at any time within the last six (6) years with respect to any “ multiemployer plan, ” as that term is defined in Section 4001 of ERISA, and no condition exists (of which the Company has Knowledge, with respect to any “multiemployer plan” liabilities) that presents a material risk to the Company or any of its ERISA Affiliates of incurring any of the foregoing liabilities.

(c) To the Knowledge of the Company, each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and no circumstances exist which will adversely affect such qualification, and each trust for each such Benefit Plan is exempt from federal income tax under Section 501(a) of the Code.

(d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or consultant of the Company, any Subsidiary of the Company or any Company ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant, other than as contemplated by Section 3.5 with respect to Options and shares of Restricted Stock.

(e) No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to any current or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f) There are no pending or, to the Knowledge of the Company, threatened claims by any employee or beneficiary under any Benefit Plan (other than routine claims for benefits or claims that would not have a Material Adverse Effect).

(g) Neither the Company, any Subsidiary nor, to the Knowledge of the Company, any ERISA Affiliate has engaged in or knowingly permitted to occur any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code with respect to any Benefit Plan, except for transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code.

(h) To the Company’s Knowledge, each statutory and non-statutory stock option and each stock appreciation right granted by the Company was granted with a per share exercise price equal to or greater than the per share fair market value of the Company’s underlying common stock on the grant date thereof and no such option or stock appreciation right has a feature for the deferral of compensation within the meaning of Section 409A of the Code and related rules and regulations. The Company has operated all nonqualified deferred compensation plans in good faith compliance with Section 409A of the Code and the regulations and other guidance issued thereunder.

Section 4.15 Labor Matters.

(a) Except as set forth in Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union contract, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a labor organization, or pending or threatened activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. Except as would not have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown, lockout or union organizational activity has occurred within the past five (5) years.

(b) Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable local, state and federal Laws relating to employment, and (ii) there are no complaints or lawsuits pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any current or former employee of the Company or any of its Subsidiaries.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material violation of any collective bargaining agreement, or regulations or any other labor-related agreement to which the Company or any of its Subsidiaries is a party.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Intellectual Property registrations and applications existing as of the date of this Agreement, which are owned or licensed from other Persons by the Company and/or its Subsidiaries and used in the Business (excluding licenses or agreements arising from the purchase or use of commonly available “off the shelf” computer software or standard products) (“Business IP”).

(b) Except as would not have a Material Adverse Effect or as set forth in Section 4.16(b) of the Company Disclosure Schedule, and except for claims that have since been satisfactorily resolved, since June 27, 2004, (i) the Company has not received written notice asserting that either the Company or any of its Subsidiaries have infringed a third party’s Intellectual Property, and (ii) the Company and its Subsidiaries have not made any claim in writing alleging that a third party is infringing any of the Company’s or its Subsidiaries’ Intellectual Property.

(c) Except as would not have a Material Adverse Effect: (i) the Company or its Subsidiaries either own or have valid rights to use all Intellectual Property used in the Business, and (ii) to the Knowledge of the Company, neither the Company nor any Subsidiary has infringed any third party’s Intellectual Property.

Section 4.17 Environmental Laws.

(a) For purposes of this Agreement, the following terms have the following meanings:

(i) “Cleanup” means all actions required to (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any requests of Governmental Authorities for information or documents in any way related to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

(ii) “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential and material liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subidiaries, or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iii) “Environmental Laws” means all Laws relating to pollution, the environment or the protection of human health and safety from Hazardous Materials including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

(iv) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

(v) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(b) Except for those matters which would not have a Material Adverse Effect, (i) the Company and its Subsidiaries are, and have been since June 30, 2002, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Licenses and Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof), (ii) since June 30, 2002, there has been no Release of Hazardous Materials at any Leased Property or Owned Property and (iii) there is no Cleanup being conducted or planned at any Leased Property or Owned Property or, to the Company’s Knowledge, at any property formerly owned or operated by the Company or its Subsidiaries (or by any other entity which the Company indemnifies or for which the Company otherwise retains liability with respect to such matters).

(c) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have entered into or are subject to any judgment, decree, injunction, rule, order or compliance schedule relating to Hazardous Materials or applicable Environmental Laws.

Section 4.18 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (except those under valid extension) with the appropriate Tax authorities all federal income Tax and all other material Tax Returns that are required to be filed by, or with respect to, the Company and its Subsidiaries. All such Tax Returns are correct and complete in all material respects. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary of the Company, except Liens for Taxes not yet due.

(b) All material Taxes and Tax liabilities of the Company its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the financial statements of the Company other than those Taxes accrued in the ordinary course of business since April 1, 2007.

(c) Except as would not have a Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, (ii) the Company and each Subsidiary of the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, (iii) neither the Company nor any Subsidiary of the Company (x) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (y) has any liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), and (iv) neither the Company nor any Subsidiary of the Company has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

Section 4.19 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Rule 13e-3 Transaction Statement on Schedule 13E-3 required to be filed in connection with the transactions contemplated hereby (a “Schedule 13E-3”) will, in the case of the Proxy Statement, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholder Meeting or at the date of any amendment thereof or supplement thereto, or, in the case of any Schedule 13E-3, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement or any Schedule 13E-3.

Section 4.20 Brokers. Except for North Point Advisors, LLC, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based on any arrangement or understanding on the part of the Company. The Company has provided to Parent prior to the date of this Agreement a correct and complete copy of its engagement letter with North Point Advisors, LLC and there are no amounts payable to North Point Advisors, LLC in connection with this Agreement and the transactions contemplated by this Agreement other than as set forth in such engagement letter.

Section 4.21 Fairness Opinion. The Board of Directors has received an opinion from North Point Advisors, LLC dated as of the date of this Agreement and addressed to the Board of Directors to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Common Stock Cash Payment payable to each holder of outstanding Company Common Stock is fair from a financial point of view to the stockholders of the Company.

Section 4.22 Insurance Policies. The Company has made available (through the “datasite” used in connection with the Auction Process or its SEC Reports) to Parent the material insurance policies maintained by the Company and its Subsidiaries (the “Insurance Policies”). The Insurance Policies are valid and in full force and effect and neither the Company nor any Subsidiary is in material default under the Insurance Policies. The Company nor any Subsidiary has received notice denying or disputing any claim (or coverage with respect thereto) made by the Company or any Subsidiary or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy at any time since January 1, 2005.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transaction contemplated hereunder.

Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, including the “datasite” used in connection with the Auction Process, unless any such information is expressly included in a representation or warranty contained in this ARTICLE IV. The Company acknowledges that neither Parent nor Merger Sub makes any representations or warranties except for the representations and warranties contained in ARTICLE V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1 Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of each of Parent and Merger Sub, in each case as in full force and effect as of the date hereof.

Section 5.2 Authority; Enforceability.

(a) Each of Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.3 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described in such Section have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties are bound or (c) except for a consent of Parent’s existing lenders providing financing under the Debt Commitment Letters (the “Lender Consent”), require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.4 Governmental Consents. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities laws, Takeover Laws and “blue sky” laws, (d) the rules and regulations of the NASD, (e) the DGCL, (f) Laws relating to the sale of alcoholic beverages, and (g) any other consent, approval, authorization, permit, action, filing or notification of, with or to, any Governmental Authority, the failure of which to make or obtain would not prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 5.5 Financing. Parent and Merger Sub have delivered to the Company correct and complete copies of the proposed commitment letters dated July 2, 2007, from Wells Fargo Foothill, Inc. and Ableco Finance LLC, respectively (the “Debt Commitment Letters”) executed by the lenders party thereto, pursuant to which such lenders party thereto have offered to commit, subject to the terms and conditions thereof, to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (whether provided under the Debt Commitment Letters or otherwise, such financing being referred to herein as the “Debt Financing”). There are no proposed conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing under the Debt Commitment Letters, other than as set forth in or contemplated by the Debt Commitment Letters. The aggregate proceeds contemplated by the Debt Commitment Letters, together with any excess cash of the Company (including any Option proceeds) will be sufficient for Parent and Merger Sub to pay the Total Common Stock Cash Payment Amount and the Total Option Cash Payment Amount, to repay (or provide funds to the Company to repay) all of the Company’s and its Subsidiaries’ outstanding indebtedness (including the Convertible Notes and any amounts outstanding under the Credit Agreement), to pay any related breakage, make whole, premium or penalty, and to pay fees and expenses of the Company and Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby (collectively, the “Required Cash Amount” ). Parent and Merger Sub have delivered to the Company a correct and complete copy of a commitment letter (the “Backstop Letter”) dated July 2, 2007, executed by Newcastle Partners L.P., Newcastle Special Opportunity Fund III, L.P. and Steel Partners II, L.P. (collectively, the “Sponsors”) pursuant to which the Sponsors have committed to provide or cause to be provided certain backstop equity or debt financing to Parent, not to exceed $35 million in the aggregate, on the terms and subject to the conditions set forth in such Backstop Letter. As of the date hereof, the Backstop Letter, in the form so delivered, is in full force and effect. As of the date hereof, (i) the Backstop Letter has not been amended or modified, and (ii) the commitments contained in the Backstop Letter have not been withdrawn or rescinded in any respect.

Section 5.6 Available Funds. Parent has or at the Closing will have and will make available the Required Cash Amount, all without any third-party consent or approval required (other than the Lender Consent).

Section 5.7 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Schedule 13E-3 will, in the case of the Proxy Statement, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholder Meeting or at the date of any amendment thereof or supplement thereto, or, in the case of any Schedule 13E-3, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and

Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement or any Schedule 13E-3.

Section 5.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Parent, or Merger Sub in connection with the transactions contemplated by this Agreement based upon any arrangement or understanding on the part of Parent or Merger Sub.

Section 5.9 Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not, as of the date of this Agreement, (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby, (iii) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby or (iv) owned any assets or property.

Section 5.10 Litigation. There is no Action pending, or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub before any court or arbitrator or any Governmental Authority having jurisdiction over Parent or Merger Sub, and neither Parent nor Merger Sub is subject to any outstanding Governmental Order, which, in either case, would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.11 Solvency. As of the Effective Time, after giving effect to the Merger and the transactions contemplated hereby, neither Parent nor Merger Sub will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured. Parent has heretofore furnished the Company with audited financial statements for Parent and its Subsidiaries for the fiscal year ended December 31, 2006.

Section 5.12 Ownership of Shares; Not an Interested Stockholder. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement, and neither Parent, Merger Sub or any of their respective Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

Section 5.13 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, neither Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transaction contemplated hereunder. Parent and Merger Sub each acknowledge that the Company makes no representations or warranties except for the representations and warranties contained in ARTICLE IV.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Conduct of Business Prior to the Closing. The Company agrees that, between the date of this Agreement and the Closing Date, except (i) as may be required by Law, (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as expressly required or permitted by this Agreement, or (iv) as agreed to in writing by Parent, the Company shall, and shall cause each Subsidiary of the Company to, maintain its existence and conduct its operations only in the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve substantially intact the Business; provided, however, that no failure of the Company or its Subsidiaries to take any action specifically prohibited by any of paragraphs (a) through (q) of this Section 6.1 shall be deemed a breach of this sentence. In addition, except as set forth in Section 6.1 of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Closing, directly or indirectly, do any of the following without the prior written consent of Parent:

(a) amend or propose to amend the certificate of incorporation or bylaws of the Company or the equivalent organizational documents or any of its Subsidiaries;

(b) issue, dispose of or encumber any Equity Interests of the Company or any Subsidiary of the Company, or securities convertible or exchangeable or exercisable for any such Equity Interests, or any options, warrants or other rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, or any other Equity Interest of the Company or any Subsidiary of the Company, except that (i) the Company may issue shares of Company Common Stock upon the exercise of Options or Warrants in each case outstanding on the date hereof or the conversion of Convertible Notes outstanding on the date hereof and (ii) any Subsidiary of the Company may issue Equity Interests to the Company or to other wholly owned Subsidiaries of the Company;

(c)(i) reclassify, combine, split, subdivide or amend the terms of any of its Equity Interests or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of, or in substitution for, any of its Equity Interests, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its Equity Interests (other than dividends or distributions paid by wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company);

(e) incur any indebtedness for borrowed money (which excludes trade payables and other ordinary course operational liabilities) or issue any debt securities or assume or guarantee the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money, except for indebtedness incurred under the Company’s existing credit facilities or renewals, refinancings or replacements thereof in the ordinary course of business consistent with past practice (provided that in each case (i) the material terms and conditions (including with respect to fees and termination) are no less favorable to the Company than the Company’s existing credit facilities and (ii) any fees in connection with any such renewal, refinancing or replacement facility are subject to Parent’s consent (not to be unreasonably withheld));

(f) except as may be required by Law, or to satisfy contractual obligations existing on the date hereof (provided such obligations are contained in plans, agreements or arrangements listed in the Company Disclosure Schedule); (i) enter into, adopt, or materially amend (including to provide for the acceleration of vesting), any bonus, profit-sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee, or increase in any material manner the compensation or fringe benefits of any director, officer or employee, (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof, (iii) pay any severance or termination pay other than severance or termination pay that is required to be paid under any employment or severance agreement or under any policy disclosed to Parent prior to the date of this Agreement or (iv) make any contribution to any Benefit Plan other than regularly scheduled contributions and contributions required pursuant to the terms of such Benefit Plan; provided, however, that this paragraph (f) shall not prevent the Company or its Subsidiaries (x) from entering into offer letters with new employees below the level of vice president or district manager in the ordinary course of business consistent with past practices, or (y) from increasing annual compensation of employees, and/or from providing for or amending bonus arrangements for employees, in each case below the level of vice president or district manager in the ordinary course of compensation reviews occurring at scheduled times and in amounts consistent with past practice (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense); provided that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any Subsidiary shall enter into (or offer to any existing or new employee) any “bonus buy in” or similar bonus agreement or arrangement (or related employment agreement).

(g)(i) acquire, sell, lease, license or dispose of, or incur any liens (other than Permitted Liens) on, any material property or assets (including but not limited to any store or real property, any rights associated therewith or any Intellectual Property) in any single transaction or series of related transactions, except for (x) transactions pursuant to existing contracts as of the date hereof disclosed to Parent, or (y) subject to the following clause (ii), transactions in the ordinary course of business consistent with past practice, or (ii) make any capital expenditures in excess of $350,000 in the aggregate, in any month;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or advances to employees (other than officers) in the ordinary course of business consistent with past practice, not to exceed $5,000 in each individual case and $50,000 in the aggregate, and loans, advances or capital contributions between the Company and any of its Subsidiaries as of the date of such transaction (or between Subsidiaries as of the date of such transaction) made as part of the Company’s cash management program in the ordinary course of business consistent with past practice;

(i) settle or compromise any action, suit, investigation or proceeding pending or threatened against the Company or pay, discharge or satisfy or agree to pay, discharge or satisfy any liability, other than the settlement, compromise, payment, discharge or satisfaction of actions, suits, investigations, proceedings and liabilities (i) reflected or reserved against in the Company financial statements set forth in SEC Reports prior to the date hereof, (ii) in an amount not greater than $100,000 (except as required by the terms of any applicable insurance policies) and covered by existing insurance policies, (iii) settled since April 1, 2007 and prior to the date of this Agreement in the ordinary course of business consistent with past practice, (iv) for outstanding indebtedness under the Credit Agreement in the ordinary course of business consistent with past practice; or (v) for fees and expenses payable in connection with the transactions contemplated hereby; provided further that, in the case of (ii) or (iii), no such settlement or compromise shall limit or restrict the ability of the Company or any current or future Affiliate thereof from engaging in or conducting business of any kind or in any geographic area or location;

(j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(k) make any material change to its methods of accounting except (i) as required by GAAP, Regulation S-X of the SEC or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required by a change in applicable Law or (iii) as disclosed in the SEC Reports filed prior to the date hereof;

(l) make or change any material Tax election, settle or compromise any material claim or liability with respect to Taxes, agree to any adjustment of a Tax attribute, adopt or change any Tax accounting method, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(m) amend, modify, waive, relinquish, permit to lapse or terminate any material right or term under any Material Contract, except (i) in the case of terms or rights under particular Material Contracts that are waived in the ordinary course of business consistent with past practices with respect to such Material Contract(s), (ii) Material Contracts which, by their terms, terminate prior to Closing and (iii) immaterial amendments, modifications or waivers made in the ordinary course of business consistent with past practice;

(n) enter into any (i) new unit lease or extension of any existing unit lease, (ii) material distribution or supply agreement, (iii) Franchise Agreement, (iv) agreement that restricts the ability of the Company or any of its Subsidiaries to engage in or conduct business in any location or geographic area or (v) subject to clauses (i), (ii), (iii) and (iv), any other Material Contract other than in the ordinary course of business consistent with past practice;

(o) terminate any existing lease or cease operations of any unit;

(p) terminate, cancel, amend or modify any material insurance policy of the Company or its Subsidiaries, except policies which, by their terms, terminate prior to Closing and which are replaced by comparable coverage (provided that the Company shall not pay or commit to materially greater premiums with respect thereto without Parent’s consent (not to be unreasonably withheld)); or

(q) agree or otherwise make any commitment to do any of the foregoing.

Nothing set forth in this Section 6.1 shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and its Subsidiaries.

Section 6.2 Conduct of Business by Parent and Merger Sub Pending the Closing. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Closing, each shall not, directly or indirectly, take any action that would or would reasonably be expected to prevent or materially delay the satisfaction of the conditions contained in ARTICLE VII or the consummation of the transactions contemplated hereby; provided that the refusal of Parent to give any consent or waiver under this Agreement (where such consent or waiver of such party is or would be required) shall not be construed as any such action.

Section 6.3 Proxy Statement.

(a) Promptly following the date hereof, the Company shall prepare and cause to be filed with the SEC a proxy statement relating to the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and, if necessary to be filed in connection with the transactions contemplated hereby (as determined jointly by the parties based on any written comments from SEC, unless the parties shall otherwise agree), the Company and Parent shall, or shall cause their respective Affiliates to, prepare and cause to be filed with the SEC the Schedule 13E-3. Each of the Company and Parent shall, and shall cause its Affiliates to, provide such information as may be necessary or appropriate in connection with the preparation of the Proxy Statement and any Schedule 13E-3. Each of the Company and Parent shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and any Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement and any Schedule 13E-3, and (ii) provide the other with copies of all correspondence between such party and the SEC with respect to the Proxy Statement and any Schedule 13E-3. Each of the Company and Parent shall use its commercially reasonable efforts to resolve all comments from the SEC with respect to the Proxy Statement and any Schedule 13E-3 as promptly as practicable. As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, the Company shall cause the Proxy Statement to be mailed to its stockholders.

(b) The Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement so that the Proxy Statement would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law or the SEC, disseminate such amendment or supplement to its stockholders.

Section 6.4 Stockholder Meeting; Company Board Recommendation. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC, in compliance with applicable Law, for the purpose of voting upon the adoption of this Agreement and the approval of the Merger. In connection with the Stockholder Meeting and the transactions contemplated hereby, the Company shall (i) include in the Proxy Statement the Company Board Recommendation, subject to the Company’s right to withdraw or modify the Company Board Recommendation pursuant to Section 6.6, and (ii) subject to applicable Law and Section 6.6, solicit proxies from the Company’s stockholders in favor of adoption of this Agreement and use its commercially reasonable efforts to obtain the Requisite Stockholder Vote.

Section 6.5 Access to Information.

(a) During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of its Subsidiaries to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person, afford Representatives of Parent and its financing sources reasonable access during normal business hours to officers, employees, agents, and Representatives of the Company and its Subsidiaries and to all properties of the Company and its Subsidiaries, and will promptly furnish to Parent all information (including extracts and copies of books, records, contracts and other documents, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws) concerning the operations and business of the Company or any of its Subsidiaries, as Parent may reasonably request. In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not (i) interfere with the business of the Company or any of its Subsidiaries conducted at such property, or (ii) damage any property or any portion thereof. The Company shall instruct its employees, counsel and financial advisors to cooperate with Parent in connection with its investigation of the business of the Company. The Company shall inform Parent of the nature and frequency of any periodic operating reports routinely provided to senior management of the Company and will forward such reports to Parent upon request.

(b) All information obtained pursuant to this Section 6.5 shall continue to be governed by the Confidentiality Agreement.

(c) No investigation pursuant to this Section 6.5 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company shall use its commercially reasonable efforts to complete its annual audit for SEC reporting purposes in a timely manner consistent with past practice.

Section 6.6 No Solicitation of Competing Proposal.

(a) Subject to Section 6.6(b), from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company agrees that neither it nor any Subsidiary of the Company will, and that it will use its commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the making of any proposal that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) enter into or participate in any discussions or negotiations with, or disclose or provide any material nonpublic information concerning the Company or its Subsidiaries (or otherwise afford access to the properties, books or records of the Company or its Subsidiaries) to, any Person with respect to a Competing Proposal, or (iii) grant any waiver, release or permission under any standstill or similar agreement to which the Company is a party (including any such agreement entered into in connection with the solicitation of proposals by North Point Advisors in connection with the Auction Process) to any Person who has made, or had disclosed to the Company that is considering making, a Competing Proposal. Subject to Section 6.6(b), the Company and its Subsidiaries shall, and the Company shall use its commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, immediately cease and cause to be terminated any activities that would otherwise be a violation of this heretofore conducted by the Company or its Representatives with respect to any Competing Proposal.

(b) Notwithstanding the limitations set forth in Section 6.6(a), if, after the date of this Agreement, the Company receives a Competing Proposal which was either (i) unsolicited or (ii) solicited prior to the date of this Agreement (provided that such proposal was not re-solicited at any time following the date of this Agreement) and which the Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and North Point Advisors (or another financial advisor of nationally recognized reputation) (i) is or could reasonably be expected to result in a Superior Proposal, and (ii) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, the Company may: (x) disclose or provide nonpublic information to the Person making such Competing Proposal, (subject to the prior execution by such Person of a confidentiality agreement on customary terms, including a standstill comparable in all respects to the provisions required by the Company in connection with the Auction Process) and (y) engage in discussions or negotiations with such Person with respect to the Competing Proposal; provided, however, that at least two (2) calendar days prior to taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Parent of such determination of the Board of Directors as provided above.

(c) The Board of Directors has adopted a resolution declaring that this Agreement is advisable and recommending that the Company’s stockholders adopt this Agreement and approve the Merger (the “Company Board Recommendation”). The Board of Directors shall not (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) recommend any Competing Proposal to the stockholders of the Company, or (iii) cause or permit the Company or any Subsidiary of the Company to enter into any letter of intent, agreement in principle, or definitive agreement (x) relating to any Competing Proposal (other than a confidentiality agreement on customary terms entered into in accordance with the provisions of Section 6.6(b)) or (y) requiring the Company to abandon, terminate or fail to consummate the Merger.

(d) Notwithstanding the limitations set forth in Section 6.6(a), prior to obtaining the Requisite Stockholder Vote at the Stockholder Meeting (or any adjournment or postponement thereof at which the vote on the adoption of this Agreement was taken), the Board of Directors may (i) withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation (a “Change of Recommendation”), (ii) recommend a Superior Proposal to the stockholders of the Company, or (iii) cause the Company or any Subsidiary of the Company to enter into any letter of intent, agreement in principle or definitive agreement relating to a Superior Proposal, if, in any case, the Board of Directors determines, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided that concurrently with entering into any such letter of intent, agreement in principle or definitive agreement the Company shall terminate this Agreement pursuant to Section 8.1(e) and pay the amounts it is obligated to pay in accordance with Section 8.3(b).

(e) Nothing contained in this Section 6.6 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or complying with its disclosure obligations under the Exchange Act or its fiduciary duties under applicable Law.

(f) As used in this Agreement, “Competing Proposal” shall mean any written bona fide proposal (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, business combination, consolidation, recapitalization, share exchange, liquidation or similar transaction with or involving the Company or its Subsidiaries; (ii) the acquisition (through sale, lease or other disposition) by any Person of material portion of the assets or Business of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by any Person of twenty percent (20%) or more of the issued and outstanding Company Common Stock (or preferred stock, options, warrants or convertible securities representing twenty percent (20%) of more of the votes attached to the issued and outstanding Company Common Stock); (iv) any tender offer or exchange offer that would, if consummated, result in any third party or group beneficially owning twenty percent (20%) of more of any class of equity securities of the Company or its Subsidiaries or (v) any transaction which is similar in form, substance or purpose to the any of the foregoing transactions, or any combination of the foregoing.

(g) As used in this agreement, “Superior Proposal” shall mean a Competing Proposal for or in respect of at least a majority of the outstanding Company Common Stock or all or substantially all of the assets or Business of the Company and its Subsidiaries, taken as a whole, made by any Person on terms that the Board of Directors (acting through the Special Committee, if such committee still exists) determines in good faith, after consultation with its outside legal counsel and North Point Advisors (or another financial advisor of nationally recognized reputation), and considering all of the terms and conditions of such proposal and this Agreement, are more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement and is reasonably capable of being completed on a timely basis.

(h) The Company and its Representatives shall promptly inform Parent of the receipt of any Competing Proposal (or any inquiry that could reasonably be expected to lead to a Competing Proposal), including the terms and condition thereof and the identity of the party making such Competing Proposal or inquiry. The Company and its Representatives shall keep Parent updated on a reasonably current basis as to the general status of any ongoing discussions or negotiations with any third party regarding or relating to any Competing Proposal and any changes to the material terms and conditions of any Competing Proposal in connection with such discussions or negotiations. The obligations set forth under this Section 6.6(h) shall be separate and in addition to any obligations set forth in Section 6.6(b) but shall be subject, in all events to the Board of Directors’ determination, in good faith after consultation with its outside legal counsel, of its applicable fiduciary duties; provided that, if the Board of Directors determines that full compliance with the terms of this Section 6.6(h) may be limited by applicable fiduciary duties, the Board nevertheless shall be required to disclose promptly to Parent (i) the identity of the third party making the applicable Competing Proposal or inquiry and (ii) the material economic terms thereof (including any material changes thereto when made).

(i) Notwithstanding clause (iii) of Section 6.6(a), the Board of Directors shall be permitted to release or permit the release of a third party from the provisions of a standstill or similar agreement in the course of exercising rights pursuant to Section 6.6(b) or Section 6.6(d) hereof; provided that the Company shall not, in any circumstance, release, or permit the release from, or waive or permit the waiver of any provision of any standstill or similar agreement the effect of which release or waiver would permit such Person to effect a transaction without the approval of the Board of Directors. The Company hereby acknowledges and agrees that the obligations set forth in Section 5 of the Confidentiality Agreement have terminated as of the date hereof.

Section 6.7 Further Action.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company, Parent and Merger Sub shall make any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated hereby, in all cases, as promptly as reasonably practicable after the date of this Agreement. Each of the Company, Parent and Merger Sub shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other Antitrust Laws with respect to which a filing has been made and use its commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 6.7 to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and the Company, Parent and Merger Sub shall cooperate with one another (x) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state, local or foreign Law or whether any consents, approvals, waivers or notifications are required to be or should be obtained from other parties to contracts or instruments material to the Business of the Company or its Subsidiaries in connection with the consummation of the transactions contemplated hereby and (y) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely the consents, permits, authorizations, approvals or waivers set forth on Schedule 7.2 (the “Material Consents”) (which consents, approvals and waivers the parties agree shall be sought in connection with the Merger) and any other consents, approvals and waivers that Parent requests that the Company obtain. Other than in connection with the Material Consents, the Company shall consult with Parent prior to seeking or making any consent, approval, waiver or notification determined to be required or advisable under any Material Contract in connection with the consummation of the transactions contemplated hereby and, other than with respect to the Material Consents, the Company shall seek only such consents, approvals, waivers or notifications as shall be requested by Parent.

(b) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, each party hereto agrees to cooperate and use its commercially reasonable efforts to defend vigorously against it and respond thereto. The Company shall not settle or make any offer to settle any action, suit, proceeding or investigation commenced against the Company or any of its directors without the prior written consent of Parent.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Material Consent, neither the Company nor any of the Company’s Subsidiaries shall pay, or shall commit to pay, to the Person from which such Material Consent is being solicited any amount of cash or other consideration, make any commitment or incur any liability or other obligation to such Person, in excess of $50,000 in the aggregate (with respect to all such payments and the value of such commitments or liabilities). With respect to any consent, approval or waiver other than a Material Consent, the Company and its Subsidiaries shall make or commit to make any such payment (or make any such commitment or incur any such liability or other obligation) requested by Parent (without regard to the $50,000 cap referenced in the immediately preceding sentence and any such payments, commitments or incurrences with respect to consents, approvals and waivers directed to be obtained by Parent shall not be taken into account in determining whether such cap has been exceeded); provided, however, that any such requested payment (or the making of such commitment or the incurrence of such liability of other obligation) may be conditioned on, or made or incurred substantially concurrently, with the closing of the transactions contemplated by this Agreement. Neither Parent nor Merger shall be required to pay or to commit to pay any payment, make any commitment or incur any liability of other obligation in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to the Merger.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or portion of their respective businesses, assets or properties or portion of the business, assets or properties of the Surviving Corporation and its Subsidiaries taken as a whole or (ii) to limit the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own such properties or assets of the Surviving Corporation and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Surviving Corporation and its Subsidiaries.

(e) The Company shall (and shall use commercially reasonable efforts to cause its applicable liquor licensing attorneys to) fully cooperate with Parent and its representatives, upon Parent’s request, in seeking to obtain a resolution of the matter set forth on Section 6.7 of the Company Disclosure Schedule (the “Designated Matter”) on terms reasonably requested by Parent, including but not limited to (i) participating in discussions with (including advocating for Parent’s requested terms before) applicable liquor licensing authorities (“Liquor Authorities”) upon Parent’s reasonable request, (ii) furnishing all relevant information to Parent and/or applicable Governmental Authorities as reasonably requested by Parent and (iii) agreeing to make changes in the operations of the restaurant specified on Schedule 6.7(e) (the “Designated Restaurant”) as requested by Parent, provided that the effectiveness of any such operational changes are contingent on the occurrence of the Closing. The Company further consents to Parent and its representatives directly contacting and communicating with applicable Liquor Authorities with respect to the Designated Matter; provided that (i) Parent provides the Company with a reasonable opportunity to be present at all such meetings (or participate in any conference calls or other communications); (ii) Parent keeps the Company (through its applicable representatives) updated on a reasonably current basis with respect to any material developments with Liquor Authorities regarding such matter; and (iii) Parent shall not make any offer, or enter into any commitments or agreements, with respect to the Designated Matter without the consent of the Company, unless the terms of such offer, commitment or agreement are contingent on the occurrence of the Closing. If Parent so requests, the Company agrees to sell the assets of the Designated Restaurant to Parent (or any Subsidiary of Parent as specified by Parent) in a separate sale transaction on terms reasonably requested by Parent; provided that (i) the closing of such sale transaction shall be contingent on, and occur concurrently with, the occurrence of the Closing under this Agreement, (ii) the purchase price shall be determined by Parent and (iii) the terms set forth in this Agreement shall not be modified or amended in any respect (other than with respect to the grant of any applicable waivers necessary to effectuate such requested transaction).

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of at least six (6) years following the Closing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (or other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation (including provisions relating to expense advancement) that are at least as favorable as the indemnification and exculpation provisions (including provisions relating to expense advancement) contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any respect during such period, except as required by applicable Law.

(b) In addition to and not in limitation of the provisions of Section 6.8(a), for a period of at least six (6) years following the Closing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, to the greatest extent permitted by Law, including any amendment to the DGCL or applicable Law after the date of this Agreement (but only to the extent authorized or permitted by the certificate of incorporation and bylaws of the Company or the Surviving Corporation or any indemnification agreement or arrangement with any such indemnified person) indemnify and hold harmless (and advance funds for the fees and expenses of) (i) the present and former officers and directors of the Company against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative regulatory or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Closing, including, without limitation, the approval of this Agreement and the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated by this Agreement and (ii) such persons as are covered under the Company’s directors’ and officers’ insurance policy in effect on the date hereof against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director, member of a board of managers, or in a functionally equivalent role or other fiduciary capacity, in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) Prior to the Closing, the Company shall be permitted to purchase, and, following the Closing, Parent shall cause the Surviving Corporation to maintain, a fully pre-paid six-year tail policy (the “Tail Policy”) to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) which tail policy shall cover a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Closing, and which tail policy shall contain the same coverage amount as, and terms and conditions that are equivalent to the coverage currently provided by, the Current Policy; provided that (i) the aggregate premium of such tail policy shall be the lowest commercially available, but shall not exceed $250,000 without the prior consent of Parent and (ii) the Company shall advise Parent prior to such purchase or entering into any commitment therefor. Except as permitted pursuant to this Section 6.8(c), the Company nor any Subsidiary thereof shall purchase any directors and officers liability insurance, including any Tail Policy, on or after the date of this Agreement, except in connection with the any expiration of the Company’s current directors and officers liability insurance policy; provided that any such policy purchased in connection with the expiration of the Company’s current policy shall contain substantially the same level and scope of coverage as the expiring policy and shall cost substantially the same premium or less.

(d) This Section 6.8 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 6.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under any such policies.

Section 6.9 Financing.

(a) Prior to the Closing, each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Debt Financing necessary for them to consummate the Merger on terms and conditions satisfactory to Parent and Merger Sub in their sole discretion, including to negotiate and enter into definitive agreements with respect to the Debt Financing on such terms and conditions. Without limiting the foregoing obligation, it is understood and agreed that Parent and Merger Sub shall be entitled to obtain, in their sole discretion, financing (including debt and/or equity financing) in substitution of the financing contemplated by the Debt Commitment Letters on terms and conditions satisfactory to Parent and Merger Sub in their sole discretion (including but not limited to add or replace lenders, arrangers, syndication agents or similar entities). Parent shall keep the Company informed on a reasonable basis, upon the Company’s request, regarding the status of the Debt Financing and related negotiations.

(b) From the date of this Agreement until the Closing, the Company shall provide reasonable cooperation to Parent and its Affiliates in connection with the arrangement of the Debt Financing, including (i) permitting direct contact, upon Parent’s request, between prospective lenders and appropriate officers and employees of the Company, (ii) preparing and providing all financial information reasonably requested by prospective lenders, (iii) seeking, and making arrangements reasonably satisfactory to Parent and the lenders with respect to, lien releases, applicable consents, landlord estoppel certificates, pay off letters and similar customary items and (iv) using its commercially reasonable efforts to cause appropriate officers and employees (A) to be available, on a customary basis and upon reasonable prior notice, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (B) to assist with the preparation of disclosure documents in connection therewith and (C) to execute and deliver agreements, instruments and certificates of officers of the Company to the extent reasonably necessary to facilitate the Debt Financing (but not the execution of loan agreements, security agreements or other principal financing documents), and to use commercially reasonable efforts to cause the Company’s legal counsel and accountants to render legal opinions and comfort letters to the extent reasonably necessary in connection with the Debt Financing and not otherwise reasonably available from the legal counsel and/or accountants of Parent (or are not reasonably acceptable to Parent’s lenders); provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing prior to the Closing (other than any such fee or other obligation contingent on the Closing); and provided further that, notwithstanding the foregoing, no member of the Board of Directors shall be required to execute or approve any documents in connection with the Debt Financing, including any registration statement to be filed with the SEC. Parent shall promptly, upon request of the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of the Subsidiaries of the Company in connection with its cooperation with arranging the Debt Financing.

Section 6.10 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made after such consultation and do not reveal non-public information regarding the other parties.

Section 6.11 Notification.

(a) During the period commencing on the date hereof and ending on the earlier to occur of the Closing Date and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 on the Closing Date impossible or reasonably unlikely. Each such notification shall state that it is being delivered in accordance with this Section 6.11(a). No such notification shall be given any effect for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.2 has been satisfied. Delivery of notification pursuant to this Section 6.11(a) shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.

(b) During the period commencing on the date hereof and ending on the earlier to occur of the Closing Date and the termination of this Agreement pursuant to and in accordance with Section 8.1, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 on the Closing Date impossible or reasonably unlikely. Each such notification shall state that it is being delivered in accordance with this Section 6.11(b). No such notification shall be given any effect for purposes of (i) determining the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.3 has been satisfied. Delivery of notification pursuant to this Section 6.11(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

Section 6.12 Employment and Benefits Matters.

(a) Parent shall, and shall cause the Surviving Corporation to give those individuals who are employed (i) on a salaried, full time basis by the Company or its Subsidiaries or (ii) on an hourly basis by the Company and not a Subsidiary (and located full time in the Littleton, Colorado headquarters office of the Company) immediately prior to the Closing (each such employee, an “Affected Employee”) full credit for purposes of eligibility, vesting, benefit accrual (excluding benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Affected Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits for the same period of service.

(b) Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date.

(c) For a period of six (6) months following the Closing Date, the compensation (including base compensation, incentive compensation opportunities, but excluding, for the avoidance of doubt, any retention or severance payments) provided to Affected Employees (other than any Affected Employee subject to any employment agreement, “bonus buy in” agreement or similar such agreement) who continue to be employed by the Company , the Surviving Corporation or any Subsidiary of the Surviving Corporation pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation shall be no less favorable than that provided to such employees immediately prior to the Closing Date. Following the Closing Date, the benefits provided to Affected Employees pursuant to employee welfare benefit plans (as defined in Section 3(1) of ERISA) shall be, in the aggregate, no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries (excluding the Surviving Corporation and its Subsidiaries) following the Closing Date. Following the Closing Date, hourly employees of the Company other than Affected Employees shall be entitled to receive health benefits under the TransAmerica American Worker Plan currently provided by the Company or any substitute or comparable plan offered to hourly employees of Parent.

(d) Following the Closing Date, Parent shall honor any written severance agreements with individuals in place as of the date of this Agreement and disclosed to Parent pursuant to Section 4.10 of the Company Schedule Disclosure.

(e) Parent and the Company agree that, in order to most effectively compensate and retain certain directors and officers of the Company in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of the Company not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12(e). The Board of Directors, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by the directors and officers of Company Common Stock, Options, and Restricted Stock, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

Section 6.13 Employee Stock Purchase Plan. The Company shall cause the Administrator (as defined in the Unique Casual Restaurants, Inc. 1997 Stock Purchase Plan (the “ESPP”)) to promptly take all action necessary in accordance with the ESPP to accelerate the Exercise Date (as defined in the ESPP) with respect to all outstanding Options granted pursuant to the ESPP such that all such Options will be exercisable immediately prior to the Effective Time. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) ensure that no offering periods under the ESPP commence after the date hereof, (ii) permit participants in the ESPP to exercise, effective as of immediately prior to the Effective Time, any purchase rights existing immediately prior to the Effective Time under the ESPP to acquire shares of Company Common Stock at the purchase price pursuant to the ESPP and (iii) refund to participants in the ESPP the funds that remain in the participants’ accounts after such purchase. At the Effective Time the Company shall terminate the ESPP.

Section 6.14 Takeover Statutes. The parties shall use their respective commercially reasonable efforts (i) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

Section 6.15 Obligations of Parent and Merger Sub. Parent shall, and shall cause Merger Sub to, take all action necessary to perform their respective obligations under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Mutual Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) This Agreement shall have been adopted by the stockholders of the Company by the Requisite Stockholder Vote in accordance with applicable Law;

(b) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction (or any statute, rule or regulation) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver in writing by Parent at or prior to the Closing of each of the following conditions:

(a) Except as set forth in the next sentence, the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect other than for purposes of Section 4.9 (first sentence)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except for changes contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), provided that this condition shall be deemed to be satisfied unless all such failures of the representations and warranties to be true and correct, in the aggregate, constitute a Material Adverse Effect. The representations and warranties of the Company set forth in Section 4.1 (Existence, Power), Section 4.2 (Authority, Enforceability), Section 4.5(a) (Capitalization) (other than immaterial inaccuracies or deviations not to exceed 5,000 shares of Company Common Stock in the aggregate), clause (ii) of the first sentence of Section 4.9 (Absence of Changes) and Section 4.20 (Brokers) shall be true and correct in all respects as of the Closing Date, as though such representations were made on and as of such date (except for any of such representations and warranties which is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date).

(b) The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing;

(c) Parent shall have received a certificate of an executive officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) All consents, approvals and authorizations of third parties set forth on Section 7.2 of the Company Disclosure Schedule shall have been obtained;

(e) Since the date of this Agreement, there shall not have been any Material Adverse Effect; and

(f) Concurrently with the Closing and upon concurrent receipt of sufficient funds from Parent or Parents’ lenders, as and to the extent needed, the Company shall have redeemed all of the outstanding Convertible Notes for the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver in writing by the Company at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date) except where the failure of such representations and warranties to be so true and correct would not prevent Parent and Merger Sub from consummating the transactions contemplated by this Agreement);

(b) Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing; and

(c) The Company shall have received a certificate of an executive officer of Parent and Merger Sub certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 as a basis for terminating this Agreement and abandoning the transactions contemplated hereby, if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned prior to the Closing (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree or ruling (it being understood that the foregoing shall not impose any additional obligations on the parties (other than as set forth in Section 6.7(b) of the Agreement) to have such order, decree or ruling removed, and a party shall be free to terminate under this Section 8.1(b) if commercially reasonable efforts are made consistent with such party’s obligations under Section 6.7(b));

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before November 15, 2007 (the “Outside Date”); provided, however, that if the failure of the Merger to be consummated by the Outside Date is the result of any action taken by a party hereto, or the failure of a party hereto to take any action, and such action or failure to take action was a breach of such party’s obligations under this Agreement, then such party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c);

(d) by either the Company or Parent, if the Requisite Stockholder Vote shall not have been obtained at the Stockholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement and approval of the Merger was taken;

(e) by the Company:

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) not to be satisfied; or

(ii) in accordance with, and subject to the terms and conditions of, Section 6.6 with respect to the termination of this Agreement in order to enter into a letter of intent, agreement in principle or definitive agreement relating to a Superior Proposal with a third party; provided that (A) the Company shall have complied in all material respects with the provisions of Section 6.6, (B) the Company shall have given Parent not less than three (3) Business Days prior notice of its intention to terminate this Agreement pursuant to this Section 8.1(e)(ii), it being understood and agreed that any amendment to the financial or other material terms of such Superior Proposal at issue prior to such termination shall require a new three (3) Business Day period to afford Parent the opportunity to negotiate with the Company as contemplated below, (C) the Company and its Board of Directors shall have cooperated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement with a view towards causing such terms to be at least as favorable to the stockholders of the Company as such Superior Proposal at issue and (D) Parent shall not have, within three (3) Business Days of Parent’s receipt of the notice described in clause (B) above, made an offer that the Board of Directors determines in good faith (after consultation with its outside counsel and North Point Advisors, or another financial advisor of nationally recognized reputation) to be at least a favorable to the stockholders of the Company as the terms of such Superior Proposal at issue.

(f) by Parent: (i) if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) not to be satisfied; or (ii) if the Board of Directors (or any committee thereof) shall have (A) withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation; (B) approved or recommended any Competing Proposal or determined that a Competing Proposal constitutes a Superior Proposal, (C) failed to recommend against a publicly announced Competing Proposal or any Competing Proposal communicated to the Company which is the subject of public rumor or speculation, in either case, within five (5) Business Days of being requested to do so by Parent, or (D) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or their respective Subsidiaries or Affiliates, except Section 6.5(b), Section 6.10, this Section 8.2, Section 8.3 and ARTICLE IX, will survive such termination; provided, however, that nothing herein shall relieve the Company, Parent or Merger Sub from liabilities for damages incurred or suffered by Parent, Merger Sub or the Company, as the case may be, as a result of any fraud or willful breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

Section 8.3 Fees and Expenses.

(a) Except as provided in this Section 8.3, if this Agreement is terminated pursuant to and in accordance with Section 8.1, all fees and expenses incurred in connection with the Merger and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses; provided, however, that (i) any filing fees required in connection with the filing of premerger notifications under the HSR Act and (ii) all filing, printing, mailing and related expenses incurred in connection with filing, printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii) in order to enter into a letter of intent, agreement in principle or definitive agreement relating to a Superior Proposal, then the Company shall pay to Parent (i) an amount in cash equal to $2,250,000 plus (ii) the reasonable and documented out of pocket expenses incurred by Parent, Merger Sub and their Affiliates (which include but shall not be limited to fees and expenses of financial advisors, legal counsel, financing sources and accountants) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses incurred in connection with the financing thereof, up to a maximum of $750,000 (the “Buyer Transaction Expenses”), concurrently with such termination.

(c) If (i) this Agreement is terminated by Parent pursuant to Section 8.1(f)(ii) or, following a material breach of Section 6.6, pursuant to Section 8.1(f)(i) and (ii) at the time of termination of this Agreement, Parent and Merger Sub are not in breach of their representations, warranties and covenants herein which breach would result in, if occurring and continuing on the Closing Date, the failure of any condition set forth in Section 7.3, then the Company shall pay to Parent (i) an amount in cash equal to $2,250,000 plus (ii) the Buyer Transaction Expenses, as promptly as practicable and in any event no later than two (2) Business Days following termination of this Agreement.

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) (but only if at such time Parent would not be prohibited from terminating this Agreement by application of the proviso therein) or Section 8.1(d) or by Parent pursuant to Section 8.1(f)(i) (other than following a material breach of Section 6.6) and in each case a Competing Proposal shall have been publicly disclosed and shall not have been irrevocably withdrawn prior to the Company Stockholders’ Meeting (or in the case of a termination pursuant to Section 8.1(c), been publicly disclosed or otherwise communicated to the Company’s Board of Directors (or a committee thereof)); provided, that for purposes of this Section 8.3(d), a Competing Proposal shall not be deemed to be irrevocably withdrawn, if, prior to the six month anniversary of the termination of this Agreement, the offeror or its affiliates shall have disclosed publicly or to the Company the intent of resubmitting or resubmits such proposal or any amended or substitute Competing Proposal and (ii) at the time of termination of this Agreement, Parent and Merger Sub are not in breach of their representations, warranties and covenants herein which breach would result in, if occurring and continuing on the Closing Date, the failure of any condition set forth in Section 7.3, then the Company shall pay to Parent the Buyer Transaction Expenses, as promptly as practicable and in any event no later than two (2) Business Days following such termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(f)(i); provided that, if within twelve (12) months after any such termination (and provided that the conditions described in clauses (i) and (ii) above giving rise to the payment of the Buyer Transaction Expenses were satisfied), the Company consummates, or enters into a letter of intent, agreement in principle or definitive agreement and thereafter consummates, a transaction with respect to any Competing Proposal, then the Company shall also pay to Parent an amount in cash equal to $2,250,000, promptly following and in any event no later than two (2) Business Days following the consummation of such transaction; provided that for purposes of this Section 8.3(d), references to “a material portion” and “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”.

(e) Any amount that becomes payable pursuant to Section 8.3(b), Section 8.3(c) or Section 8.3(d) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Except as otherwise provided in Section 8.2 or in Section 8.3(d) (with respect to the fee referred to in the proviso thereof, which shall be in addition to any amount in respect of Buyer Transaction Expenses previously paid to Parent), any payments pursuant to Section 8.3(b), Section 8.3(c) or Section 8.3(d) shall be the exclusive monetary remedy of Parent and Merger Sub resulting from the termination of this Agreement by the Company.

Section 8.4 Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require, in the case of Parent, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors, and, in the case of the Company, to the extent permitted by Law, action by its Board of Directors. Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Closing and then only to such extent and (b) this ARTICLE IX.

Section 9.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.2 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m.

(New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a) If to the Company, to:

Champps Entertainment, Inc.

10375 Park Meadows Drive

Suite 560

Littleton, Colorado 80124

Facsimile: (800) 880-5063

Attention: Donna L. Depoian

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, Delaware 19801

Facsimile: (302) 651-3001

Attention: Richard L. Easton

if to Parent or Merger Sub, to:

F & H Acquisition Corp.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

Facsimile: (214) 661-7475

Attention: Steven Johnson

                 Clinton Coleman

with a copy to:

Newcastle Partners, L.P.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

Facsimile: (214) 661-7475

Attention: Evan Stone, Esq.

with a copy to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

Facsimile: 214.651.5940

Attention: Greg R. Samuel, Esq.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.4 Entire Agreement. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 9.5 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that Parent and/or Merger Sub may assign its rights and obligations under this Agreement to another Affiliate of Parent; provided that no such assignment shall relieve Parent of its obligations or liability under this Agreement. Any attempted assignment in violation of this Section 9.5 shall be void.

Section 9.6 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken by or on behalf of each of the boards of directors of Parent and the Company (in the case of the Company, acting through the Special Committee if such committee still exists); provided, however, that after approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment may be made which by applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.7 Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein; provided that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.8 Parties in Interest. This Agreement shall be binding upon and, except as set forth in Section 6.8 and this Section 9.8, shall inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a)the provisions of Section 6.8 (which are intended to benefit and may be enforced by the Persons named therein); (c)the rights of the holders of the Company Common Stock or the right of the Company on such holder’s behalf, to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s intentional breach or fraud (provided that any such claims shall only be enforceable on behalf of the holders of Company Common Stock by the Company in its sole and absolute discretion), and (d) after the Effective Time of the Merger, the rights of holders of Company Common Stock to receive their respective portions of the Total Common Stock Cash Payment Amount and the rights of holders of Options to receive their respective portions of the Total Option Cash Payment Amount (which are intended to benefit and may be enforced by such holders), which rights are hereby acknowledged and agreed by Parent and Merger Sub.

Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 9.10 Remedies. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages, or securing or posting of any bond in connection therewith, as a remedy, in addition to any other remedy at law or in equity.

Section 9.11 Jurisdiction.

(a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS AND DELIVERIES IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

F&H ACQUISITION CORP.

By:	/s/ STEVE JOHNSON
Name:	Steve Johnson
Title:	Chief Executive Officer

LAST CALL ACQUISITION CORP.

By:	/s/ STEVE JOHNSON
Name:	Steve Johnson
Title:	Chief Executive Officer

CHAMPPS ENTERTAINMENT, INC.

By:	/s/ MICHAEL P. O’DONNELL
Name:	Michael P. O’Donnell
Title:	Chairman and Chief Executive Officer

Annex B

July 3, 2007

Champps Entertainment, Inc.

10375 Park Meadows Drive

Littleton, Colorado 80124

Attn: Board of Directors

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Consideration (defined below) to be paid to the holders of Company Common Stock pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”) made and entered into as of July 3, 2007 by and among F&H Acquisition Corp. (“F&H”), Last Call Acquisition Corp., a wholly owned, direct subsidiary of F&H (“Merger Sub”) and Champps Entertainment, Inc. (the “Company”). Pursuant to the terms of the Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and at the Effective Time, each outstanding share of Company Common Stock (other than certain shares of Company Common Stock to be canceled and Dissenting Shares) will be converted into the right to receive cash equal to five dollars and sixty cents ($5.60) (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Agreement.

For purposes of this opinion, we have assumed with your consent that the Consideration will be paid in cash and that there will not be any material adjustment to the Consideration pursuant to the Agreement or otherwise.

North Point Advisors LLC (“North Point”), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and divestitures, underwriting and secondary distributions of securities, private placements and other purposes. North Point has acted as financial advisor to the Company in connection with the Merger. We will receive a fee for rendering this opinion. We will also receive a fee for our services that is contingent upon the consummation of the Merger. Our opinion fee will be credited against any transaction fee payable to us upon the consummation of the Merger. Also, whether or not the Merger is consummated, the Company has agreed to pay the reasonable out-of-pocket expenses of North Point and to indemnify North Point against certain liabilities in connection with our services.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	the June 28, 2007 draft of the Agreement;

(ii)	certain financial, operating and business information prepared and furnished by the Company’s management related to the Company, including certain audited and unaudited financial statements of the Company;

(iii)	certain internal information prepared and furnished by the Company’s management or developed by us with respect to the business, operations and prospects of the Company, including financial forecasts and projected financial data;

(iv)	to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Merger;

(v)	certain publicly available financial and securities data of selected public companies deemed comparable to the Company;

(vi)	certain internal financial information, including financial forecasts, of the Company on a stand-alone basis, prepared and furnished by the Company’s management;

(vii)	certain publicly available market and securities data of the Company; and

(viii)	certain publicly available press releases and research reports.

We had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company. We also had discussions with members of the management of the Company concerning the financial condition and historical operating results for the Company, and the regulatory and business outlook for the Company.

We have relied upon and assumed the completeness, accuracy and fairness of (and the absence of any misleading statements in) the financial statements, financial forecasts, the estimates of the Company’s management as to the future performance of the Company, and other information provided to us by or on behalf of the Company, or otherwise made available to us, and we have not assumed responsibility for the independent verification of that information. We have further relied upon the assurances of the management of the Company that the information provided to us by the Company was prepared on a reasonable basis in accordance with industry practice and that such information provides a reasonable basis upon which we can form our opinion. We have further relied upon and assumed the completeness, accuracy and fairness of (and the absence of any misleading statements in) the publicly available information reviewed by us, or otherwise made available to us, and we have not assumed responsibility for the independent verification of that information.

With respect to the financial planning data, forward-looking statements, and other business outlook information provided to us, we assumed that the information had been reasonably prepared by the Company on bases reflecting the reasonable estimates and judgment of the Company’s management, that the information was based on reasonable assumptions, and that it reflects the anticipated effects of the transactions contemplated in connection with the Agreement. We express no opinion as to such financial planning data or the assumptions on which it is based. In addition, various analyses performed by us incorporate forecasts prepared by research analysts using only publicly available information. These forecasts may or may not prove to be accurate.

We further assume that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading in any material respect. We have also assumed that other than as provided in the disclosure schedules to the Agreement there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to us. We have assumed that the Company is not party to any pending transaction, including external financing, recapitalization, acquisition, merger, consolidation or sale of all or substantially all of its assets, other than the Merger or in the ordinary course of business.

In rendering this opinion, we have assumed with your consent that the Agreement will not differ in any material respect from the June 28, 2007 draft we examined and that the Company, F&H, the Merger Sub and any permitted assignees will comply in all material respects with the terms of the Agreement. We have assumed with your consent that the Merger will be consummated in accordance with the terms described in the Agreement without waiver, modification or amendment to any material term, condition or agreement and that there will not be any material adjustment to the Consideration. With your consent, we have assumed and relied upon the accuracy and completeness of each of the representations and warranties contained in the Agreement.

We have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not change the Consideration or any component thereof to be paid in the Merger. We have further assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. We did not structure the Merger. Our opinion does not address, nor should it be construed to address, the relative merits of the Merger, on the one hand, or any alternative business strategies or alternative transactions that may be available to the Company, on the other hand, or any tax consequences of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company, we have not been furnished with any such appraisals or valuations, and we did not make any physical inspection of any property or asset. We express no opinion regarding the liquidation value or financial solvency of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject and, at the Company’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to update, reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We express no opinion as to the reaction of the public markets to the announcement or consummation of the Merger and express no opinion as to the price or range of prices at which the shares of the Company may trade subsequent to the announcement of the Merger.

In arriving at this opinion, North Point did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, North Point believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

This opinion is given at the request of, and is intended solely for the benefit and use of, the Board of Directors of the Company in connection with its consideration of the Merger. This opinion shall not be used for any other purpose, and may not be disseminated, reproduced, quoted from or referred to at any time, without our prior written approval; provided that this opinion may be included in its entirety in any proxy statement that may be delivered to the Company’s stockholders in connection with the Merger and provided further that North Point shall have a reasonable opportunity to review, comment on and approve any summary or reference to this opinion contained in such proxy statement in advance of any such delivery. This opinion does not constitute a recommendation to any stockholder of the Company and is not intended to confer rights or remedies upon the stockholders of the Company. Furthermore, this opinion should not be construed as creating any fiduciary duty on our part to any person.

Based upon and subject to the foregoing, it is our opinion that the Consideration to be paid in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of the issued and outstanding shares of Company Common Stock.

Sincerely,
/s/ NORTH POINT ADVISORS LLC

Annex C

Section 262 of the General Corporation Law

of the State of Delaware

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, in millions)

EBITDA represents operating income (defined as net income before net interest and other financing costs and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. For purposes of the projections included in the proxy statement, EBITDA does not include certain historical costs, such as asset impairment and restaurant closing/disposal charges, severance expense, potential company sale expense, predecessor company costs and discontinued operations. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate EBITDA identically. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

Adjusted EBITDA starts with EBITDA defined above and adjusts (adds back) for certain other non-cash or unusual cost or income items such as employee partner bonus buyout expense, stock-based compensation, asset retirements and income from a credit card litigation settlement. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate Adjusted EBITDA identically. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

The following tables reconcile projected net income, which is a GAAP measure, to EBITDA and Adjusted EBITDA, which are non-GAAP measures.

January 2007 Management Case
	2007 Est.	2008 Est.	2009 Est.	2010 Est.	2011 Est.
Net income (loss)	$0.7	$3.5	$4.6	$6.1	$8.1
Add: Discontinued operations, net of tax	0.4	—	—	—	—
Add: Provision (benefit) for income taxes	0.1	0.1	0.8	1.9	3.2
Add: Predecessor company costs	—
Add: Interest expense, net	0.8	—	(0.7)	(1.2)	(1.8)
Add: Asset impairment charges and restaurant closings / disposals	0.2	—	—	—	—
Add: Severance expense	(0.1)	—	—	—	—
Add: Depreciation and amortization	10.5	10.5	11.8	13.2	14.8

EBITDA	$12.6	$14.1	$16.5	$20.0	$24.3

D-1

May 2007 Management Case
	2007 Est.	2008 Est.	2009 Est.	2010 Est.	2011 Est.	2012 Est.
Net income (loss)	$(8.0)	$0.7	$2.1	$3.7	$5.5	$7.7
Add: Discontinued operations, net of tax	0.4	0.2	—	—	—	—
Add: Provision for income taxes	6.5	0.8	1.6	2.8	3.9	5.3
Add: Predecessor company costs	—	—	—	—	—	—
Add: Interest expense (income), net	0.8	0.2	0.1	(0.8)	(1.1)	(1.6)
Add: Asset impairment charges and restaurant closings / disposals	1.3	—	—	—	—	—
Add: Severance expense	(0.1)	—	—	—	—	—
Add: Depreciation and amortization	10.6	10.4	10.3	11.6	13.2	14.8

EBITDA	$11.5	$12.3	$14.1	$17.3	$21.5	$26.2

Add: Asset retirements	0.4	0.2	0.2	0.2	0.2	0.2
Add: Employee partner bonus buyout expense	0.2	0.3	0.4	0.3	0.4	0.4
Add: Stock-based compensation	1.0	1.0	0.8	0.8	0.8	0.7
Less: Credit card litigation settlement income	0.2	—	—	—	—	—

Adjusted EBITDA	$12.9	$13.8	$15.5	$18.6	$22.9	$27.5

D-2

SPECIAL MEETING OF STOCKHOLDERS OF

CHAMPPS ENTERTAINMENT, INC.

September 28, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00030300000000000000 8

092807

CHAMPPS’ BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

FOR AGAINST ABSTAIN

Proposal 1.

ADOPT THE AGREEMENT AND PLAN OF MERGER, AMONG F&H ACQUISITION CORP., LAST CALL ACQUISITION CORP. AND CHAMPPS ENTERTAINMENT, INC., DATED AS OF JULY 3, 2007.

Proposal 2.

APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

CHAMPPS ENTERTAINMENT, INC.

10375 Park Meadows Drive, Suite 560 Littleton, Colorado 80124

SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 28, 2007

The undersigned stockholder of Champps Entertainment, Inc. (the “Company”) hereby appoints Michael P. O’Donnell and Donna L. Depoian, each with the power to appoint his or her substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on August 27, 2007 at the Special Meeting of Stockholders to be held on September 28, 2007 beginning at 10:00 a.m., local time and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE

SIDE

(Continued and to be signed on the reverse side)

SEE REVERSE

SIDE

SPECIAL MEETING OF STOCKHOLDERS OF

CHAMPPS ENTERTAINMENT, INC.

September 28, 2007

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON—You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day prior to the date of the Special Meeting of Stockholders.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030300000000000000 8

092807

CHAMPPS’ BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

FOR AGAINST ABSTAIN

Proposal 1. ADOPT THE AGREEMENT AND PLAN OF MERGER, AMONG F&H ACQUISITION CORP., LAST CALL

ACQUISITION CORP. AND CHAMPPS ENTERTAINMENT, INC., DATED AS OF JULY 3, 2007.

Proposal 2. APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING, IF NECESSARY, TO

SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date: of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.